Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Made as of October 30, 2009

Among

SUNOPTA INC.
SUNOPTA LP
SUNOPTA FOOD GROUP LLC
as Borrowers

and

     EACH OF THE FINANCIAL INSTITUTIONS
AND OTHER ENTITIES FROM TIME TO TIME
PARTIES HERETO
as Lenders

and

CERTAIN AFFILIATES OF
THE BORROWERS
as Obligors

and

BANK OF MONTREAL
as Agent

Table of Contents

SECTION 1 INTERPRETATION		2
1.1	Certain Defined Terms	2
1.2	Business Day	37
1.3	Conflict	37
1.4	Currency	37
1.5	References	38
1.6	Governing Law.	38
1.7	Entire Agreement	38
1.8	Severability	38
1.9	Schedules	39

SECTION 2 REPRESENTATIONS AND WARRANTIES		39
2.1	Representations, Warranties and Agreements of the Obligors	39
2.2	Deemed Repetition	47

SECTION 3 THE CREDIT FACILITIES		48
3.1	Establishment of Credit Facilities	48
3.2	Availability of Credit Facilities	48
3.3	Obligations of the Lenders	50
3.4	Revolving Nature of Facility A and Facility B	50
3.5	Purpose	51
3.6	Initial and Maximum Utilization	51
3.7	Borrowing Procedures – General	52
3.8	Libor Loans	53
3.9	Bankers' Acceptances	54
3.10	Letters of Credit and Letters of Guarantee	56
3.11	Hedge Contracts	61
3.12	Prime Loans, USBR Loans, US Prime Rate Loans, Overdrafts and Swing B Loans	62
3.13	Conversion Option	62
3.14	Conversion and Rollover Not Repayment	63
3.15	Mandatory Conversion of Libor Loans and Bankers' Acceptances	63
3.16	Deposit of Proceeds of Loans and Discount Proceeds	64
3.17	Evidence of Obligations	64
3.18	Swing A Loans	64
3.19	Swing B Loans	66
3.20	Reliance on Oral Instructions	68
3.21	Banking Products	68
3.22	Refinancing of Facility C	68

SECTION 4 INTEREST, FEES AND EXPENSES		70
4.1	Interest on Prime Loans, Canadian Overdrafts and Swing A Loans	70
4.2	Interest on USBR Loans, US Prime Rate Loans, US Overdrafts, Swing A Loans and Swing B Loans	71
4.3	Interest on Libor Loans	72
4.4	Interest on Treasury Rate Loan	72

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4.5	Fees on Bankers' Acceptances	74
4.6	Fees on Letters of Credit and Letters of Guarantee	74
4.7	Fees on Hedge Contracts	74
4.8	Standby Fee	75
4.9	Applicable Pricing	75
4.10	Interest on Overdue Amounts	76
4.11	Interest Act	76
4.12	Limit on Rate of Interest	77
4.13	Substitute Basis of Advance – LIBOR Loans	77
4.14	Indemnity	78
4.15	Breakage Costs	78
4.16	Survival of Indemnifications	79
4.17	Payment of Portion	79
4.18	Field Examination Fees	79
4.19	Appraisal Fees	80
4.20	Upfront Fee	80
4.21	Agency Fee	80

SECTION 5 REDUCTION AND REPAYMENT		80
5.1	Term and Maturity	80
5.2	Repayment of Facilities	81
5.3	Mandatory Repayment of Facility A – Currency Fluctuations	84
5.4	Optional Prepayment and Acceleration – Facility C	84
5.5	Optional Cancellation and Acceleration – Facility A and Facility B	85

SECTION 6 PAYMENTS AND TAXES		86
6.1	Payments Generally	86
6.2	Taxes	86
6.3	No Set-Off	88
6.4	Application of Payments Before Exercise of Rights	88
6.5	Application of Payments After Exercise of Rights Under Section 10.2	88

SECTION 7 SECURITY DOCUMENTS		89
7.1	Security Documents	89
7.2	Collateral Proceeds	94
7.3	Further Assurances	94
7.4	Acknowledgement	95

SECTION 8 CONDITIONS PRECEDENT		96
8.1	Conditions Precedent to Disbursements of Advances	96
8.2	Conditions Precedent to All Advances	99
8.3	Waiver of a Condition Precedent	99

SECTION 9 COVENANTS		100
9.1	Affirmative Covenants	100
9.2	Negative Covenants	107
9.3	Financial Covenants	112

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9.4	Reporting Requirements	113

SECTION 10 DEFAULT AND ENFORCEMENT		116
10.1	Events of Default	116
10.2	Rights upon Default and Event of Default	120
10.3	Waiver of Default	121

SECTION 11 REMEDIES		122
11.1	Remedies Cumulative	122
11.2	Remedies Not Limite	122
11.3	Set-Off, etc	122
11.4	Agent or Lender May Perform Covenants	123

SECTION 12 THE AGENTS AND THE LENDERS		123
12.1	Arrangements for Advances	123
12.2	Payments by Agents	124
12.3	Decision-Making	125
12.4	Security Held by Agent	127
12.5	Priorities of Security	128
12.6	Protection of Agent	128
12.7	Duties of Agent	129
12.8	Termination or Resignation of Agent	130
12.9	Lenders' Independent Investigation	131
12.10	Legal Proceedings by Agent	131
12.11	Lenders' Obligations Several; No Partnership	131
12.12	Acknowledgement by Borrower	131
12.13	Amendments to Section 12	132
12.14	Deliveries, etc.	132
12.15	Agency Fee	132
12.16	Adjustments Among Lenders	132
12.17	Agents May Debit Accounts	133
12.18	Field Examination Reports; Disclaimer by Lenders	133
12.19	Fonde de Pouvoir	134
12.20	Other Provisions Concerning the Agent	135

SECTION 13 MISCELLANEOUS		135
13.1	Amendments	135
13.2	Notice	135
13.3	Disruption of Postal Service	135
13.4	Environmental Indemnity	136
13.5	Further Assurances	136
13.6	Judgment Currency	136
13.7	Waivers.	136
13.8	Reimbursement of Expenses	137
13.9	Submission to Jurisdiction	137
13.10	Waiver of Trial by Jury	137
13.11	Counterparts	137
13.12	Excluded Subsidiaries	138
13.13	Acknowledgement	138
13.14	Canadian Bankers' Association Model Credit Agreement Provisions	138
13.15	Exercise of Discretion	138
13.16	Original Agreement	138

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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This fifth amended and restated credit agreement is made as of October 30, 2009

A M O N G

SUNOPTA INC.

and

SUNOPTA LP

and

SUNOPTA FOOD GROUP LLC
as Borrowers

and

EACH OF THE FINANCIAL INSTITUTIONS AND
OTHER ENTITIES FROM TIME TO TIME
PARTIES TO THIS AGREEMENT
as Lenders

and

CERTAIN AFFILIATES OF THE BORROWERS
as Obligors

and

BANK OF MONTREAL
as Agent

RECITALS:

A.

Certain of the parties hereto, including without limitation, SunOpta, LP, SunOpta Food Group, BMO, Rabobank, Rabobank US, Manulife, Hancock, Hancock USA, Sun Life and the Agent, are parties to a fourth amended and restated credit agreement dated as of July 4, 2007, as extended, amended and waived in part, as applicable, by a waiver agreement dated as of April 30, 2008, an extension agreement dated as of June 25, 2008, a second waiver and amending agreement dated as of July 11, 2008 and a third waiver and amending agreement dated as of April 30, 2009 (collectively, the "Original Agreement").

B.

Harris N.A. in its capacity as U.S. administrative agent, U.S. security agent and lender under the Original Agreement (the "Other Original Lender") has assigned all of its respective rights and obligations thereunder to one or more of the Agent and the Lenders party hereto.

C.

SunOpta and its various Subsidiaries desire to amend and restate the Original Agreement in its entirety in order to incorporate, among other things, certain amendments to the nature of the credit facilities provided for thereunder and certain other provisions set out herein.

D.

The Lenders, the Agent, the Borrowers and the Obligors wish to make amendments to and restate the terms of the Original Agreement in its entirety in accordance with the terms and conditions set forth herein.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1
INTERPRETATION

1.1

Certain Defined Terms

In this Agreement (including the recitals), the terms defined below shall have the indicated meanings unless the context expressly or by necessary implication requires otherwise:

"Acceptance Fee" means a fee payable by SunOpta with respect to the acceptance of a Bankers' Acceptance under this Agreement, as set out in Section 4.5(a).

"Accounts Receivable" means any account, account receivable, receivable, book debt and any other form of monetary obligation owing to or, now or hereafter acquired by the relevant Borrowers and Obligors (including any right of the relevant Borrower or any Obligor to payment for goods sold or leased or for services rendered, whether or not earned by performance) and includes all of the relevant Borrowers' and Obligors' accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to the relevant Borrowers and Obligors arising out of or in connection with the sale or lease of Inventory or otherwise, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Agent or a Lender hereunder or in connection herewith.

"Accounts Receivables Insurance Policy" means a policy of insurance satisfactory to the Agent and the Lenders and held with EDC, EXIM or such other insurer as the Agent shall have approved in writing, which such policy insures the payment of certain Accounts Receivable owing to an Obligor from time to time and wherein the insurer acknowledges that all payments under the insurance policy have been assigned to the Agent of behalf of the Lenders, a certified copy of which such insurance policy and acknowledgement shall be provided to the Agent upon issuance.

"Additional Obligor" means any Person who has executed and delivered an Additional Obligor Counterpart and such additional Security Documents as may be required by the Agent in its discretion.

"Additional Obligor Counterpart" means a counterpart to this Agreement in the form attached as Schedule A executed and delivered by any Additional Obligor and the Agent.

"Administrative Agent" has the same meaning as Agent.

"Advance" means an extension of credit under any Credit Facility by a Lender to a Borrower by way of: (a) the advance of a Prime Loan, a USBR Loan or a Swing A Loan (including by way an Overdraft), the acceptance of a Bankers' Acceptance, the issuance of a Letter of Credit or a Letter of Guarantee or the entry into an FEFC or a Purchase Option in the case of Facility A; or (b) the advance of a US Prime Rate Loan, a Libor Loan or a Swing B Loan, the issuance of a Letter of Credit or a Letter of Guarantee or the entry into a Hedge Contract in the case of Facility B; or (c) the advance of a Treasury Rate Loan in the case of Facility C.

"Affiliate" has the meaning given to it in the Provisions.

"Agent" means BMO when acting as agent and any successor agent appointed under Section 7.1 or 7.7 respectively of the Provisions.

"Agent's Lending Office" means the office of the Agent located at 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1A1 (Fax No.: (416) 360-7168) or such other office or branch of the Agent in Canada as the Agent may from time to time advise the Borrower and the Lenders in writing.

"Agreement" means this Fifth Amended and Restated Credit Agreement, including the Schedules hereto, as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time.

"Applicable Law" has the meaning given to it in the Provisions.

"Aseptic" means SunOpta Aseptic, Inc., a corporation formed under the laws of Minnesota, and its successors and permitted assigns.

"Associate" has the meaning given in the Business Corporations Act (Ontario), as in effect on the Closing Date.

"Auditors" means Deloitte & Touche LLP or any other independent chartered accounting firm of national standing or otherwise acceptable to the Agent providing audit services to the Borrowers from time to time.

"BA Equivalent Loan" means an Advance made by a Non BA Lender evidenced by a Discount Note.

"Banking Product" means any of the following products, services or facilities extended to any Borrower by BMO or any BMO Affiliate: (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products or services (excluding for greater certainty any hedging products) as may be requested by any Borrower, other than Letters of Credit and Letters of Guarantee.

"Banking Product Debt" means Debt and other obligations of a Borrower relating to Banking Products.

"Bankers' Acceptance" and "B/A" each means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Borrower and accepted by a Lender.

"Basis Point" and "bp" each means one one-hundredth of one percent (.01%).

"Base Rate Loan" has the same meaning as USBR Loan.

"Bioprocess" means SunOpta BioProcess Inc., a corporation incorporated under the laws of Canada, and its successors and permitted assigns.

"BMO" means Bank of Montreal and its successors and assigns.

"BMO Affiliate" means, as applicable, any one or more of Harris N.A., BMO Nesbitt Burns Corporation Limited, BMO Nesbitt Burns Inc., Harris Bancorp Inc., BMO (US) Lending LLC and all other entities disclosed on Schedule CC, as such Schedule CC may be amended from time to time.

"BMO Chicago" and "Chicago Branch" means the branch of BMO located at 115 South LaSalle St., 12-W, Chicago, Illinois 60603 or such other branch in Illinois as BMO may designate from time to time.

"Borrower" means (a) in respect of Facility A, SunOpta, (b) in respect of Facility B, SunOpta Food Group and (c) in respect of Facility C, LP. For greater certainty, the reference to the term "Borrower" or "Borrowers" without reference to any applicable Credit Facility, unless the context expressly or by necessary implication requires otherwise, is a reference to any or all of the Persons referred to above, as applicable.

"Borrower's Account" means an account (including without limitation the Borrower's Account for Payments) of any of the Borrowers maintained, as applicable, at the Agent's Lending Office in respect of Facility A, the Agent's Chicago Branch or Harris N.A. in respect of Facility B and Facility C, any other branch of the Agent or Harris N.A. in Canada or the United States, as applicable, as the Borrowers may from time to time advise the Agent in writing and includes those accounts listed on Schedule B and "Borrower's Accounts" means any two or more such accounts.

"Borrower's Account for Payments" means (a) for all payments for and by a Borrower under and in connection with Facility A in Canadian Dollars, the following account maintained by the Borrower with the Agent at its Toronto main office, to which payments and transfers are to be effected as follows: 0002-1603-791 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time; (b) for all payments for and by a Borrower under and in connection with Facility A in US Dollars, the following account maintained by the Borrower with the Agent at its Toronto main office, to which payments and transfers are to be effected as follows: 0002-4622-591 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time; (c) for all payments for and by a Borrower under and in connection with Facility B in US Dollars, the following designated account maintained at Harris N.A., to which payments and transfers are to be effected as follows: 422-481-2 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time; and (d) for all payments for and by a Borrower under and in connection with Facility C in US Dollars, the following account maintained by LP with Harris N.A. to which payments and transfers are to be effected as follows: 415-112-2 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time advise the Borrowers and the Lenders under Facility C.

"Borrowing Base Certificate" means, collectively, the Facility A Borrowing Base Certificate and the Facility B Borrowing Base Certificate.

"Business Day" means (i) any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario); (ii) when used in connection with USBR Loans, any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario or New York, New York); (iii) when used in connection with Facility B, any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for business in Chicago, Illinois; and (iv) when used in connection with LIBOR Loans any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario, New York, New York or London, England) and on which dealings in U.S. Dollar deposits may be carried on by and between banks in the London interbank Eurocurrency Market;

"Business Plan" means collectively the business plans prepared, in form and content satisfactory to the Majority Lenders from time to time, for the Obligors on a consolidated basis, each including budgets (including without limitation income statements, balance sheets, cash flows, ratio compliance and Capital Expenditures) and projections for a one year period and detailing any proposed Capital Expenditures showing all adjustments made to prepare the business plan of the Obligors on a consolidated basis. For greater certainty, budgets will be prepared for each of the Grain and Foods Group, Ingredients Group, Fruit Group, Kettle Valley Dried Fruit Group, Organics Ingredients Group and, until sold, Canada Food Distribution Group.

"Canadian Dollar Amount" means, for any amount on any particular date, the aggregate of: (a) the portion, if any, of the amount denominated in Canadian Dollars; and (b) the amount in Canadian Dollars (determined on that date unless otherwise specified herein in accordance with Section 1.4) of the portion, if any, of the amount denominated in US Dollars or any other relevant currency.

"Canadian Dollars" and the symbols "$" and "C$" each means lawful money of Canada.

"Canadian Overdraft" means any draw by SunOpta by way of overdraft under Facility A on any of its Canadian Dollar current accounts maintained with BMO.

"Canadian Pension Plans" means, in respect of any Person, all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by such Person for its employees or former employees.

"Capital Asset" means, at any time, for any Person, the capital or fixed assets of that Person determined on a consolidated basis in accordance with GAAP.

"Capital Expenditure" means, for any period, those expenditures made in connection with the acquisition, improvement or maintenance of a Capital Asset.

"Capital Lease" means, with respect to a Person, any lease or other arrangement relating to property or assets which would be required to be accounted for as a capital lease on a balance sheet of that Person in accordance with GAAP. The amount of any Capital Lease at any date shall be the amount of the obligation in respect thereof which would be included on the balance sheet.

"Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the Government of Canada or the Government of a province of Canada or an agency thereof having maturities of not more than six months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a maturity of not more than six months, issued by any commercial bank organized under the laws of Canada and having combined capital and surplus of not less than $1,000,000,000 and a short term debt rating of at least "A-" or the equivalent; or (c) commercial paper of an issuer rated at least "A-1" by Standard & Poor's Corporation or P-1 by Moody's Investors Services Inc. and in either case having a maturity of not more than three months.

"Cash Management Services" means any services provided from time to time by BMO or any BMO Affiliate (including without limitation Harris N.A.) to any Borrower in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

"CDOR Rate" means, on any day, the annual rate of interest which is the arithmetic average of the quotations of all institutions listed in respect of the rate for Canadian Dollar denominated bankers' acceptances for the relevant period displayed and identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by BMO after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate) or if such date is not a Business Day then on the immediately preceding Business Day. If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate shall be the rate per annum quoted from time to time by BMO as being its reference rate then in effect for determining fees on Canadian Dollar denominated bills of exchange accepted by BMO.

"Certificate" means, in respect of a Person that is not an individual, a written certificate signed in the name of the Person by an appropriate officer thereof and in respect of a Person that is an individual, a written certificate signed by that individual, and includes, without limitation, each Borrowing Base Certificate and each Compliance Certificate.

"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

"Claim" means any claim of any nature whatsoever including any demand, cause of action, suit or proceeding.

"Closing" shall mean the closing on the Closing Date of the transactions contemplated herein.

"Closing Date" means October 30, 2009.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Collateral" means the undertaking, property and assets charged by any of the Security Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired by any Obligor that may at any time be or become subject to a Lien in favour of a Lender or the Agent, as applicable, on behalf of the Lenders to secure any or all of the Obligations or to secure, as applicable, any or all of the obligations of such Obligor (other than a Borrower) to the Agent and the Lenders in connection with the applicable Documents to which such Obligor is a party. When used in relation to any Person, the term "Collateral" means the undertaking, property and assets charged by those Security Documents to which that Person is a party and any other property, real or personal, tangible or intangible, now existing or hereafter acquired by that Person, that may at any time be or become subject to a Lien in favour of a Lender or the Agent, as applicable, on behalf of the Lenders to secure any or all of the Obligations or to secure, as applicable, any or all of the obligations of such Person (other than a Borrower) to the Agent and the Lenders in connection with the applicable Documents to which such Person is or may become a party.

"Commitment" means with respect to any Lender, its Facility A Commitment, Facility B Commitment or Facility C Commitment, as the case may be.

"Compliance Certificate" means a Certificate in the form attached hereto as Schedule T signed by the President or Chief Financial Officer of each of the Borrowers certifying that no Default or Event of Default has occurred during the period covered by the applicable financial statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same; together with the calculations of the financial covenants in Section 9.3 hereof and the calculation of the Funded Debt to EBITDA Ratio on a monthly and quarterly basis as applicable.

"Consolidated Borrower" means SunOpta and all Included Subsidiaries on a consolidated basis.

"Contingent Obligations" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability of that Person will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Swap Transaction; (d) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement; (e) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire any obligation of another Person or any property constituting security therefor, or to provide funds for the payment or discharge of such obligation; and (f) to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

"Contract Period" means the period selected by the Borrower in accordance with Section 3.7(a) commencing on the Drawdown Date, Issuance Date, Rollover Date or Conversion Date, as applicable, and expiring on a Business Day, in respect of an Advance during which the interest rate, discount rate, stamping fee and/or term with respect to any Advance is established in accordance with and subject to Section 3.8 with respect to Libor Loans, Section 3.9 with respect to Bankers' Acceptances, Section 3.10 with respect to Letters of Credit or Letters of Guarantee and Section 3.11 with respect to Hedge Contracts (including FEFCs, Purchase Options and interest rate hedging instruments).

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control, which together with a Borrower and any of its subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

"Conversion" means the conversion of an outstanding Advance, or a portion of an outstanding Advance, into an alternative type of Advance under Section 3.13.

"Conversion Date" means the Business Day that a Borrower elects as the date on which a Conversion is to occur.

"Credit Facilities" means, collectively, Facility A, Facility B and Facility C, and "Credit Facility" means any one of them.

"Debt" of a Person means, without duplication:

(a)	all debts and liabilities of the Person for borrowed money;

(b)	all Contingent Obligations of the Person;

(c)	any obligation, contingent or other, which is required to be classified in accordance with GAAP upon the Person's balance sheet as a liability;

(d)	any obligation secured by any Lien existing on property owned or acquired by the Person subject to the Lien whether or not the obligation secured thereby shall have been assumed;

(e)

any debt or liability of the Person representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under that agreement in the event of default are limited to repossession or sale of property or assets covered thereby;

(f)	any liabilities, contingent, unmatured or other, under indemnities given in respect of any bankers' acceptance, letter of credit or letter of guarantee;

(g)	any operating lease under which the Person has furnished a residual value guarantee in respect of which the Person is liable as lessee; and

(h)	any Capital Lease by which the Person is bound.

"Debt Service" means, for any period, the amount required by the Obligors to service the outstanding Debt (other than Debt owing to an Obligor or Obligors) during that period and includes, without limitation, interest, scheduled principal payments, payments required or made under any Capital Lease, fee payments made in respect of letters of credit or letters of guarantee, the stamping fees and discount rates associated with bankers' acceptances, dividend payments and other payments made pursuant to shares which, by their terms, or upon the happening of any event, mature or are mandatorily redeemable or mandatorily retractable or are redeemable or retractable at the option of the holder or are otherwise determined to be "debt-like" in the discretion of the Agent, but excluding Excluded Fees and excluding any principal payments, whether scheduled or not, under any of the Credit Facilities or on maturity or any reimbursement amount or any payments in respect of the Subordinated Debt incurred by SunOpta in connection with its previous acquisition of the shares of The Organic Corporation B.V.

"Default" shall have the meaning ascribed to such term in the Provisions.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of any Advance or participations in Letters of Credit, Letters of Guarantee, Swing A Loans or Swing B Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has become insolvent or become the subject of a dissolution, liquidation, winding-up, receivership, bankruptcy or insolvency proceeding, or control of which has been taken by any Governmental Authority, or the shares and subordinated debt of which shall have been vested in Canada Deposit Insurance Corporation or any other Governmental Authority.

"Discount Note" means a non-interest bearing promissory note denominated in Canadian Dollars issued by the Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

"Discount Proceeds" means, for any Bankers' Acceptance issued hereunder, an amount calculated on the applicable Drawdown Date as follows:

Where:

(a)	BA = the face amount of the Bankers' Acceptance

(b)	DR = the Discount Rate applicable to the Bankers' Acceptance expressed as a decimal

(c)	CP = the applicable Contract Period in days

(d)	the product of [(DRxCP)/365] is rounded up or down to the fifth decimal place and .000005 is rounded up

"Discount Rate" means, with respect to an issue of Bankers' Acceptances or Discount Notes with the same maturity date, (a) the CDOR Rate in respect of such B/A or Discount Notes accepted by a Lender that is a Schedule I Lender, and (b) in respect of such B/A or Discount Notes accepted by a Lender that is a Schedule II Lender, a Schedule III Lender or other type of financial institution, the CDOR Rate plus 10 bps.

"Dispute" means any cause asserted for non-payment of Accounts Receivable including any dispute, claim, complaint, set-off, defence, contra account or counterclaim (real or asserted), lawful or unlawful, whether arising from or relating to a sale of merchandise by a Borrower or any other transaction or occurrence.

"Documents" means this Agreement, the Security Documents, and all Certificates, instruments, guarantees, agreements and other documents (including without limitation any Hedge Agreement or Hedge Contract) delivered, or to be delivered, to the Agent or the Lenders (or any applicable BMO Affiliate in respect of Banking Products) under or in connection with this Agreement, any Security Document and any Banking Product, and when used in relation to any Person, "Documents" means the Documents executed and delivered by such Person.

"Drawdown Date" means any Business Day on which an Advance is made or is deemed to be made.

"Drive" means Drive Organics Corporation, a corporation incorporated under the law of British Columbia, and its successors and permitted assigns.

"EBITDA" means, in respect of any fiscal period of SunOpta, the consolidated net income of the Consolidated Borrower for such fiscal period, adjusted to:

(a)	decrease such net income for any:

(i)

extraordinary, non-recurring or unusual gains or income (provided, however, that SunOpta shall require the prior written consent of the Majority Lenders before effecting an adjustment of the nature contemplated by this clause);

	(ii)	gain from the disposition of Fixed Assets;

	(iii)	unrealized income pursuant to Hedge Agreements; and

(b)	increase such net income for any:

	(i)	Interest Expense;

	(ii)	Excluded Fees;

	(iii)	Taxes;

	(iv)	depreciation or amortization expense;

	(v)	losses from the disposition of Fixed Assets;

(vi)

extraordinary, non-recurring or unusual losses or expenses (provided, however, that SunOpta shall require the prior written consent of the Majority Lenders before effecting an adjustment of the nature contemplated by this clause);

	(vii)	unrealized losses pursuant to Hedge Agreements;

(viii)

expenses incurred by the Consolidated Borrower with respect to any one- time restructuring events, including severance and termination pay expense (provided, however, that SunOpta shall require the prior written consent of the Majority Lenders before effecting an adjustment of the nature contemplated by this clause);

	(ix)	asset impairments and write-downs;

	(x)	non-cash stock compensation expense; or

	(xi)	cash proceeds, not in excess of US$1,000,000 during any rolling twelve fiscal month period, from the issuance of shares in connection with the employee share purchase program,

to the extent (except for the cash proceeds referred to in subsection (b)(xi)) included in the calculation of such net income, provided that the Consolidated Borrower may, with the prior written consent of the Majority Lenders, include in the calculation of EBITDA for such period, the EBITDA on a pro-forma basis for any new ventures, acquisitions, divestitures or investments of the Consolidated Borrower, in each case, as included in the Consolidated Borrower's financial statements prepared in accordance with GAAP.

"EDC" means Export Development Canada and its successors and assigns.

"Effective US Treasury Yield" means in connection with any prepayment of the principal amount outstanding under Facility C, the yield, expressed as an annual rate, equal to: (i) the mid-point between the bid side yield and the offer side yield of the Reference US Treasury established on the second Business Day prior to the date of such prepayment where the

Reference US Treasury has a term to maturity equal to the Maturity Date in respect of Facility C or (ii) the yield determined by interpolating linearly between the Reference US Treasury securities on the second Business Day prior to the date of such prepayment where the term to maturity does not equal the Maturity Date in respect of Facility C, as determined by the Agent and the Lenders under Facility C on such date. Both the yields used in calculations under (i) and (ii) shall be reported as of 10:00 am Toronto, Ontario time using the display designated as Page PX 1 on the Bloomberg Financial Markets (or such other display as may replace Page PX 1 on the Bloomberg Financial Markets) for actively traded US Treasury securities. If the yields referred to above are not reported as of such time or the yields reported as of such time are not ascertainable from the Bloomberg Financial Markets display (or such other display as may replace Page PX1 on the Bloomberg Financial Markets), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the relevant date in the Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities shall be used. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotation to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the term closest to and greater than the Maturity Date in respect of Facility C and (2) the actively traded U.S. Treasury security with the term closest to and less than the Maturity Date in respect of Facility C.

"Eligible Accounts Receivable" shall mean each Account Receivable arising in the ordinary course of the relevant Obligor's business from the sale of Inventory which the Agent, in its reasonable judgment, deems to be Eligible Accounts Receivable. Without limiting the foregoing, an Account Receivable shall not be deemed to be an Eligible Account Receivable unless such Account Receivable is subject to the Agent's perfected, first (subject to Permitted Liens) priority Lien on behalf of the Lenders and no other Liens other than Permitted Liens. In addition, and without limiting the Agent's discretion to establish criteria of eligibility in its reasonable credit judgment from time to time, an Account Receivable shall not be an "Eligible Accounts Receivable" if:

(a)	it arises out of a sale made by the relevant Obligor to an Affiliate of the relevant Obligor or to a Person controlled by an Affiliate of the relevant Obligor;

(b)	it is due or unpaid more than 90 days after the original invoice date;

(c)	it is unpaid more than 60 days after the invoice due date;

(d)

it is owing from an account debtor or any Affiliate thereof who, together, are obligated on Account Receivables owed to any Obligor and more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant periods specified in (b) or (c) above unless the Agent has approved in writing the continued eligibility thereof;

(e)

its inclusion as an Eligible Account Receivable would cause the total Eligible Accounts Receivables owing from any one account debtor and its Affiliates to exceed 15% of all Eligible Accounts Receivable;

(f)	any covenant, representation or warranty by an Obligor contained in this Agreement or any Document with respect to such Account Receivable has been breached and such breach continues;

(g)

the account debtor is also the relevant Obligor's creditor or supplier, or the account debtor has disputed liability, or the account debtor has made any claim with respect to any other Account Receivable due from such account debtor to the relevant Obligor, or the Account Receivable otherwise is or may become subject to any right of setoff by the account debtor and such account debtor has claimed such right of setoff;

(h)

any one or more of the following events has occurred and is continuing with respect to the account debtor on such account: (i) death or judicial declaration of incompetency of an account debtor who is an individual; (ii) the filing by or against the account debtor of a proposal, notice of intent to file a proposal, proceeding, action or petition for liquidation, insolvency, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, restructuring, liquidation, winding-up or similar laws of Canada, any province or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of a general assignment by the account debtor for the benefit of creditors; (iv) the appointment of a receiver, trustee, monitor, custodian, liquidator, administrator, interim receiver, monitor or trustee or other similar official for the account debtor or for any of the assets of the account debtor, including a "trustee" under the Bankruptcy and Insolvency Act (Canada); (v) the institution by or against the account debtor of any other type of insolvency, liquidation, bankruptcy, winding-up or insolvency reorganization proceeding against the account debtor (under the laws of Canada, the United States of America or otherwise, including without limitation the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the United States Bankruptcy Code) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of the account debtor; (vii) the nonpayment generally by the account debtor of its debts as they become due; (viii) the failure, cessation of the business of the account debtor as a going concern or insolvency of the account debtor; or (ix) the account debtor calling a meeting of its creditors or indicating its consent to any proceeding or action against it hereinabove described;

(i)

the sale giving rise to the Account Receivable is to an account debtor which is incorporated or otherwise formed or created outside Canada or the United States of America, or is to an account debtor whose chief executive office is located outside Canada or the United States, or is to an account debtor which issues, routes or arranges for payment of an Account Receivable from a location outside Canada or the United States, unless the sale is on letter of credit, guarantee or acceptance terms, in each case acceptable to the Agent in its reasonable credit judgment, or unless the Account Receivable is an Insured Eligible Accounts Receivable;

(j)

the sale giving rise to the Accounts Receivable to the account debtor is on a bill-and-hold, pre-billing, guaranteed sale, sale-and-return, sale on approval, credit-in-prior, consignment or any other repurchase or return basis or is evidenced by an instrument, investment property or chattel paper unless the same has been endorsed and delivered to the Agent;

(k)

the Agent believes, in its sole reasonable credit judgment, that collection of such Account Receivable is insecure or doubtful or that such Account Receivable may not be paid by reason of the account debtor's financial inability to pay and written notice thereof has been provided to the Borrower;

(l)	the account debtor is a Governmental Authority;

(m)

the goods giving rise to such Account Receivable have not been delivered to the customer, or title to the goods giving rise to such Account Receivable has not passed to the customer, or the services giving rise to such Account Receivable have not been performed by the Obligor or the Account Receivable otherwise does not represent a final sale;

(n)	any Account Receivable to the extent rebilled or to the extent reduced by any credit notes, allowances, or rebates, including volume rebates;

(o)

the Account Receivable is subject to any offset, deduction (other than ordinary course volume rebates deducted as provided in paragraph (n) above), defence, Dispute, contra account or counterclaim claimed by the account debtor or if the Account Receivable is contingent in any respect or for any reason;

(p)

the relevant Obligor has made any agreement with any account debtor for any extension of the time for payment or any deduction from payment, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(q)

shipment of the merchandise or the rendition of services has not been completed or the Account Receivable otherwise represents a progress billing or the account debtor's obligation to pay is otherwise conditional upon completion of any further performance under any contract, agreement or arrangement;

(r)	any return, rejection or repossession of the applicable Inventory has occurred;

(s)	such Account Receivable is subject to a Lien ranking in priority to the Liens granted to the Agent on behalf of the Lenders under the Security Documents (except Permitted Liens);

(t)	such Account Receivable is not payable to the applicable Obligor; or

(u)

such Account Receivable is not otherwise satisfactory to the Agent as determined in good faith by the Agent in the exercise of its reasonable credit judgment upon written notice being provided to the Borrower.

"Eligible Assignee" has the meaning given to it in the Provisions.

"Eligible Inventory" means the aggregate Inventory of the relevant Obligors (or any of them) which the Agent, in its reasonable judgment, deems to be Eligible Inventory. Without limiting the foregoing, Inventory shall not be deemed to be Eligible Inventory unless such Inventory is an asset of the relevant Obligor to which it has good and marketable title, is subject to the Agent's perfected, first (subject to Permitted Liens) priority Lien on behalf of the Lenders and no other Liens, other than Permitted Liens. In addition, and without limiting the Agent's discretion to establish criteria of eligibility in its reasonable credit judgment from time to time, "Eligible Inventory" shall not include:

(a)	Inventory that does not meet the quality or other standards imposed by any Governmental Authorities;

(b)

Inventory that is unsaleable, slow moving, in-transit, damaged, obsolete, packaging, rental in nature, used or otherwise not of good and merchantable quality, or that otherwise has defects which might adversely affect the market value thereof;

(c)	Inventory that is held on consignment or rental for another Person, or is subject to any deposit or down payment;

(d)	Inventory that constitutes returned or repossessed goods;

(e)

Inventory that is subject to any Lien (including without limitation any grower, farmer or similar Lien) ranking or capable of ranking in priority to the Liens granted to the Agent on behalf of the Lenders under the Security Documents;

(f)

Inventory in respect of, which any covenant, representation of warranty by an Obligor contained in this Agreement or any Document with respect to such Inventory has been breached and such breach continues;

(g)

Inventory that is not in the possession of the relevant Obligor either on premises owned by the relevant Obligor or, subject to the following, in respect of which the Agent has not received a waiver of the Landlords' rights or warehouseman's rights in respect of such Inventory in form and substance satisfactory to the Agent;

(h)

Inventory located outside Canada or the United States, other than Inventory for which title has passed to the relevant Obligor which is insured to the full value thereof and for which the Agent shall have in its possession (i) all negotiable bills of lading properly endorsed in favour of the Agent and (ii) all non-negotiable bills of lading issued in the Agent's name;

(i)	Inventory that is subject to any warehouse receipt or negotiable document;

(j)

Inventory that is subject to a license or other arrangement that restricts an Obligor's or the Agent's right to dispose of such Inventory, unless the Agent has received an appropriate waiver or consent to sub-license in form and substance satisfactory to the Agent;

(k)

Inventory located outside Canada or the United States that has not been consigned to the Agent on terms and conditions satisfactory to the Agent, to the extent that a Letter of Credit or Letter of Guarantee has been issued in respect of such Inventory, and

(l)	any other Inventory deemed ineligible by the Agent in its sole discretion, acting reasonably.

provided, however, that notwithstanding the foregoing and for greater certainty with respect to item (g) above, Inventory which has an aggregate value (calculated at the lower of cost and net realizable value) of greater than US$50,000.00 may be located on leased or warehouse premises in respect of which no waiver of Landlord's rights or warehouseman's rights has been obtained and still constitute Eligible Inventory provided, however, that an amount equal to three months rent (in respect of the rent for the relevant leased or warehouse premises) will be deducted from the lending value otherwise attributable to the Inventory located on each such relevant leased or warehouse premises.

"Environmental Activity" means any activity, event or circumstance in respect of a Hazardous Substance including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

"Environmental Laws" means all Applicable Laws pertaining to environmental or occupational health and safety matters, in effect as at the date hereof and as may be brought into effect or amended at a future date, including those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any presence or Release of a Hazardous Substance or threat of same or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling and the like of a Hazardous Substance.

"ERISA" means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder as the same may be amended from time to time. Reference to Sections of ERISA also refer to any successive Sections thereto.

"ERISA Plan" means an "employee welfare benefit plan" or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA.

"Event of Default" means any of the events or circumstances specified in Section 10.1.

"Excess Availability" means, as of any date of determination by the Agent:

(a)

in respect of Facility A, the excess, if any, of (i) the greater of (A) the Facility A Commitment and (B) the Facility A Borrowing Base, less (ii) the aggregate Canadian Dollar Amount of all outstanding Advances under Facility A (and for greater certainty, for purposes of this definition, Swing A Loans in an amount equal to the Swing Line A Sublimit shall be deemed outstanding Advances under Facility A at all times) as of the close of business on such date; and

(b)

in respect of Facility B the excess, if any, of (i) the greater of (A) the Facility B Commitment and (B) the Facility B Borrowing Base, less (ii) the aggregate US Dollar Amount of all outstanding Advances under Facility B (and for greater certainty, for purposes of this definition, Swing B Loans in an amount equal to the Swing Line B Limit shall be deemed outstanding Advances under Facility B at all times) as of the close of business on such date;

provided however that, for purposes of calculating Excess Availability and the amount of the Facility A Borrowing Base and/or the Facility B Borrowing Base relating thereto, the Agent may, in the exercise of its sole reasonable discretion, and without prejudice to its ability to establish other reserves as set out in this Agreement, establish a reserve in an aggregate amount based on the Borrowers' and any other relevant Obligors' outstanding Debt which is not current (in accordance with its terms of payment as verified by the Agent) or which is past due as of such date of determination, to the extent thereof.

"Excluded Fees" means all fees paid or payable by an Obligor or Obligors to the Agent or any Lender under any Document or to any agent or lender under the Original Agreement for service fees, waiver or amendment fees, monitoring fees, legal fees, and upfront fees and all fees incurred by the Agent or any Lender under any Document or by any agent or lender under the Original Agreement and reimbursed by a Borrower.

"Excluded Subsidiary" means any Subsidiary of SunOpta Inc. now or hereafter designated in writing by the Agent and the Lenders to be an Excluded Subsidiary for purposes of this Agreement, and the name of any Excluded Subsidiary shall be set out on Schedule "Y" from time to time.

"Excluded Taxes" has the meaning given to it in the Provisions, and for certainty, "Excluded Taxes" includes, in relation to the Agent or any Lender, any Taxes imposed on the net income or capital of the Agent or any Lender by any Governmental Authority as a result of the Agent or the Lender (a) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (b) being organized under the laws of such jurisdiction or any political subdivision thereof, or (c) being or being deemed to be resident in such jurisdiction or political subdivision thereof.

"EXIM" means The Export-Import Bank of the United States and its successors and assigns.

"Existing Obligors' Debt" means those Debts listed in Schedule R.

"Facility A" has the meaning given to it in Section 3.1(a).

"Facility A Borrowing Base" means, as of any date of determination thereof by the Agent from time to time, an amount, without duplication, equal to the aggregate at such time of:

(a)

85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Eligible Accounts Receivable in respect of SunOpta (and all Canadian divisions thereof including, Kettle Valley Dried Fruit, SunOpta Organics and Canadian Food Distribution Group), Drive and Marathon; plus

(b)

90% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Insured Eligible Accounts Receivable in respect of SunOpta (and all Canadian divisions thereof including Kettle Valley Dried Fruit, SunOpta Organics and Canadian Food Distribution Group), Drive and Marathon; plus

(c)

the lesser of (i) 70% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the cost (computed using an average cost method of inventory costing applied by the applicable Obligor in accordance with GAAP) of raw materials and finished goods Eligible Inventory at such time in respect of SunOpta (and all Canadian divisions thereof including, Kettle Valley Dried Fruit, SunOpta Organics and Canadian Food Distribution Group), Drive and Marathon, and (ii) 85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the Net Orderly Liquidation Value of Eligible Inventory;

provided, however, that (i) the lending value under Facility A attributable to Eligible Inventory shall not at any time exceed the lesser of $14,000,000 and 70% of the Facility A Borrowing Base (as calculated without reference to this clause (i)), (ii) the Facility A Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Facility A Borrowing Base Certificate to be furnished from time to time by SunOpta pursuant to this Agreement, and (iii) the amount of the Facility A Borrowing Base at any time shall be net of any reserves applicable at such time pursuant to Section 3.2(d).

"Facility A Borrowing Base Certificate" has the meaning given to it in Section 8.1(a)(vi).

"Facility A Commitment" means, with respect to any Lender, the principal amount set out beside such Lender's name in Schedule V with reference to Facility A, as amended from time to time, and to the extent not cancelled or terminated hereunder.

"Facility B" has the meaning given to it in Section 3.1(b).

"Facility B Borrowing Base" means, as of any date of determination thereof by the Agent from time to time, an amount, without duplication, equal to the aggregate at such time of:

(a)

85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Eligible Accounts Receivable in respect of SunOpta Food Group, SunOpta Fruit, Sunrich, Aseptic, SunOpta Ingredients and Global, plus

(b)

90% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Insured Eligible Accounts Receivable in respect of SunOpta Food Group, SunOpta Fruit, Sunrich, Aseptic, SunOpta Ingredients and Global, plus

(c)

the lesser of (i) 70% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the cost (computed using an average cost method of inventory costing applied by the applicable Obligor in accordance with GAAP) of raw materials and finished goods Eligible Inventory at such time in respect of SunOpta Food Group, SunOpta Fruit, Sunrich, Aseptic, SunOpta Ingredients and Global, and (ii) 85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the Net Orderly Liquidation Value of Eligible Inventory time in respect of SunOpta Food Group, SunOpta Fruit, Sunrich, Aseptic, SunOpta Ingredients and Global;

provided, however, that (i) the lending value under Facility B attributable to Eligible Inventory shall not at any time exceed the lesser of US$56,000,000 and 70% of the Facility B Borrowing Base as calculated without reference to this clause (i)), (ii) the Facility B Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Facility B Borrowing Base Certificate to be furnished from time to time by SunOpta Food Group pursuant to this Agreement, and (iii) the amount of the Facility B Borrowing Base at any time shall be net of any reserves applicable at such time pursuant to Section 3.2(d).

"Facility B Borrowing Base Certificate" has the meaning given to it in Section 8.1(a)(vi).

"Facility B Commitment" with respect to any Lender, the principal amount set out beside such Lender's name in Schedule V with reference to Facility B, as amended from time to time, and to the extent not cancelled or terminated hereunder.

"Facility C" has the meaning given to it in Section 3.1(c).

"Facility C Commitment" means, with respect to any Lender, the principal amount set out beside such Lender's name in Schedule V with reference to Facility C, as amended from time to time, and to the extent not cancelled or terminated hereunder.

"Facility C Interest Premium" has the meaning given to it in Section 4.4(d).

"Federal Funds Effective Rate" means, for any day, the annual rate of interest quoted for that day in H.15(519) opposite the caption "Federal Funds (Effective)". If H.15(519) is not available for the relevant day, the Federal Funds Effective Rate shall be the annual rate of interest quoted for that day in the Composite 3:30 p.m. Quotations for US Government Securities for that day under the caption "Federal Funds Effective Rate". If neither of the foregoing quotations is available, the "Federal Funds Effective Rate" shall be the average of the quotations for that day on overnight federal funds (those words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent. For the purposes of this definition, "H.15(519)" means the weekly statistical release published by the Board of Governors for the Federal Reserve System of the United States or any successor and "Composite 3:30 p.m. Quotations for US Government Securities" means the daily statistical release published by the Federal Reserve Bank of New York or any successor.

"FEFC" means a foreign exchange forward contract which may be entered into between the Hedge Lender and a Borrower in connection with the management of foreign exchange risks in all major currencies acceptable to the Hedge Lender (provided that the Borrower is doing business in such currency and the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's business being conducted in any such currency).

"Fiscal Quarter" means each three month period of any Obligor, as the case may be, all of which currently end on March 31, June 30, September 30 and December 31.

"Fiscal Year" means the fiscal year of each Obligor, all of which currently end on December 31.

"Fixed Assets" means, in respect of the applicable Person for purposes of Section 5.2 of this Agreement, the real property, plant, machinery and equipment of such Person and which for greater certainty includes without limitation, land and buildings, motor vehicles, furniture, office equipment, computers, fixtures and fittings of such Person. For greater certainty, the term "Fixed Assets" for purposes of Section 5.2 of this Agreement does not include goodwill, nor does it include, without limitation, patents, trademarks and other fixed intangible assets of the relevant Person.

"Fixed Charge Coverage Ratio" means, for any period with reference to the Consolidated Borrower (a) EBITDA, less cash taxes, dividends paid and non-financed Capital Expenditures paid or incurred during such period divided by (b) Debt Service for such period; provided however that required principal payments in respect of Subordinated Debt incurred by one or more of the Obligors to finance the acquisition of The Organic Corporation B.V. shall be excluded from Debt Service for the purposes calculating the Fixed Charge Coverage Ratio.

"Fixed Rate" has the meaning given to it in Section 4.4(a).

"Funded Debt" means, with reference to the Consolidated Borrower at any time and without duplication:

(a)	all debts and liabilities for borrowed money including the Obligations;

(b)

all debts or liabilities (including without limitation any earn-out amount payable by the Consolidated Borrower in connection with any agreement once the quantum of such earn-out payment is determined) representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under that agreement in the event of default are limited to repossession or sale of property or assets covered thereby;

(c)	all liabilities, contingent, unmatured or other, under indemnities given in respect of any bankers' acceptance, letter of credit or letter of guarantee;

(d)	all operating leases under which a residual value guarantee or the equivalent has been furnished;

(e)	all Capital Leases; and

(f)	the net mark-to-market amount of all liabilities under Swap Transactions entered into by the Consolidated Borrower with any Person,

after deducting all cash on deposit with, as applicable, the Agent, BMO or a BMO Affiliate, and the value of all marketable securities acceptable to the Agent in its sole discretion and which are subject to Liens in favour of the Agent on behalf of the Lenders under the Security Documents but excludes, to the extent included above, Subordinated Debt, deferred Taxes and accounts payable incurred in the ordinary course of the Borrowers' business.

"Funded Debt to EBITDA Ratio" means, at any date of determination with reference to the Consolidated Borrower, the Consolidated Borrower's Funded Debt at such date divided by the Consolidated Borrower's EBITDA for the period of four consecutive Fiscal Quarters ended on or immediately prior to such date.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applicable to the relevant Person, applied in a consistent manner from period to period.

"Global" means SunOpta Global Organic Ingredients, Inc., a corporation formed under the laws of California, and its successors and permitted assigns.

"Government Approvals" means, with respect to any Person, all material licenses, permits, consents, authorizations and approvals from any and all Governmental Authorities required for the conduct of that Person's business as presently conducted.

"Governmental Authority" has the meaning set forth in the Provisions.

"Hancock" means John Hancock Life Insurance Company and its successors and assigns.

"Hancock USA" means John Hancock Life Insurance Company (U.S.A.) and its successors and assigns.

"Hazardous Material" has the same meaning as Hazardous Substance.

"Hazardous Substance" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes, but is not limited to, petroleum, its derivatives, by-products or other hydrocarbons, asbestos, controlled products, wastes and any other materials are regulated by Environmental Laws or which may not by their nature be hazardous, either in fact or as defined in or pursuant to any Environmental Laws but which become prohibited, controlled or regulated by any Governmental Authority.

"Hedge Agreement" has the meaning set forth in Section 3.11(d).

"Hedge Contract" means a Swap Transaction for the purchase of Canadian Dollars, US Dollars, or any other currency in which one of the Borrowers is doing business with US Dollars or Canadian Dollars, as applicable, at an agreed rate of exchange on a specified date, an interest rate or currency swap or any other interest or exchange rate exposure management arrangement in respect of Canadian Dollars, US Dollars or any other currency in which one of the Borrower's is doing business.

"Hedge Contract Exposure" means, with reference to any Hedge Contract, the amount owing to the issuer of that Hedge Contract in the event of a default under and determined in accordance with the terms of the applicable Hedge Agreement.

"Hedge Lender" means, in respect of Hedge Contracts issued or entered into under Facility A and/or Facility B, as applicable, BMO, BMO Affiliates or Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (including for greater certainty the following branches of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., the Utrecht branch, the New York branch, the London branch or the Canadian branch), and each of the respective successors and assigns of the foregoing in such capacity.

"Impacted Lender" means any Lender as to which (a) the L/C Lender or a Swingline Lender has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls the Lender has become insolvent or become the subject of a dissolution, liquidation, winding-up, receivership, bankruptcy or insolvency proceeding, or control of which shall have been taken by any Governmental Authority, or the shares and subordinated debt of which shall have been vested in Canada Deposit Insurance Corporation or any other Governmental Authority.

"Included Subsidiary" means any Subsidiary of SunOpta, which at any time has assets or revenues of greater than or equal to $100,000 and includes each of Mexico and Servicios. For greater certainty, the term "Included Subsidiary" shall not include any Person which is designated as an Excluded Subsidiary in accordance with the provisions of this Agreement.

"Including" means "including without limitation" and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

"Indemnified Person" means the Agent and each Lender from time to time and its officers, directors, employees, attorneys and agents.

"Insured Eligible Accounts Receivable" means Eligible Accounts Receivable insured through an Accounts Receivable Insurance Policy.

"Intellectual Property" means all trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, brand names, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing.

"Interest Coverage Ratio" means, with reference to the Consolidated Borrower, for any period (a) EBITDA for that period, divided by (b) Interest Expense for that period provided, however, that for greater certainty in connection with the determination and calculation of the Interest Coverage Ratio, the term "Interest Expense" shall not include Excluded Fees.

"Interest Expense" means, with reference to the Consolidated Borrower and any period, the cost of Funded Debt (other than Funded Debt owing by an Obligor to another Obligor or Obligors) outstanding during that period including interest charges, the interest component of Capital Leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers' acceptances, all determined on a consolidated basis, but for greater certainty, excluding Excluded Fees and principal amounts.

"Interest Period" means, with respect to any Libor Loan, the Contract Period of such Libor Loan.

"Interest Payment Date" means, (i) in respect of any of Facility A and Facility B (other than Libor Loans made thereunder), the last Business Day of each month or such other day of each month as the Agent and the relevant Borrowers may otherwise agree, and (ii) in respect of Facility C, the last Business Day of each third month (which for greater certainty, commenced on February 28, 2006 in accordance with the provisions of the Original Agreement) or such other day of each month as the Agent, all of the Lenders under Facility C and the relevant Borrower may agree.

"Inventory" means and includes all inventory and any other goods which are held for sale or lease or are to be furnished under contracts of service or consumed in the relevant Obligor's business, all goods which are raw materials, work in process or finished goods, all goods which are returned or repossessed goods, and all materials and supplies of every kind and nature used or usable in connection with the acquisition, manufacture, processing, supply, servicing, storing, packing, shipping, advertising, selling, leasing or furnishing of the foregoing, and any constituents or ingredients thereof.

"Investment" has the meaning specified in Section 9.2(o).

"Issuance Date" means the date on which a Letter of Credit or a Letter of Guarantee is issued by the L/C Lender at the request of a Borrower.

"Issuing Bank" has the meaning specified in the Provisions. On the date hereof, (a) the Issuing Bank in respect of Letters of Credit and/or Letters of Guarantee issued at the request of SunOpta under Facility A is BMO, and (b) the Issuing Bank in respect of Letters of Credit and/or Letters of Guarantee issued at the request of SunOpta Food Group under Facility B is BMO Chicago.

"ITA" means the Income Tax Act (Canada) and any successor thereto, and any regulations promulgated thereunder.

"Landlord" means any landlord of an Obligor pursuant to a lease agreement between such landlord and an Obligor, whether oral or in writing, in respect of the lease of any property.

"L/C Agreement" has the meaning specified in Section 3.10(d).

"L/C Lender" has the same meaning as Issuing Bank.

"Lenders" means all of the banks and other institutions named on the signature pages of this Agreement and any Eligible Assignee and their successors and "Lender" means any one or all of them if the context so requires. For greater certainty, without limiting the generality of the foregoing, the term "Lender" shall mean, as of the date of this Agreement and as applicable, (a) each of BMO and Rabobank in respect of Facility A, (b) each of BMO Chicago, Rabobank US and EDC in respect of Facility B, (c) each of Hancock, Hancock USA, Manulife and Sun Life in respect of Facility C, (d) each Swingline Lender, (e) each Hedge Lender and (f) the L/C Lender.

"Lending Office" means with respect to each Lender, the branch of that Lender at the address set out opposite the Lender's name on Schedule U or such other branch in Canada or the United States, as applicable, as that Lender may advise the Borrowers and the Agent in writing from time to time, and means, with respect to any Eligible Assignee, of all or any part of, or any interest in, any Lender's rights and obligations hereunder, the office of such Eligible Assignee located at its address located in Canada or the United States, as applicable, and specified as such to the Agent from time to time by such Eligible Assignee.

"Letter of Credit" means a letter of credit issued by the L/C Lender on behalf of the Lenders in respect of Facility A or Facility B at the request and for the account of the relevant Borrower to beneficiaries.

"Letter of Guarantee" means a letter of guarantee issued by the L/C Lender on behalf of the Lenders in respect of Facility A or Facility B at the request and for the account of the relevant Borrower to beneficiaries.

"LIBO Rate" shall have the same meaning as LIBOR.

"LIBO Rate Loan" shall have the same meaning as Libor Loan.

"LIBOR" means the rate of interest per annum for deposits in US Dollars appearing on page 3750 of the Telerate screen as of 11:00 a.m. London time two Business Days in Toronto and London prior to the relevant Drawdown Date or Rollover Date, for the designated maturity and the amount selected, provided that if Telerate page 3750 is unavailable, then LIBOR shall be determined by the Agent with reference to Reuters page LIBO as of 11:00 a.m. London time two Business Days in Toronto and London prior to the relevant Drawdown Date or Rollover Date, for the designated maturity and the amount selected, further provided that if Reuters page LIBO is unavailable, then LIBOR shall be determined by the Agent as the rate, if any, at which it is prepared to offer deposits to leading banks in the London interbank Eurocurrency market in US Dollars, for the designated maturity and the amount selected, for delivery on the relevant Drawdown Date or Rollover Date.

"Libor Interest Date" means, with respect to any Libor Loan, the date falling on the last day of each Contract Period applicable to the Libor Loan and, if the applicable Contract Period is longer than three months, the date falling every three months after the beginning of the Contract Period and the last day of the Contract Period.

"Libor Loan" means an Advance which is denominated in US Dollars and in respect of which a Borrower has elected to pay interest in accordance with Section 4.3.

"Lien" means any mortgage, charge, lien, hypothec or encumbrance, whether fixed or floating on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, Capital Lease or other security arrangement of any kind.

"LLC" means SunOpta LLC, a limited liability company formed under the laws of the State of Delaware and its successors and permitted assigns.

"Loan" means a Prime Loan, a USBR Loan, an Overdraft, a US Prime Rate Loan, a Treasury Rate Loan, a Libor Loan, a Swing A Loan or a Swing B Loan and "Loans" means any combination of them.

"Loan Documents" has the same meaning as Documents.

"Loss" means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, awards, assessments, fines and any and all fees, disbursements and expenses of counsel, experts and consultants.

"LP" means SunOpta LP, a limited partnership formed under the laws of the State of Delaware and its successors and permitted assigns.

"Majority Lenders" means (i) at any time when there exists two (2) or fewer Lenders under this Agreement, all such Lenders, (ii) at any time when there exists three (3) or more Lenders under this Agreement and there exists no Event of Default which is continuing, those Lenders having at least 66.67% of the aggregate Total Commitment with respect to all Credit Facilities at such time, and (iii) at any time when there exists three (3) or more Lenders under this Agreement and there exists an Event of Default which is continuing, those Lenders which are owed Obligations aggregating at least 66.67% of the principal amount of all Obligations outstanding at such time, provided however that the Commitments of, and the outstanding Obligations owing to, any Defaulting Lender shall be excluded from all calculations for purposes of making a determination of the Majority Lenders.

"Manulife" means The Manufacturers Life Insurance Company and its successors and assigns.

"Marathon" means Marathon Natural Foods Ltd., a corporation incorporated under the laws of British Columbia, and its successors and permitted assigns.

"Mark-to-Market Amount" means in respect of all applicable Hedge Contracts (including all FEFCs and Purchase Options) then outstanding, on any Business Day, the amount, if any, that would be owing by the Borrower under such Hedge Contracts (including all FEFCs and Purchase Options), if (a) all such Hedge Contracts (including all FEFCs and Purchase Options) (i) were governed by a single 1992 ISDA Master Agreement (Multicurrency – Cross Border) published by the International Swaps and Derivatives Association, Inc. between the Borrower and the applicable counterparties, as if all such counterparties were a single counterparty thereto, and (ii) were all being terminated as a result of a Termination Event with two Affected Parties on that Business Day, and (b) such amount, if any, was determined by making at mid-market the calculation required by Section 6(e)(ii)(2)(A) of such ISDA Master Agreement referred to above, provided that for the purposes of this definition (i) such amount, if any, shall be deemed to be $1.00 at any time when, as a result of such calculation, it would be less than $1.00 and (ii) "Termination Event" and "Affected Party" shall have the respective meanings attributed thereto in such ISDA Master Agreement referred to above.

"Material Adverse Change" means, with reference to any Person, a change that would reasonably be expected to have a Material Adverse Effect on that Person.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, or property or financial or other condition of all Obligors considered as a whole which would negatively affect the ability of all Obligors to perform and discharge their obligations under this Agreement, any of the other Documents, or their Material Contracts, (b) material amounts of Collateral, the Agent's or any Lender's Liens on such Collateral or the priority of those Liens, or (c) the Agent's or any Lender's ability to enforce its rights or remedies in a material manner under this Agreement or any of the other Documents.

"Material Contract" means, in respect of any Person, any contract or agreement to which the Person is a party or by which it is bound which is material to the businesses of all Obligors considered as a whole, having regard to its subject matter or the potential consequences of breach or termination.

"Material License" means, in respect of any Person, any license granted to such Person which is material to the businesses of all Obligors considered as a whole, having regard to its subject matter or the potential consequences of breach or termination.

"Maturity Date" means (a) with respect to Facility A, October 30, 2012, (b) with respect to Facility B, October 30, 2012, and (c) with respect to Facility C, December 20, 2010.

"Mexico" means SunOpta de Mexico, S. de R.L. de C.V., a corporation incorporated under the laws of Mexico, and its successors and permitted assigns.

"Net Orderly Liquidation Value" means the appraised value of unencumbered (except to the Agent and except for Permitted Liens) Eligible Inventory net of liquidation expenses, conducted on a net orderly liquidation basis based on appraisal reports provided for in Section 9.1(o) by an accredited appraiser satisfactory to the Agent (a copy of which report shall be provided to SunOpta).

"Non BA Lender" means a Lender that cannot or does not as a matter of policy issue B/As.

"Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not performance is then required or contingent, or whether or not those amounts are liquidated or determinable), including Banking Product Debt, owing by any one or more of the Borrowers to the Agent and the Lenders (and any one or more of them) or to any BMO Affiliate in connection with Banking Products, as applicable, under any or all of the Documents (including without limitation under any Hedge Agreement, Hedge Contract or any Document relating to Banking Products), and all covenants and duties regarding those amounts, of any kind or nature, present or future, whether or not evidenced by any agreement or other instrument, owing under any or all of the Documents including all obligations owed by the Borrowers to the Lenders under or in connection with the Credit Facilities.

"Obligor" has the meaning given to it in the Provisions. Without limiting the Provisions, "Obligor" means each of the Borrowers, any other Person delivering any of the Security Documents, any Additional Obligor or any Person executing this Agreement as Obligor, and in each case their respective successors, and "Obligors" means all of them. For greater certainty, the term "Obligor" includes without limitation, 1510146 Ontario, Drive, Marathon, SunOpta Fruit, Sunrich, ULC, LLC, SunOpta Holding, SunOpta Financing, SunOpta Financing 2007, Aseptic, SunOpta Ingredients, Global, Mexico and Servicios.

"Original Agreement" has the meaning given to it in the recitals to this Agreement.

"Original Currency" has the meaning given to it in Section 13.6.

"Other Currency" has the meaning given to it in Section 13.6.

"Other Original Lender" has the meaning given to it in the recitals to this Agreement.

"Overdraft" means a Canadian Overdraft and/or a US Overdraft as the context requires.

"Permitted Investments" means Investments by any Obligor in Persons or assets principally related to the natural or organic food business, provided that (i) the aggregate of all Investments made by all Obligors in any Fiscal Year of SunOpta shall not exceed the aggregate maximum amount of US$5,000,000, (ii) each Investment in any such Person or assets shall be accretive to the earnings of the relevant Obligor, (iii) each Investment in any such Person shall not be or consist of a hostile takeover, (iv) in circumstances where an equity Investment will cost in excess of US$2,000,000 the Obligor shall acquire not less than a 51% equity ownership interest in the relevant Person if the Investment is effected by way of an equity purchase as opposed to an asset purchase, (v) all debts and liabilities for borrowed money attached to or associated with such Investment (other than in favour of the Lenders hereunder) must be repaid upon the closing of the Investment and all Liens in connection therewith must be discharged, provided that, notwithstanding the foregoing, if the Investment is in a Person that will, as a result of such Investment, become a Subsidiary, the relevant Obligor may take up to 30 days after making such Investment to repay all debts and liabilities for borrowed money attached to or associated with such Investment (other than in favour of the Lenders hereunder), discharge all Liens and provide the Lenders with such first (subject to Permitted Liens) ranking security as the Lenders may require, (vi) if the Investment in whole or in part is to be funded by the proceeds of Advances under Facility A or Facility B, then after giving effect to the requested Advance, the Excess Availability shall be no less than 15% of the combined Total Commitment in respect of Facility A and Facility B, and (vii) other than Debt not prohibited by this Agreement, no Debt shall be incurred by any Obligor in connection with any Investment. For greater certainty, no separate Investment shall be permitted if such Investment were to cause the foregoing US$5,000,000 aggregate limit to be exceeded.

"Permitted Liens" means, with respect to any property or asset of any Person:

(a)	in respect of personal property:

	(i)	Liens arising under the Documents or intended to be created pursuant to this Agreement or any Security Document;

(ii)

Liens for Taxes against personal property (A) which are not delinquent or remain payable without penalty or which are being contested in good faith in accordance with Section 9.1(j) by appropriate proceedings and (B) for which appropriate reserves have been taken in accordance with GAAP, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for the Obligors not exceeding $100,000, excluding any such Lien where there is any material risk that enforcement proceedings in respect thereof will result in the seizure or sale of the relevant property or assets;

(iii)

carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(iv)

Liens (other than any Lien imposed in respect of a Canadian Pension Plan) consisting of pledges or deposits required in the ordinary course of business in connection with workplace safety insurance, employment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(v)	Purchase Money Liens securing indebtedness not in excess of $500,000 in the aggregate;

	(vi)	Liens arising in respect of indebtedness between any of the Obligors provided that such indebtedness is assigned or charged to the Agent on behalf of the Lenders;

	(vii)	existing Liens arising in respect of Existing Obligors' Debt;

	(viii)	any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

	(ix)	Liens charging cash collateral of up to US$2,000,000 in the aggregate granted to an issuer or issuers of letters of credit or letters of guarantee issued at an Obligor's request;

(x)

Liens, if any, in favour of the Hedge Lender, the L/C Lender and/or the Swingline Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder;

	(xi)	Liens disclosed in Schedule BB hereto; and

	(xii)	statutory Liens which secure payment of amounts not in arrears; and

(b)	in respect of real property (whether leased or owned):

(i)

permits, licenses, agreements, restrictions, easements, rights-of-way and other similar interests in land (including permits, licenses, agreements, restrictions, easements and rights-of-way for sidewalks, public ways, sewers, drains, gas steam and water mains, utilities, telephone and telegraph conduits, poles, wires and cables) which will not materially impair the use or the value of the real property and improvements thereon;

	(ii)	reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(iii)

Liens for Taxes against real property which are not delinquent or remain payable without penalty or which are being contested in good faith in accordance with Section 9.1(j) by appropriate proceedings and for which appropriate reserves have been taken in accordance with GAAP, provided that, in respect of this clause (iii), all such Liens secure claims in the aggregate at any time outstanding for the Obligors not exceeding $100,000, excluding any such Lien where there is any material risk that enforcement proceedings in respect thereof will result in the seizure or sale of the relevant property or assets;

	(iv)	the Liens of the Security Documents created or intended to be created pursuant to this Agreement or any Security Document;

	(v)	any interest or title of a lessor or sublessor under any real property lease permitted by this Agreement; and

	(vi)	statutory Liens which secure payment of amounts not in arrears.

"Person" has the meaning given to it in the Provisions.

"Pricing Grid" has the meaning given to it in Section 4.9.

"Prime Loan" means an Advance which is denominated in Canadian Dollars and in respect of which a Borrower has elected to pay interest in accordance with Section 4.1(a).

"Prime Rate" means, with respect to a Prime Loan or a Canadian Overdraft, on any day, the greater of (a) the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, and (b) the one month CDOR Rate in effect from time to time, plus 100 Basis Points per annum. Any change in Prime Rate shall be effective on the date the change becomes effective generally.

"principal amount" means (a) with reference to any Advance, the principal amount thereof; (b) with reference to a Bankers' Acceptance, the face amount thereof; and (c) with reference to a Letter of Credit or a Letter of Guarantee, the maximum amount payable to the beneficiary thereof.

"Provisions" means the model credit agreement provisions attached as Schedule X.

"Purchase Money Liens" means any Lien on Fixed Assets (including Capital Leases but, for greater certainty, excluding real property) to secure the payment of the purchase price of those Fixed Assets where the amount of the obligations secured does not exceed 100% of the cost of those Fixed Assets; and extensions, renewals or replacements of such Lien if the amount of the obligations secured thereby is not increased.

"Purchase Option" means a currency purchase option which may be entered into between the Hedge Lender and a Borrower in connection with the management of foreign exchange risks in all major currencies acceptable to the Hedge Lender (provided that the Borrower is doing business in such currency and the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's business being conducted in any such currency).

"Rabobank" means the Canadian branch of Cooperatieve Centrale Raiffesein-Boerenleenbank B.A., a full service branch under Schedule III of the Bank Act (Canada) which is also referred to as Rabobank Nederland Canadian Branch, and its successors and assigns.

"Rabobank US" means Cooperatieve Centrale Raiffeisen – Boerenleenbank B.A., "Rabobank Nederland", New York Branch, and its successors and assigns.

"Rateable Portion" means, with reference to any Lender:

(i)

in the context of such Lender's obligation to make Advances (other than by way of Hedge Contracts, Swing A Loans and Swing B Loans) under all Credit Facilities, such Lender's Commitment to make Advances (other than by way of Hedge Contracts, Swing A Loans and Swing B Loans) under all Credit Facilities divided by the aggregate amount of all Lenders' Commitments to make Advances (other than by way of Hedge Contracts, Swing A Loans and Swing B Loans) under all Credit Facilities, determined without regard to, as applicable, the Swing Line A Sublimit, the Swing Line B Sublimit and Hedge Contracts;

(ii)

in the context of such Lender's obligations to make Advances (other than by way of Hedge Contracts, Swing A Loans and Swing B Loans) under a Credit Facility, such Lender's Commitment to make Advances (other than by way of Hedge Contracts, Swing A Loans and Swing B Loans) under such Credit Facility divided by the aggregate amount of all Lenders' Commitments to make Advances (other than by way of Hedge Contracts, Swing A Loans and Swing B Loans) under such Credit Facility, determined without regard to, as applicable, the Swing Line A Sublimit, the Swing Line B Sublimit and Hedge Contracts;

(iii)

in the context of such Lender's entitlement to receive a portion of the standby fee in respect of Facility A or Facility B, as applicable, payable pursuant to Section 4.8, such Lender's Commitment to make Advances under the relevant Credit Facility divided by the aggregate amount of all Lenders' Commitments to make Advances under the relevant Credit Facility;

(iv)

in the context of such Lender's entitlement to receive payments of principal, interest or fees under all Credit Facilities (other than a portion of the standby fee referred to in clause (iii) immediately above) at any time prior to the making by the Agent of a declaration under Section 10.2, the amount of the outstanding Advances due to such Lender under all Credit Facilities divided by the aggregate amount of the outstanding Advances due to all Lenders under all Credit Facilities;

(v)

in the context of any Lender's entitlement to receive payments of principal, interest or fees under a Credit Facility (other than a portion of the standby fee referred in clause (iii) above) at any time prior to the making by the Agent of a declaration under Section 10.2, the amount of the outstanding Advances due to such Lender under such Credit Facility divided by the aggregate amount of the outstanding Advances due to all Lenders under such Credit Facility;

(vi)

in the context of such Lender's entitlement to receive any payment on account of the Obligations owed to such Lender at any time after the making by the Agent of a declaration under Section 10.2, the amount of the Obligations then owed to such Lender divided by the aggregate amount of the Obligations then owed to all Lenders; and

(vii)

in any other context such Lender's Commitments divided by the aggregate of all Lenders' Commitments.

"Reference US Treasury" means, in connection with any prepayment of the principal amount outstanding under Facility C, (i) the security determined by the Agent and the Lenders under Facility C to be the most actively-traded issue of non-callable security(ies) issued by the Government of the United States having interest compounded semi-annually and a term to maturity equal to the Maturity Date in respect of Facility C or (ii) if such a Treasury security is not available, then the Treasury securities used in the interpolation shall be (1) the actively traded Treasury security with a term to maturity closest to and greater than the Maturity Date in respect of Facility C and (2) the actively traded Treasury security with a term of maturity closest to and less than the Maturity Date in respect of Facility C.

"Release" means a discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emitting, emptying, throwing, dumping, placing, pumping, escaping, leaching, migrating, dispensing, dispersal, disposing, and exhausting, and when used as a noun has a correlative meaning.

"Required Lenders" shall have the same meaning as Majority Lenders.

"Reuters Screen CDOR Page" means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers' acceptances accepted by leading Canadian banks.

"Reuters Screen LIBO Page" means the display designated as page LIBO on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying interbank offered rates for deposits in the London interbank Eurocurrency market.

"Rollover" means the rollover of an Advance by way of Libor Loan, Bankers' Acceptance, Letter of Credit or Letter of Guarantee for an additional Contract Period under Section 3.8(c), Section 3.9(i) or Section 3.9(h), respectively.

"Rollover Date" means the Business Day on which a Rollover occurs.

"Scheduled Payments" means payments made in accordance with Section 5.2 and "Scheduled Payment" means any such payment.

"Schedules" means the schedules attached to and forming part of this Agreement, as particularized in Section 1.9.

"Schedule I Lender" means any Lender named on Schedule I to the Bank Act (Canada).

"Schedule II Lender" means any Lender named on Schedule II to the Bank Act (Canada).

"Schedule III Lender" means any Lender named on Schedule III to the Bank Act (Canada).

"Security" means all security held from time to time by or on behalf of the Lenders or the Agent by or on behalf of the Lenders, securing or intended to secure directly or indirectly payment of the Obligations, or payment of the obligations of any Obligor (other than a Borrower) to the Agent and the Lenders in connection with the applicable Documents to which such Obligor is a party, and includes all Security described in Section 7.

"Security Documents" means the Documents creating Liens on the assets of the Obligors, in favour of a Lender or the Agent on behalf of the Lenders, including without limitation the Documents creating Liens set out in Section 7.1 and, when used in relation to any Person, the term "Security Documents" means the Security Documents executed and delivered by such Person.

"Servicios" means Servicios SunOpta, S. de R.L. de C.V., a corporation formed under the laws of Mexico, and its successors and permitted assigns.

"Subordinated Debt" means Debt owing by any Obligor where the payee has agreed to postpone payment of all principal and interest on such Debt to payment and satisfaction in full of the Obligations and has subordinated any security taken in respect of such Debt to the position of the Agent on behalf of the Lenders under the Security Documents, all in form and substance satisfactory to the Agent in its discretion, and which is disclosed in Schedule AA or added to Schedule AA from time to time by written notice from the Borrower to, and with the consent of, the Agent.

"Subsidiary" of a Person means (a) any corporation of which the Person and/or any one of its Affiliates holds, directly or indirectly, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, (b) any corporation of which the Person and/or any one of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation, (c) any partnership, limited liability company, unlimited liability company or joint venture in which such Person and/or one or more of its Affiliates has, directly or indirectly, more than 50% of the votes that may be cast to elect the governing body of such entity or otherwise control its activity, and (d) any partnership, limited liability company, unlimited liability company or joint venture in which such Person and/or one or more of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the members of the governing body of such entity or otherwise control its activity.

"Sufficient Copies" means, in respect of documents required to be delivered under this Agreement, the number of copies of each document equal to the number of Lenders plus the Agent at the time the document is delivered, unless the Borrower is otherwise notified by the Agent.

"Sun Life" means Sun Life Assurance Company of Canada and its successors and assigns.

"SunOpta" means SunOpta Inc., a corporation amalgamated under the laws of Canada, and its successors and permitted assigns.

"SunOpta Financing" means SunOpta Financing Inc., a corporation incorporated under the laws of Delaware, and its successors and permitted assigns.

"SunOpta Financing 2007" means SunOpta Financing 2007 Inc., a corporation incorporated under the laws of Delaware, and its successors and permitted assigns.

"SunOpta Food Group" means SunOpta Food Group LLC, a limited liability company formed under the laws of Delaware, and its successors and permitted assigns.

"SunOpta Fruit" means SunOpta Fruit Group, Inc., a corporation formed under the laws of California, and its successors and permitted assigns.

"SunOpta Holdings" means SunOpta Holdings Inc., a corporation incorporated under the laws of Delaware, and its successors and permitted assigns.

"SunOpta Ingredients" means SunOpta Ingredients, Inc. a corporation formed under the laws of Delaware, and its successors and permitted assigns.

"Sunrich" means Sunrich LLC, a limited liability company formed under the laws of Minnesota, and its successors and permitted assigns.

"Swap Transaction" means an agreement which may be entered into between the Hedge Lender and a Borrower in connection with the management of foreign exchange risks in all major currencies acceptable to the Hedge Lender (provided that the Borrower is doing business in such currency and the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's business being conducted in any such currency) and includes (a) Purchase Options, (b) FEFCs, and (c) financial products offered by the Hedge Lender to the Borrower in connection with management of interest rate risks including forward rate agreements and interest rate swaps, but excludes an agreement relating to commodity transactions.

"Swing A Loan" means any Prime Loan (including by way of Canadian Overdraft) or USBR Loan (including by way of US Overdraft) made pursuant to Section 3.18.

"Swing B Loan" has the meaning assigned thereto in Section 3.19.

"Swing Line A Sublimit" means $3,000,000.

"Swing Line B Sublimit" means US$5,000,000.

"Swingline Lender" means (a) in respect of Facility A, BMO and its successors and permitted assigns in such capacity, and (b) in respect of Facility B, BMO Chicago and its successors and permitted assigns in such capacity.

"Tangible Net Worth" means, with respect to the Consolidated Borrower, the sum of the book values of all common share capital, contributed surplus, retained earnings and unrealized foreign currency adjustments of the Consolidated Borrower plus any preferred share capital and Subordinated Debt, less Accounts Receivable owed by Affiliates of the Obligors to the Obligors, investments in Affiliates, deferred charges, goodwill, organizational expenses, trademarks, tradenames, copyrights, patents, patent applications, licenses, deferred costs and any such other assets as are properly classified as "intangible".

"Taxes" has the meaning given to it in the Provisions.

"Total Commitment" means, (a) with respect to Facility A, $20,000,000, (b) with respect to Facility B, US$80,000,000 and (c) with respect to Facility C, US$45,000,000, as such amounts may be reduced or cancelled in accordance with this Agreement.

"Total Liabilities" means all liabilities of the Consolidated Borrower as determined in accordance with GAAP but excludes, however, for purposes of this definition, Funded Debt which constitutes Subordinated Debt.

"Treasury Constant Maturity Series Yields" means the yields on Treasury securities at constant fixed maturity as constructed and published by the United States Treasury Department based on the closing market bid yields on actively traded Treasury securities in the over-the-counter market as calculated from composites of quotations obtained by the Federal Reserve Bank of New York.

"Treasury Rate" means, on any date, the then current yield to maturity expressed as a rate per annum, assuming semi-annual compounding, equal to (a) if determined on or before December 14, 2005, the ask yield of the 4 ½% November 15, 2010 US Treasury security, or, (b) if determined on or after December 15, 2005, the ask yield of the then applicable five year benchmark US Treasury security, both as determined by the Agent and the Lenders under Facility C at approximately 10:00 am Toronto, Ontario time on such date using the display designated as Page PX 1 on the Bloomberg Financial Markets (or such other display as may replace Page PX 1 on the Bloomberg Financial Markets) for actively traded US Treasury securities. For greater certainty, the Treasury Rate of 4.44% per annum has been previously determined in accordance with the provisions of the Original Agreement and shall continue to be 4.44% per annum for purposes of this Agreement.

"Treasury Rate Loan" means an Advance which is denominated in US Dollars and in respect of which the Borrower has elected to pay interest in accordance with Section 4.4.

"ULC" means 3060385 Nova Scotia Company, an unlimited liability company formed under the laws of Nova Scotia, and its successors and permitted assigns.

"Unanimous Lenders" means (a) all of the Lenders under Facility A, (b) all of the Lenders under Facility B and (c) all of the Lenders under Facility C.

"US Base Rate" means, with respect to a USBR Loan or a US Overdraft, on any day, the greater of (a) the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining rates on US Dollar denominated commercial loans made by it in Canada, and (b) the Federal Funds Effective Rate in effect from time to time (multiplied by 365 or 366/360 if the rate is calculated on the basis of a 360 day year), plus 100 Basis Points per annum. Any change in the US Base Rate shall be effective on the date the change becomes effective generally.

"USBR Loan" means an Advance which is denominated in US Dollars and in respect of which the Borrower has elected to pay interest in accordance with Section 4.2(a).

"US Dollars" and the symbol "US$" each means lawful money of the United States of America.

"US Dollar Amount" means, for any amount on any particular date, the aggregate of: (a) the portion, if any, of the amount denominated in US Dollars; and (b) the amount in US Dollars (determined on that date unless otherwise specified herein in accordance with Section 1.4) of the portion, if any, of the amount denominated in Canadian Dollars or any other relevant currency.

"US Overdraft" means any draw by SunOpta by way of overdraft under Facility A on any of its US Dollar current accounts maintained with BMO, as applicable.

"US Prime Rate Loan" means an Advance made by a Lender under Facility B which is denominated in US Dollars and in respect of which a Borrower has elected to pay interest in accordance with Section 4.2.

"US Prime Rate" means a fluctuating rate of interest per annum, expressed on the basis of a year of 360 days, as applicable, which is equal at all times to the greater of (a) the reference rate of interest (however designated) of the Chicago Branch of the Agent for determining interest chargeable by it on United States Dollar commercial loans in the United States and (b) the sum of (i) the Federal Funds Effective Rate and (ii) 100 Basis Points per annum. Any change in the US Prime Rate shall be effective on the date the change becomes effective generally.

"US Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which an Obligor, or any corporation, trade or business that is, along with any other Person, a member of a Controlled Group, may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

"US Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

"written" or "in writing" includes printing, typewriting, or any electronic means of communication capable of being legibly reproduced at the point of reception.

"Yield Maintenance Amount" means, in connection with any prepayment for whatever reason of any principal amount outstanding under Facility C prior to the Maturity Date in respect of Facility C or as a result, after an Event of Default, of an acceleration in respect of Facility C, an amount equal to the positive difference, if any, between (i) the present value of the outstanding principal amount prepaid under Facility C and all of the remaining scheduled payments of interest (where such interest payments shall be calculated using an assumed fixed rate equal to the sum of 6.44% plus a Facility C Interest Premium of 280bps, which for greater certainty is equal to a total interest rate of 9.24% per annum) in respect of such outstanding principal amount prepaid under such Facility C (but for greater certainty, excluding any interest which is accrued and unpaid as at the date of such prepayment), from the date of such prepayment to the Maturity Date in respect of Facility C, determined by discounting such payments at a rate per annum (assuming semi-annual compounding, payable monthly) equal to one-half percent (0.50%) greater than the Effective US Treasury Yield and (ii) such outstanding principal amount prepaid under Facility C on the date of prepayment.

"1510146 Ontario" means 1510146 Ontario Inc., a corporation incorporated under the laws of Ontario, and its successors and permitted assigns.

1.2

Business Day.

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day unless the Business Day next following the day is in the next following month, in which event the payment, calculation or action shall be made or taken on or as of the immediately preceding Business Day.

1.3

Conflict.

If there is a conflict or inconsistency between any provision of this Agreement and any provision of another document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement is to prevail. For greater certainty, notwithstanding events of default set forth in the Security Documents, the Events of Default shall, if the Events of Default conflict with the events of default set forth is such Security Documents, be the Events of Default to the extent required to remove the conflict, and if a particular event of default is set out in such other Security Document and is not set out in this Agreement, provided that such event of default does not pertain to representations, warranties, covenants or other matters relating specifically to the property secured, charged or hypothecated by the relevant Security Document, the particular event of default shall not be effective as an event of default in that Security Document. For greater certainty, the events of default contained in the Security Documents will only be effective and apply to the extent that the relevant representation, warranty and/or covenant relating specifically to the property secured, charged or hypothecated by such Security Document is not addressed in this Agreement.

1.4

Currency.

Unless otherwise specified, all amounts are stated in Canadian Dollars. For the purpose of determining the aggregate Canadian Dollar Amount outstanding on any date of one or more Advances made hereunder, unless otherwise specified, the principal amount of any Advances made in US$ and the face amount of any Letters of Credit and Letters of Guarantee denominated in US$ shall be converted to Canadian Dollars at the rate then being used for this purpose by the Agent on such date, or, if such date is not a Business Day, on the next Business Day. For the purpose of determining the aggregate US Dollar Amount outstanding on any date of one or more

Advances made hereunder, unless otherwise specified, the principal amount of any Advances made in Canadian Dollars and the face amount of any Bankers' Acceptances, Letters of Credit and Letters of Guarantee denominated in Canadian Dollars or any other relevant currency shall be converted to US Dollars at the rate then being used for this purpose by the Agent on such date, or, if such date is not a Business Day on the next Business Day. In addition to the foregoing, and for greater certainty, for purposes of determining at any time the amount of the Commitments in connection with the definition of Majority Lenders or Required Lenders, the term Commitments shall, for such purpose, refer to the US Dollar Amount of such Commitments.

1.5

References.

Time shall be of the essence in all provisions of this Agreement. Unless otherwise expressly provided, all accounting terms used in this Agreement shall be interpreted, all financial information shall be prepared and all financial calculations shall be made in accordance with GAAP, consistently applied from period to period. The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement. Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. Unless otherwise specified, references in this Agreement to Sections and Schedules are to sections of, and schedules to, this Agreement. Unless otherwise specified, each reference to an enactment is deemed to be a reference to that enactment, and to the regulations made under that enactment, as amended or re-enacted from time to time. Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, Ontario.

1.6

Governing Law.

The Province referred to in sections 11(a) and (b) of the Provisions is the Province of Ontario. The law governing this Agreement shall also govern each of the Documents (unless the particular Document otherwise provides).

1.7

Entire Agreement.

This Agreement and all Documents constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, submitted to the Borrowers by the Agent and the Lenders.

1.8

Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

1.9

Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule	Description
A	Additional Obligor Counterpart
B	Borrowers Accounts
C	Business and Operations
D	Governmental Approvals
E	Litigation
F	Unpaid Taxes
G	Subsidiaries and Corporate Chart
H	Labour Matters
I	Real Property and Locations of Collateral
J	Intellectual Property
K	Environmental Matters
L	Material Contracts and Material Licenses
M	Notice of Advance
N	Rollover and Conversion Notice
O	Power Of Attorney – Banker's Acceptance and BA Equivalent
Loans
P-1	Facility C Repayment Schedule – Sun Life
P-2	Facility C Repayment Schedule – Manulife
P-3	Facility C Repayment Schedule – Hancock
P-4	Facility C Repayment Schedule – Hancock USA
Q	Prepayment Notice
R	Existing Obligor's Debt
S	Transactions with Affiliates
T	Compliance Certificate
U	Lenders Lending Offices
V	Commitments
W-1	Facility A Borrowing Base Certificate
W-2	Facility B Borrowing Base Certificate
X	Model Credit Agreement Provisions
Y	Excluded Subsidiaries
Z	Interest Rate Confirmation Certificate
AA	Subordinated Debt
BB	Permitted Liens
CC	BMO Affiliates

SECTION 2
REPRESENTATIONS AND WARRANTIES

2.1

Representations, Warranties and Agreements of the Obligors.

Each Obligor, for itself and only with respect to itself, makes the following representations and warranties to the Agent and each Lender, all of which shall survive the execution and delivery of this Agreement and acknowledges and confirms that the Agent and each Lender is relying on such representations and warranties in entering into this Agreement, all other Documents and making Advances hereunder:

(a)

Corporate Status. It (i) is a duly organized and validly existing corporation or partnership or other entity, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified as a foreign corporation or partnership or other entity or an extra-provincial corporation or partnership or other entity and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification.

(b)

Power and Authority. It has the power to execute, deliver and perform the terms and provisions of each of the Documents signed by it and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Documents signed by it. It has duly executed and delivered each of the Documents signed by it, and each such Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' generally, (ii) the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (iii) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(c)

No Violation. Neither the execution, delivery or performance by it of the Documents signed by it, nor compliance by it with the terms and provisions thereof, (i) will contravene any Applicable Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of its constating documents.

(d)	Business and Operations. Its business and operations and locations of its business and operations (including the location of its chief executive office) are accurately described in Schedule C.

(e)

Governmental Approvals. Except as set forth in Schedule D, no order, consent, certificate, approval, permit, license, authorization or validation of, or filing, recording or registration with or exemption by (except as have been obtained or made prior to the date hereof or exist and are in full force and effect) any Person (including any Governmental Authority), is required to authorize, or is required in connection with (i) the execution, delivery and performance by it of any Document, or (ii) the legality, validity, binding effect or enforceability with respect to it of any such Document (other than the registration of Security Documents or financing statements with respect thereto).

(f)

Security Documents. The Security Documents create valid and enforceable Liens upon the Collateral on the terms set out therein, subject only to the terms of this Agreement and to Permitted Liens, and the Security Documents or financing statements with respect thereto have been registered or recorded in all places where registration and recording is necessary to protect the charges and security interests created therein.

(g)	Title to Collateral. It has good and marketable title to all Collateral free and clear of all Liens except Permitted Liens.

(h)	Financial Statements; Financial Condition; Undisclosed Liabilities.

(i)

The consolidated financial statements submitted to the Lenders for the period ended December 31, 2008 and each subsequent set of audited and internally prepared financial statements submitted to the Lenders present fairly (subject, in the case of interim internally prepared financial statements, to normal year end adjustments) the financial position of the Obligors, as at the date of said statements and the results of operations for the periods covered thereby and all such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. Since December 31, 2008 there has been no Material Adverse Change to any Obligor; and

(ii)

Except as fully reflected in the financial statements and the notes related thereto described in Section 2.1(h)(i), there were no liabilities or obligations with respect to it of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to it. It does not know of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements and notes related thereto described in Section 2.1(h)(i) which, either individually or in the aggregate, would be material to it.

(i)

Litigation. Except as set forth on Schedule E, there are no actions, suits or proceedings pending or threatened (i) with respect to any Document or the transactions contemplated thereby, or (ii) that are reasonably likely to have a Material Adverse Effect on it.

(j)

True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of it in writing to the Agent and/or the Lenders (including all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein, is true and accurate in all material respects on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

(k)

Tax Returns and Payments. Except as set forth in Schedule F, (i) it has filed or caused to be filed all Tax returns which are required to have been filed with respect to its five most recent tax years, and has paid all Taxes shown to be due and payable on those returns or any assessments made against it and all other Taxes, fees or other charges imposed on it by any Governmental Authority, other than those the amount of or validity of which is currently being contested in good faith by appropriate proceedings being diligently pursued, and with respect to which adequate reserves in conformity with GAAP have been provided in its books and of which the details have been provided to the Lender, and (ii) no Liens for Taxes have been filed and, to its knowledge, no claims are being asserted against it with respect to any Taxes.

(l)

Subsidiaries. It has no Subsidiaries other than those listed on Schedule G. Schedule G correctly sets forth, the percentage ownership (direct and indirect) of it in each class of shares of each of its Subsidiaries and also identifies the direct owner thereof and also identifies (other than in respect of publically held corporations) any other owner of shares or options of any of its Subsidiaries in circumstances where such other owner of shares or options owns (or would own if the relevant options were duly exercised) in excess of twenty percent (20%) of the outstanding equity of the relevant Subsidiary. Schedule G also appends a true and complete corporate chart of SunOpta and each of its Subsidiaries.

(m)

No Restrictions. There does not exist any encumbrance or restriction on its ability to (i) pay dividends or make any other distributions on its shares or any other interest or participation in its profits, or to pay any Debt owed by it, (ii) make loans or advances, or (iii) transfer any of its properties or assets, except, in each case, for such encumbrances or restrictions existing under or by reason of (i) Applicable Law, (ii) this Agreement or the other Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any of its leasehold interests, or (iv) customary provisions restricting the assignment of contracts, permits and/or licenses.

(n)

Compliance with Applicable Laws, etc. It (i) has obtained and is in compliance with all Governmental Approvals which are necessary for the conduct of its business as presently conducted and the use of its property and assets (both real and personal), each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, except where non-compliance does not have a Material Adverse Effect, and (ii) is in compliance with all Applicable Laws, including Environmental Laws, except where non-compliance does not have a Material Adverse Effect.

(o)

Labour Matters. There are no strikes or other labour disputes against it that are pending or, to its best knowledge, threatened. All payment due from it on account of employee insurance of every kind and vacation pay have been paid or accrued as a liability on its books. It is in material compliance with the terms and conditions of all consulting agreements, management agreements and employment agreements, if any. There is no organizing activity involving it or, to its knowledge, threatened by any labour union or group of employees. No labour union or group of employees has made a pending demand for recognition. Except as set forth in Schedule H, there are no complaints or charges against it pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by it.

(p)	Insurance. It maintains insurance in compliance with Section 9.1(b) and all premiums and other sums of money payable for that purpose have been paid.

(q)

Location of Collateral. All of the Collateral is located at the locations identified in Schedule I or is in transit to or from such locations, and its chief executive office is located at the location identified in Schedule I. In addition, and for greater certainty, locations where Collateral with a value normally in excess of US$50,000 is indicated with an asterisk (*) on Schedule I.

(r)	Intellectual Property. It has no material Intellectual Property other than the Intellectual Property listed in Schedule J.

(s)	Real Property.

(i)

All real property owned or leased by it and the nature of its interest (both registered and beneficial) therein, is correctly set forth on Schedule I. It has good and marketable title to all real property owned by it free and clear of all Liens other than Permitted Liens.

(ii)

The real property owned or leased by it described in Schedule I has full, free and unobstructed access to and from adjoining public highways, streets and/or roads, and it has no knowledge of any existing fact or condition which could reasonably be expected to result in the amendment or termination of such access. All entrances/exits to such real property are permitted under Applicable Law and allow free and uninterrupted ingress and egress to public highways, streets and/or roads.

(iii)

There are no outstanding work orders, notices of deficiency and/or notices of violation issued by any Governmental Authority affecting or pertaining in any respect to part or all of its real property, other than those received and addressed in the normal course of business and which, in the aggregate, would not have a Material Adverse Effect.

(iv)

Each of the Permitted Liens registered against its real property is in good standing and there are no unresolved disputes concerning the same except as disclosed in Schedule E.

(v)

To the extent possible as of the date hereof, each of any outstanding site-plan, development and other municipal agreements entered into by it have been complied with and satisfied.

(vi)

All its real property is zoned to permit its present use.

(vii)

No written notice has been received by it from any Governmental Authority or from any other source whatsoever (and it has otherwise no knowledge thereof), advising of, ordering, directing or requiring that any alteration, repair, improvement or other work be done with respect to its real property or relating to its non-compliance with any Applicable Law regarding land use or any other Applicable Law material to its real property which has not or will not be complied with within the relevant permitted period or relating to any threatened or impending condemnation, or relating to any changes (actual, pending or proposed) to any zoning or other land use law regulating or affecting the use to which such real property may be put.

(viii)

It is not aware of any expropriation or pending expropriation of part or all of its real property.

(ix)

It has not received notice of and, to the best of its knowledge, information and belief, after having made due enquiry, is not otherwise aware of any natural or artificial condition upon its real property which shall or could result in a Material Adverse Change or materially adversely limit or materially adversely affect the intended use of the real property.

(x)

It has not received written notice of and is not otherwise aware of any pending or proposed amendment to any Applicable Law relating to its real property, or of any planning report or other government study concerning the real property, any of which shall or could result in any Material Adverse Change or materially adversely affect the intended use of the real property.

(xi)

Taxes on its real property have not been reduced, deferred or eliminated pursuant to government schemes such as (but not limited to) a farm rebate tax program, a managed forest tax rebate program or conservation land tax rebate program; save for increases that will result from the development of its real property in the ordinary course, it has no knowledge of any proposal by a municipal corporation or other Governmental Authority to increase Taxes relating to or in respect of its real property other than normal annual tax increases levied from time to time.

(xii)

It has no knowledge of any existing or future obligation to pay or any proposed assessment of local improvement charges in relation to its real property except those levied in the ordinary course. It has done no act nor executed any agreement with a municipal corporation or other Governmental Authority the effect of which would be to provide for a future obligation to pay or a future assessment of local improvement charges in connection with the real property.

(t)	Environmental Matters.

(i)

It does not engage in any Environmental Activity which, if conducted improperly, could reasonably be expected to have a Material Adverse Effect on it or the value of its property and, except as disclosed in Schedule K, no material amount of Hazardous Substances are stored in or present in any form in or under any premises or lands owned, leased or operated, at any time by it and which, if Released, could reasonably be expected to have a Material Adverse Effect on it or the value of its property.

(ii) To its knowledge, there is no material amount of asbestos in any form present or suspected to be present at any premises owned leased or operated, at any time, by it.

(iii)

It has a waste management program in compliance with Applicable Law to deal with Hazardous Substances generated in the ordinary course of business, including but not limited to waste generated by its production activities.

(u)

Representations and Warranties in Other Documents. All representations and warranties made by it in the Documents other than this Agreement are true and correct in all material respects as of the time as of which such representations and warranties were made.

(v)	Material Contracts. All of its Material Contracts and Material Licenses are listed on Schedule L and true and complete copies thereof have been provided to the Agent.

(w)	GST Matters. There are no arrears owed by any Obligor to Canada Revenue Agency for payment of goods and services tax.

(x)	Debt. It has, as of the Closing Date, no Debt or Subordinated Debt other than that listed in Schedule R and Schedule AA, respectively.

(y)

CERCLA. No portion of any Obligor's property has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any requirements of Applicable Laws.

(z)

ERISA Plans. Each ERISA Plan has been maintained and is in compliance in all material respects with Applicable Laws including, without limitation, all requirements relating to employee participation, investment of funds, benefits and transactions with the Obligors and persons related to them. With respect to ERISA Plans: (a) no condition exists and no event or transaction has occurred with respect to any ERISA Plan that is reasonably likely to result in any Obligor, to the best of its knowledge, incurring any material liability, fine or penalty; and (b) no Obligor has a material contingent liability with respect to any post-retirement benefit under a US Welfare Plan. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made have been made in all material respects in accordance with all Applicable Laws and the terms of each ERISA Plan. Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code either (a) has received a favourable determination letter from the Internal Revenue Service, (b) is or will be the subject of an application for a favourable determination letter, and no circumstances exist that has resulted or could reasonably be expected to result in the revocation or denial of any such determination letter, or (c) is entitled to rely on an appropriately updated prototype plan document that has received a national office determination letter and has not applied for a favourable determination letter of its own.

(aa)	Not an Investment Company. No Obligor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the

United States Investment Company Act of 1940, as amended or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a holding company, or of a "subsidiary company" of a "holding company", within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

(bb)

No Margin Stock. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any Advance shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(cc)	Schedules. The information contained in the Schedules attached hereto is true, correct and complete in all material respects.

(dd)

Eligible Collateral. Without making any representation or warranty with respect to criterion involving the application of the Agent's or any Lender's judgement or discretion, each Account Receivable which is included as an Eligible Account Receivable on a Borrowing Base Certificate delivered by SunOpta or SunOpta Food Group to the Agent satisfies all the criteria for being an Eligible Account Receivable. Without making any representation or warranty with respect to criterion involving the application of the Agent's or any Lender's judgement or discretion, each item of Inventory which is included as Eligible Inventory on a Borrowing Base Certificate delivered by SunOpta or SunOpta Food Group to the Agent satisfies all the criteria for being Eligible Inventory.

(ee)

Accounts Receivable. As of the time any Account Receivable becomes subject to any security interest or Lien in favour of the Agent, and when it becomes an Eligible Account Receivable shown as such on a Facility A Borrowing Base Certificate or a Facility B Borrowing Base Certificate, the applicable Obligor shall be deemed to have represented and warranted as to each and all of such Accounts Receivable:

(i)

that such Account Receivable is valid and subsisting and, if such Account Receivable is an account, arises out a bona fide sale of goods sold and delivered by the applicable Obligor to, or in the process of being delivered to, or out of and for services theretofore actually rendered by it to, the account debtor named therein;

(ii)

that no such Account Receivable is evidenced by any instrument or chattel paper unless such instrument or chattel paper has theretofore been endorsed by the owner thereof and delivered to the Agent (except to the extent the Agent specifically requests the owner thereof not to do so with respect to any such instrument or chattel paper);

	(iii)	that no surety bond was required or given at the Obligor's request in connection with such Account Receivable or the contracts or purchase orders out of which the same arose;

(iv)

that the amount of the Account Receivable represented as owing is the correct amount actually and unconditionally owing, except for normal cash discounts on normal trade terms in the ordinary course of business if such Account Receivable is an account;

(v)

that the amount of such Account Receivable represented as owing is not subject to any Dispute other than those which are disclosed to the Agent in writing promptly upon the applicable Obligor becoming aware thereof; and

	(vi)	that such Account Receivable is not owing from any Governmental Authority.

2.2	Deemed Repetition.

The representations and warranties made in Section 2.1 shall (a) continue in effect until payment and performance of all the Obligations, and (b) be deemed to be repeated on each Drawdown Date, Interest Payment Date, Rollover Date and Conversion Date, mutatis mutandis, as if made on that date and, in any event, as of the end of each Fiscal Quarter, unless circumstances change to render any of them inaccurate and the Obligor gives the Agent prompt written notice of such change after the Obligor becomes or should become aware of such change.

SECTION 3
THE CREDIT FACILITIES

3.1	Establishment of Credit Facilities.

Subject to the terms and conditions of this Agreement, the Lenders under Facility A (in respect of Facility A), the Lenders under Facility B (in respect of Facility B) and the Lenders under Facility C (in respect of Facility C), as applicable, hereby establish or continue the following:

(a)	in favour of SunOpta, a committed revolving credit facility ("Facility A") in the aggregate principal amount of up to $20,000,000 or the equivalent US Dollar Amount thereof;

(b)	in favour of SunOpta Food Group, a committed revolving credit facility ("Facility B") in the aggregate principal amount of up to US$80,000,000; and

(c)	in favour of LP, a committed non-revolving term credit facility ("Facility C") in the aggregate principal amount of up to US$45,000,000.

3.2	Availability of Credit Facilities.

Subject to the provisions of this Agreement:

(a)

Facility A. SunOpta may borrow, repay and reborrow or otherwise obtain an Advance under Facility A up to the lesser of the Facility A Borrowing Base and a maximum principal amount of $20,000,000 or the equivalent US Dollar Amount thereof.

(b)

Facility B. SunOpta Food Group may borrow, repay and reborrow or otherwise obtain an Advance under Facility B up to the lesser of the Facility B Borrowing Base and a maximum principal amount of US$80,000,000.

(c)

Facility C. LP has, in accordance with the provisions of the Original Agreement prior to the date hereof, borrowed by way of a single drawdown under Facility C a principal amount of US$45,000,000. As at the date hereof, a principal amount of US$45,000,000 remains outstanding under Facility C.

(d)

Reserves and Adjustments in respect of Facility A and Facility B. Notwithstanding any other provision of this Agreement to the contrary, the Agent acting reasonably shall have the right from time to time to establish reserves, and to adjust the amount of any existing reserve, against the amount which SunOpta and/or SunOpta Food Group may otherwise request under Facility A and/or Facility B. Such reserves shall be in such amounts and with respect to such matters as the Agent shall deem necessary or appropriate, including, without limitation, reserves in respect of dilution, reserves in respect of shortfalls in fixed asset and real property lending values and reserves in respect of amounts owing by any Obligor to holders of Liens that may have priority over the Liens of the Agent and/or the Lenders (regardless of whether such third party Liens are permitted hereunder). Without limiting the foregoing, the Borrowers acknowledge that, in addition to any other reserves that the Agent may establish on the date hereof or at any time and from time to time hereafter, and without limiting the right of the Agent to adjust the amount of any particular reserve, the Agent has established a reserve in respect of Facility B in respect of the market value of Fixed Assets as of the date hereof in the amount of US$22,000,000, which the Agent may continue to apply, adjust or remove in its discretion. The amount of such reserves shall be subtracted from the Facility A Borrowing Base and/or the Facility B Borrowing Base, as applicable, when calculating the amount of availability under Facility A and Facility B, respectively. Additionally, the Agent may from time to time reduce the percentages applicable to Eligible Accounts Receivable and Eligible Inventory as they relate to the Facility A Borrowing Base and/or the Facility B Borrowing Base or establish reserves against the amount of Facility A and/or Facility B which the Borrower may otherwise request hereunder in such amounts, and with respect to such matters, as the Agent shall deem necessary or appropriate based, if and to the extent so required by the Agent in its discretion, on independent appraisals done by a qualified appraiser and field examination reports acceptable to the Agent or other relevant information of which the Agent has knowledge. Without limiting the foregoing, all calculations of availability under Facility A or Facility B in any Borrowing Base Certificate delivered pursuant to this Agreement shall originally be made by the applicable Borrower, on behalf of the Obligors, and certified by the President or Chief Financial Officer of the applicable Borrower, provided that the Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections of Accounts Receivables received or otherwise; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the reserves determined by the Agent.

(e)	Types of Advances. Subject to the provisions of this Agreement:

(i)

each Lender agrees to severally make its Commitment under Facility A available to SunOpta by way of Prime Loans, USBR Loans, Bankers' Acceptances, Letters of Credit, Letters of Guarantee, FEFCs or Purchase Options, provided however that the Swingline Lender may make available Swing A Loans to SunOpta up to the Swing Line A Sublimit;

(ii)

each Lender agrees to severally make its Commitment under Facility B available to SunOpta Food Group by way of US Prime Rate Loans, Libor Loans, Letters of Credit, Letters of Guarantee, or Hedge Contracts (including FEFCs or Purchase Options), provided however that the Swingline Lender may make available to SunOpta Food Group advances by way of Swing B Loans up to the Swing Line B Sublimit; and

	(iii)	each Lender continues to agree to severally make its Commitment under Facility C available to LP by way of a Treasury Rate Loan.

(f)

Term. Subject to the terms and conditions of this Agreement, each of Facility A and Facility B may be availed of by the applicable Borrower from time to time during the period from and including the date hereof to but not including the Maturity Date with respect to Facility A and Facility B (or, in the case of Hedge Agreements, the expiry dates referred to in Section 3.11(b)), at which time the Commitment of each of the applicable Lenders under Facility A and Facility B shall terminate.

3.3	Obligations of the Lenders.

(a)

Rateable Portion. Subject to the terms and conditions of this Agreement, each Lender under each relevant Credit Facility agrees to make available its Rateable Portion of each Advance (other than the issue of Letters of Credit, Letters of Guarantee or Hedge Agreements) to the Borrower. No Lender shall be responsible for a Commitment of any other Lender. The failure of a Lender to make available an Advance in accordance with its obligations under this Agreement shall not release any other Lender from its obligations. Notwithstanding anything to the contrary in this Agreement, no Lender shall be obligated to make Advances available to the Borrower under any Credit Facility in excess of its Commitment under the Credit Facility.

(b)

Separate Obligation. The obligation of each Lender to make its Commitment available to the Borrower is a separate obligation between each Lender and the Borrower, and that obligation is not the several or joint and several obligation of any other Lender.

3.4	Revolving Nature of Facility A and Facility B.

Subject to the provisions of this Agreement:

(a)

Facility A. SunOpta may increase or reduce the amount of Advances outstanding under Facility A by borrowing, repaying and reborrowing Prime Loans, USBR Loans and Overdrafts, by causing the acceptance of Bankers' Acceptances and funding them at maturity, by causing the issue and re-issue of Letters of Credit or Letters of Guarantee from time to time, and by entering into FEFCs or Purchase Options;

(b)

Facility B. SunOpta Food Group may increase or reduce the amount of Advances outstanding under Facility B by borrowing, repaying and reborrowing US Prime Rate Loans, Libor Loans and Swing B Loans and by causing the issue and re- issue of Letters of Credit or Letters of Guarantee from time to time, and by entering into Hedge Contracts (including FEFCs and Purchase Options).

3.5	Purpose.

(a)

Facility A. The proceeds of Advances made under Facility A shall be used by SunOpta solely to provide for the ongoing general corporate and working capital purposes of SunOpta and its Canadian Subsidiaries and divisions or for lending to other Obligors.

(b)

Facility B. The proceeds of Advances made under Facility B shall be used by SunOpta Food Group solely to provide for the ongoing general corporate and working capital purposes of SunOpta Food Group and its Subsidiaries and divisions or for lending to other Obligors.

(c)	Facility C. The proceeds of the single Advance made by the Lenders under Facility C was used by LP primarily to indirectly refinance certain term indebtedness of LP.

(d)	General. Each Borrower acknowledges and agrees that the proceeds of the Credit Facilities shall be used for business purposes only.

3.6	Initial and Maximum Utilization.

(a)

Facility A. Notwithstanding any provision herein to the contrary, the aggregate Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A shall not at any time exceed the lesser of the Facility A Borrowing Base and the Total Commitment in respect of Facility A. For purposes of calculating the principal amount of outstanding Advances under Facility A at any time, (i) such amount outstanding under applicable Hedge Contracts issued under Facility A shall be deemed to be the Mark-to-Market Amount of such Hedge Contracts at that time, (ii) the amount of any outstanding Letter of Credit or Letter of Guarantee shall be deemed to be the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto, and (iii) Swing A Loans in an amount equal to the Swing Line A Sublimit shall be deemed outstanding Advances under Facility A at all times.

(b)

Facility B. Notwithstanding any provision herein to the contrary, the aggregate US Dollar Amount of the principal amount of all Advances outstanding under Facility B shall not at any time exceed the lesser of the Facility B Borrowing Base and the Total Commitment in respect of Facility B. For purposes of calculating the principal amount of outstanding Advances under Facility B at any time, (i) such amount outstanding under applicable Hedge Contracts issued under Facility B shall be deemed to be the Mark-to-Market Amount of such Hedge Contracts at that time, (ii) the amount of any outstanding Letter of Credit or Letter of Guarantee shall be deemed to be the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto, and (iii) Swing B Loans in an amount equal to the Swing Ling B Sublimit shall be deemed outstanding Advances under Facility B at all times.

(c)

Facility C. Only one Advance has been made available under Facility C. No further Advances are available under Facility C and the principal amount outstanding under Facility C as at the date hereof is US $45,000,000.

3.7	Borrowing Procedures – General.

(a)

Notice of Borrowing. All Advances, other than Advances by way of Overdraft, require the delivery of prior notice. To request an Advance, the applicable Borrower shall give to the Agent written notice substantially in the form attached as Schedule M, indicating the amount of the requested Advance, at or before the time set out below opposite the type of Advance that the applicable Borrower wishes to request:

Type of Advance	Time of Notice

Prime Loans, USBR Loans, US Prime Rate Loans and Bankers' Acceptance less than or equal to $10 million	Before 11:00 a.m. one Business Day prior to the requested Drawdown Date.

Prime Loans, USBR Loans, US Prime Rate Loans and Bankers' Acceptance greater than $10 million	Before 11:00 a.m. two Business Days prior to the requested Drawdown Date.

Libor Loans	Before 11:00 a.m. three Business Days prior to the requested Drawdown Date.

Letters of Credit and Letters of Guarantee	Before 11:00 a.m. three Business Days prior to the requested Drawdown Date

Hedge Contracts (including FEFCs, Purchase Options and interest rate hedging instruments)	Before 11:00 a.m. up to five Business Days prior to the requested Drawdown Date

Each notice given in respect of an Advance by way of Prime Loan, USBR Loan, Treasury Rate Loan or US Prime Rate Loan shall indicate the amount of the required Advance and the date funds are required. Each notice given in respect of an Advance by way of Libor Loan shall indicate the amount of the required Advance, the date funds are required and the duration of the initial Contract Period applicable thereto. Each notice given in respect of an Advance by way of Bankers' Acceptances shall indicate the amount of the Bankers' Acceptances to be issued and the applicable Contract Period of the Bankers' Acceptances. Each notice given in respect of an Advance by way of Letters of Credit or Letters of Guarantee shall indicate the amount of the Letter of Credit or Letter of Guarantee to be issued, the applicable Contract Period, the beneficiary, the terms of draw under the requested Letter of Credit or Letter of Guarantee and all other relevant information. Each notice given in respect of a Hedge Contract shall indicate the amount of the Hedge Contract and all other relevant information which the applicable Lender may request. Notwithstanding the foregoing and for greater certainty, the procedure for SunOpta Food Group to obtain Swing B Loans is set out in Section 3.19(b).

(b)

Limits on Advances. Notwithstanding any other term of this Agreement, a Borrower shall not request an Advance under any Credit Facility if, on the day notice of the Advance is given pursuant to Section 3.7(a) or Sections 3.19(a) or (b), after giving effect to the Advance, (i) in the case of Facility A, the Canadian Dollar Amount of the principal amount of all Advances outstanding from the Lenders under Facility A would exceed the lesser of the then current Facility A Borrowing Base and the Total Commitment in respect of Facility A, (ii) in the case of Facility B, the US Dollar Amount of the principal amount of all Advances outstanding from the Lenders under Facility B would exceed the lesser of the then current Facility B Borrowing Base and the Total Commitment in respect of Facility B, or (iii) in the case of each of Facility A and Facility B, the Canadian Dollar Amount or US Dollar amount, as applicable, of the principal amount of all Advances outstanding from any Lender under such Credit Facility would exceed that Lender's Commitment under the Credit Facility. The Borrowers may not request further Advances under Facility C. No Advance under any Credit Facility (other than an Advance in respect of a Hedge Agreement) shall have a Contract Period that extends beyond the Maturity Date of that Credit Facility.

(c)

Lender or Agent Determination. Each determination, as applicable, by the L/C Lender and by the Agent of, as applicable, the Prime Rate, the US Base Rate, the US Prime Rate, the Treasury Rate, the CDOR Rate, an Acceptance Fee (at the applicable rate specified by this Agreement), an issuance fee (at the applicable rate specified by this Agreement) for a Letter of Credit or a Letter of Guarantee and LIBOR shall, in the absence of manifest error, be prima facie binding on the Borrowers and the Lenders.

3.8	Libor Loans.

(a)	Minimum Advance. Each Advance by way of Libor Loan shall be in a minimum aggregate amount of US$1,000,000 and larger whole multiples of US$100,000.

(b)

Term. Each Libor Loan shall have a Contract Period of one, two, three or six months (each month being a period of 30 days for purposes of this Section), subject to availability. No Contract Period of a Libor Loan shall extend beyond the applicable Maturity Date.

(c)

Rollover of Libor Loans. At least three Business Days before the expiry of the Contract Period of each Libor Loan, the Borrower shall notify the Agent by irrevocable telephone notice, followed by written confirmation on the same day in form and substance substantially in accordance with Schedule N, if it intends to:

(i)	enter into a new Contract Period with respect to the maturing Libor Loan, or

(ii)	repay the maturing Libor Loan.

If a Borrower fails to provide the foregoing notice or make the required payment, payment of its Obligations to the applicable Lender with respect to that maturing Libor Loan shall be funded with an Advance under, as applicable, a USBR Loan or US Prime Rate Loan in the amount outstanding under that Libor Loan.

3.9	Bankers' Acceptances.

(a)	Minimum Advances. Each Advance by way of Bankers' Acceptance shall be in a minimum aggregate face amount of $500,000 and larger whole multiples of $100,000.

(b)

Term. Each Bankers' Acceptance shall have a Contract Period of not less than 10 days or such greater period in multiples of 10 days to a maximum of 180 days or a longer term, subject, in all cases, to availability. No Contract Period of a Bankers' Acceptance shall extend beyond the applicable Maturity Date.

(c)

Discount Rate. On each Drawdown Date on which Bankers' Acceptances are to be accepted, the Agent shall advise the Borrower as to the Agent's determination of the applicable Discount Rate for the Bankers' Acceptances which any of the Lenders have agreed to purchase.

(d)

Purchase. If the Lender purchases a Bankers' Acceptance accepted by it, the Borrower shall sell and the Lender shall purchase the Bankers' Acceptance at the applicable Discount Rate. The Lender shall provide to the applicable account as advised by the Agent from time to time the Discount Proceeds less the Acceptance Fee payable with respect to that Bankers' Acceptance.

(e)	Sale. Each Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

(f)

Bankers' Acceptances in Blank. To facilitate the acceptance of Bankers' Acceptances under this Agreement, the Borrowers shall, upon execution of this Agreement, if so requested by a Lender, and from time to time as required, provide to that Lender Bankers' Acceptances substantially in the form as may be acceptable to that Lender duly executed and endorsed in blank by the Borrower, in quantities sufficient for that Lender to fulfill its obligations under this Agreement or, if so requested by a Lender, provide to that Lender, with a copy to the Agent, a power of attorney substantially in the form of Schedule O executed by the Borrower in favour of that Lender authorizing that Lender to execute drafts in the form attached thereto. If Bankers' Acceptances have been provided to a Lender duly executed and endorsed in blank by the Borrower, that Lender is hereby authorized to issue Bankers' Acceptances endorsed in blank in face amounts as may be determined by the Borrower provided that the aggregate amount thereof is equal to the aggregate amount of Bankers' Acceptances required to be accepted by the Lender. No Lender shall be responsible or liable for its failure to accept a Bankers' Acceptance as required under this Agreement if the cause of the failure is, in whole or in part, due to the failure of the Borrower to provide to the Lender on a timely basis a sufficient number of duly executed Bankers' Acceptances or a duly executed power of attorney, as applicable, nor shall any Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any Bankers' Acceptance except a loss or improper use arising by reason of the gross negligence or wilful misconduct of the Lender or its employees.

(g)

Execution. Drafts drawn by a Borrower to be accepted as Bankers' Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys. Notwithstanding that any Person whose signature appears on any Bankers' Acceptance may no longer be an authorized signatory for the Borrower at the time of issuance of a Bankers' Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers' Acceptance so signed shall be binding on the Borrower.

(h)

Issuance. The Agent, promptly following receipt of a notice of Advance, Rollover or Conversion by way of Bankers' Acceptances, shall advise the applicable Lenders of the notice and shall advise each Lender of the face amount of Bankers' Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). The aggregate face amount of Bankers' Acceptances to be accepted by a Lender shall be determined by the Agent by reference to that Lender's Rateable Portion of the issue of Bankers' Acceptances, except that, if the face amount of a Bankers' Acceptance which would otherwise be accepted by a Lender would not, subject to Section 3.9(a), be $100,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Agent in its sole discretion to $100,000 or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Lender shall have aggregate outstanding Advances in excess of its Commitment.

(i)

Rollover. At or before 1:00 p.m. two Business Days before the maturity date of any Bankers' Acceptance, the Borrower shall give to the Agent written notice substantially in the form attached as Schedule N if the Borrower intends to repay the maturing Bankers' Acceptances on the maturity date or if the Borrower intends to issue Bankers' Acceptances on the maturity date to provide for the payment of the maturing Bankers' Acceptances. Otherwise, the Borrower shall provide payment to the Agent on behalf of the Lenders of an amount equal to the aggregate principal amount of the Bankers' Acceptances on their maturity date. If the Borrower fails to make the payment, the Borrower's obligations in respect of the maturing Bankers' Acceptances shall be deemed to have been funded on the maturity date thereof with an Advance by way of Prime Loan.

(j)

Waiver of Presentment and Other Conditions. The Borrower waives presentment for payment and any other defence to payment of any amounts due to the Lender in respect of a Bankers' Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers' Acceptance being held, at the maturity thereof, by the Lender in its own right and the Borrower agrees not to claim any days of grace if the Lender as holder sues the Borrower on the Bankers' Acceptance for payment thereunder.

(k)

Depository Bills and Notes Act. At the option of the Borrower and any Lender, Bankers' Acceptances under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 3.9.

(l)

BA Equivalent Loans by Non BA Lenders. Whenever a Borrower requests an Advance under this Agreement by way of BAs, each Non BA Lender shall, in lieu of accepting a BA, make a BA Equivalent Loan in an amount equal to the Non BA Lender's Rateable Portion of the BA Advance.

(m)

Terms Applicable to Discount Notes. As set out in the definition of "BA", that term includes Discount Notes and all terms of this Agreement applicable to BAs shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary, it being the intention of the parties hereto that each BA Equivalent Loan shall have the same economic consequences for the applicable Lender and the Borrower as the acceptance by such Lender of a BA. For greater certainty:

	(i)	the term of a Discount Note shall be the same as the Contract Period for BAs accepted and purchased on the same Drawdown Date in respect of the same Advance;

	(ii)	an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a BA; and

(iii)

the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to BAs accepted by the Lenders on the same Drawdown Date, Rollover Date or Conversion Date, as the case may be, in respect of the same Advance.

3.10	Letters of Credit and Letters of Guarantee.

(a)

Currency. The L/C Lender will issue all Letters of Credit and Letters of Guarantee under Facility A and Facility B. Each Letter of Credit and each Letter of Guarantee shall be issued in Canadian Dollars, US Dollars or such other currency as the L/C Lender may agree in its sole discretion and shall mature on a Business Day.

(b)

Letter of Credit and Letter of Guarantee Sublimit. The aggregate principal amount of Advances which may be outstanding by way of Letter of Credit and Letter of Guarantee under Facility A shall not exceed $3,000,000. The aggregate principal amount of Advances which may be outstanding by way of Letter of Credit and Letter of Guarantee under Facility B shall not exceed US$5,000,000. Each Letter of Credit or Letter of Guarantee shall be issued by the L/C Lender in its name as an Advance under Facility A or Facility B, as applicable. Each Lender under Facility A (with respect to a Letter of Credit or Letter of Guarantee issued at the request of SunOpta) and each Lender under Facility B (with respect to a Letter of Credit or Letter of Guarantee issued at the request of SunOpta Food Group) will be responsible for its Rateable Portion of the funding for any drawing under any Letter of Credit or Letter of Guarantee under Section 3.10(f) or otherwise and to purchase its Rateable Portion of any outstanding Letter of Credit or Letter of Guarantee under Section 12.16. For purposes of calculating the amount of outstanding Advances under Facility A and/or Facility B, and for other purposes of this Agreement, a Letter of Credit or Letter of Guarantee shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit or Letter of Guarantee expires or otherwise terminates without having been drawn upon, the availability under the Facility A and/or Facility B shall to such extent be reinstated. The L/C Lender shall not be under any obligation to issue any Letter of Credit or Letter of Guarantee if a default of any Lender's obligations to fund or purchase its Rateable Portion under this Section 3.10 exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Lender has entered into arrangements satisfactory to the L/C Lender with the Borrowers or such Lender to eliminate the L/C Lender's risk with respect to such Lender.

(c)

No Guarantees. Other than Letters of Credit and Letters of Guarantee in an aggregate amount at any time outstanding not exceeding US$2,000,000 (which such US$2,000,000 limit includes (i) a Letter of Credit dated August 28, 2009 in the face amount of US$500,000 issued by the L/C Lender in favour of Wells Fargo Equipment Finance, Inc. as security for an operating lease, and (ii) a Letter of Credit dated June 5, 2008 in the face amount of US$33,000 issued by the L/C Lender in favour of SDC Apollo Chelmsford, Inc. as landlord), no Advance by way of the issue of a Letter of Credit or Letter of Guarantee shall be used by the Borrowers for the purpose of incurring Contingent Obligations of the type described in clause (a) of the definition of "Contingent Obligations".

(d)

Other Documentation. The issue of a Letter of Credit or a Letter of Guarantee is subject to the execution and delivery of an application and agreement and an indemnity in the L/C Lender's standard form or other specific agreement relative to the instrument in form and substance satisfactory to the L/C Lender acting reasonably (the "L/C Agreement").

(e)

Retirement. A Letter of Credit or Letter of Guarantee may only be retired on its maturity date unless and to the extent it has been honoured or unless the written consent of the beneficiary of the instrument has been obtained and the original instrument has been returned to the L/C Lender.

(f)

Drawings. Any drawing under a Letter of Credit or Letter of Guarantee shall be funded by an Advance by way of a Prime Loan (if drawn in Canadian Dollars under Facility A), by way of a USBR Loan (if drawn in US Dollars or any other currency under Facility A) or by way of a US Prime Rate Loan (if drawn in US Dollars under Facility B).

(g)

Term. Each Letter of Credit and each Letter of Guarantee shall have a Contract Period of not less than 30 days or more than 364 days. No Contract Period of a Letter of Credit or a Letter of Guarantee shall extend beyond the applicable Maturity Date.

(h)

Rollover. Three Business Days before the maturity date of any Letter of Credit or Letter of Guarantee the Borrower shall notify the L/C Lender, at its Lending Office, with a copy to the Agent, by notice substantially in the form attached as Schedule N if it wishes the issue of a replacement Letter of Credit or Letter of Guarantee on the maturity date or if it wishes to extend the maturity date of any Letter of Credit or Letter of Guarantee. If the Borrower fails to provide the foregoing notice, the maturing Letter of Credit or Letter of Guarantee shall expire on its maturity date. Notwithstanding the foregoing, the L/C Lender shall have the sole discretion in determining whether or not to issue any replacement Letter of Credit or Letter of Guarantee or to extend the maturity date thereof.

(i)

Reimbursement. The Borrower unconditionally and irrevocably authorizes the L/C Lender to pay the amount of any demand made on the L/C Lender under and in accordance with the terms of any Letter of Credit or Letter of Guarantee on demand without requiring proof of the Borrower's agreement that the amount so demanded was due and notwithstanding that the Borrower may dispute the validity of any such demand or payment. The Borrower shall reimburse the L/C Lender on demand for any amounts paid by it from time to time as contemplated by this Section and, without limiting the foregoing, the Borrower shall indemnify and save the L/C Lender harmless on demand from and against any and all other losses (other than lost profits), costs, damages, expenses, claims, demands or liabilities which it may suffer or incur arising in any manner whatsoever in connection with the making of any such payments as contemplated by this Section (including, without limitation, in connection with proceedings to restrain the L/C Lender from making, or to compel the L/C Lender to make, any such payment).

(j)

Lenders Not Liable. The L/C Lender shall not have any responsibility or liability for, or duty to inquire into, the authorization, execution, signature, endorsement, correctness, genuineness or legal effect of any certificate or other document presented to the L/C Lender pursuant to any Letter of Credit or Letter of Guarantee, other than to ensure that any demand for payment under a Letter of Credit or Letter of Guarantee is in compliance with the terms thereof, and the Borrower fully and unconditionally assumes all risks with respect to the same and, without limiting the generality of the foregoing, all risks of the acts or omissions of any beneficiary of any Letter of Credit or Letter of Guarantee with respect to the use by any beneficiary of any Letter of Credit or Letter of Guarantee. The L/C Lender shall not be responsible for:

(i)

the validity of certificates or other documents delivered under or in connection with any Letter of Credit of Letter of Guarantee that appear on their face to be in order, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged;

(ii)	errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telefax or otherwise, whether or not they are in code;

(iii)	errors in translation or for errors in interpretation of technical terms or for errors in the calculation of amounts demanded under any Letter of Credit or Letter of Guarantee;

(iv)

any failure or inability of the L/C Lender or any other Person to make payment under any Letter of Credit or Letter of Guarantee as a result of any Applicable Law or by reason of any control or restriction rightfully or wrongfully exercised by any Person asserting or exercising governmental or paramount powers; or

(v)	any other consequences arising in respect of a failure by the L/C Lender to honour a Letter of Credit or Letter of Guarantee due to causes beyond the control of the L/C Lender;

and none of the above shall affect or impair any of the rights or powers of the Lenders hereunder or the obligations of the Borrower under this Section. In furtherance and not in limitation of the foregoing provisions, it is agreed that any payment made by the L/C Lender in good faith under and in accordance with the terms of a Letter of Credit or Letter of Guarantee shall be binding upon the Borrower and shall not result in any liability of the Agent or any of the Lenders to the Borrower and shall not lessen the obligation of the Borrower under this Section. Notwithstanding the provisions of this Section, the Borrower shall not be responsible for, and neither the Agent nor any Lender shall be relieved of responsibility for, any wilful misconduct, gross negligence or fraud of or by the Agent or any Lender or the failure of the L/C Lender to comply with the terms of a Letter of Credit or Letter of Guarantee.

(k)

Overdue Amounts. Without limiting any other provision of this Agreement, if the Borrower shall fail to reimburse the L/C Lender in respect of any payments made by the L/C Lender under a Letter of Credit or Letter of Guarantee as contemplated in this Section, the L/C Lender may at any time thereafter notify the Agent (which shall thereupon deliver a similar notice to each Lender under Facility A and/or Facility B, as applicable of such failure) and such notification shall be deemed to have been delivery of a request for an Advance in the amount and currency of such payments on and subject to the terms hereof. Each Lender under Facility A and/or Facility B, as applicable shall forthwith credit the account of the L/C Lender with such Lender's Rateable Portion of such payments, the amount of such payments shall be deemed to constitute, as applicable, a Prime Loan (if such payments were made in Canadian Dollars under Facility A, a USBR Loan (if such payments were made in U.S. Dollars under Facility A) or a US Prime Rate Loan (if such payments were made in U.S. Dollars under Facility B) made by the Lenders under Facility A and/or Facility B, as applicable and which is outstanding, and, without limiting the terms and conditions applicable to such Prime Loan, USBR Loan, or US Prime Rate Loan shall be due and payable when such Prime Loan, USBR Loan or US Prime Rate Loan is due and payable in accordance with the provisions hereof.

(l)

Acceleration. Upon the Agent making a declaration under Section 10.2, the maximum amount of the contingent liability of the L/C Lender under any Letter of Credit or Letter of Guarantee which is then outstanding shall immediately become due and payable notwithstanding that the L/C Lender has not at such date been required to make payment under any such Letter of Credit or Letter of Guarantee. Any such amount deposited with the L/C Lender shall be held by the L/C Lender in a separate interest-bearing collateral account in the name of the relevant Borrower as security for the repayment of future indebtedness of the Borrower to the L/C Lender in respect of Letters of Credit or Letter of Guarantee which are drawn down, and, pending the expiry of all outstanding Letters of Credit or Letter of Guarantee, any amounts deposited with the L/C Lender shall bear interest at the rate established by the L/C Lender from time to time as that payable in respect of 30 day certificates of deposit of the L/C Lender for monies of like amount. Any such amount deposited with the L/C Lender shall be held in trust for the other Lenders, to the extent of each Lenders' Rateable Portion, and shall be distributed as and when required by this Agreement.

(m)

Conflict. Each Letter of Credit and/or Letter of Guarantee shall be subject to the L/C Lender's customary Letter of Credit and/or Letter of Guarantee terms and procedures (including without limitation pursuant to an L/C Agreement) from time to time in effect and shall be in a form acceptable to the L/C Lender. The Borrower shall execute and deliver such standard form applications, agreements, indemnities and other assurances as the L/C Lender may reasonably require from time to time with respect to Letters of Credit and/or Letters of Guarantee. A Letter of Credit and/or Letter of Guarantee shall in no event contain provisions requiring the L/C Lender to satisfy itself, prior to payment thereunder, as to any conditions for a drawing thereunder other than the presentation of prescribed documents. If the provisions set forth in the L/C Lender's customary letter of credit and/or letter of guarantee documentation set forth terms of availability or cross-collateralization of security beyond or inconsistent with that set forth herein, the provisions of this Agreement in respect thereof shall prevail.

(n)

Non-Sharing. Notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders, the L/C Lender may obtain any payment owing in any manner whatsoever in respect of any Letter of Credit or Letter of Guarantee, retain such payment and apply same against the obligations of the Borrower in respect of Letters of Credit or Letters of Guarantee and other amounts owing in respect of any Letter of Credit or Letter of Guarantee (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

3.11	Hedge Contracts.

(a)

General. Subject to the terms and conditions hereof, Facility A may be availed by SunOpta in the form of FEFCs and Purchase Options, and Facility B may be availed by SunOpta Food Group in the form of Hedge Agreements (including FEFCs, Purchase Options and interest rate hedging instruments), in each case in all major currencies acceptable to the Hedge Lender. Each such FEFC, Purchase Option and other Hedge Contract shall be subject to the terms and conditions hereof and the applicable Hedge Agreement. Subject to Sections 3.6(a) and 3.6(b), (i) the maximum aggregate face contract amount of all outstanding FEFCs and Purchase Options under Facility A shall not exceed US$20,000,000 at any time and (ii) the maximum aggregate face contract amount of all outstanding Hedge Agreements (including FEFCs, Purchase Options and interest rate hedging instruments) under Facility B shall not exceed US$30,000,000 at any time.

(b)

Term. Each Borrower may only enter into Hedge Contracts with the Hedge Lender provided that such Hedge Contracts are only issued in respect of Canadian Dollars, US Dollars or other major currencies acceptable to the Hedge Lender for purposes of treasury risk management. Each Hedge Contract that consists of a FEFC or Purchase Option shall have a Contract Period of not more than 18 months and each Hedge Contract that consists of an interest rate hedging instrument shall have a Contract Period of not more than five years. For greater certainty, a Borrower may only enter into a Hedge Contract with the Hedge Lender provided that, as applicable, (i) the Hedge Contract being entered into is not for speculation purposes, (ii) the foreign exchange risk being managed is in a currency or currencies in which the Borrower or an Obligor does business, and (iii) the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's or Obligor's business being conducted in any such currency.

(c)

Subject to Approval. The Hedge Lender may refuse to issue a Hedge Contract at any time at its sole discretion. Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (as represented herein by each of Rabobank and Rabobank US) acknowledges and agrees in favour of the Borrowers and the Agent that it and its relevant branches, in its and their capacity as Hedge Lender under Facility A and Facility B in connection with this Agreement, will not enter into Hedge Contracts with the applicable Borrower if Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. cannot provide to the Agent, at or before 10:00 a.m. Toronto time on each Business Day, a written report confirming the net mark-to-market amount in respect of such Hedge Contracts. In furtherance of the foregoing and for greater certainty, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (as represented herein by each of Rabobank and Rabobank US) agrees that, in respect of any Hedge Contracts that it enters into and issues under Facility A and Facility B with the applicable Borrower, it will provide to the Agent, at or before 10:00 a.m. Toronto time on each Business Day, a written report setting out the net mark-to- market amount in respect of all such Hedge Contracts.

(d)

Other Documentation. The issuance of a Hedge Contract is subject to the execution and delivery of specific agreements as may be required by the Hedge Lender on its standard forms and modified by such schedules and addenda as are customarily used by the Hedge Lender (the "Hedge Agreement"). In the event of a conflict between the terms and conditions of the Hedge Agreement and this Agreement, the Hedge Agreement shall prevail notwithstanding Section 1.3.

(e)

Non-Sharing. Notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders, the Hedge Lender that has entered into a Hedge Contract with a Borrower may obtain any payment in any manner whatsoever in respect of Hedge Contracts, retain such payment and apply same against the obligations of the Borrower under Hedge Contracts and other amounts owing in respect of the Hedge Contracts (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

3.12	Prime Loans, USBR Loans, US Prime Rate Loans, Overdrafts and Swing B Loans.

Each Advance by way of Prime Loan shall be in a minimum aggregate principal amount of $100,000 and larger whole multiples of $100,000. Each Advance by way of USBR Loan or US Prime Rate Loan shall be in a minimum aggregate principal amount of US$100,000 and larger whole multiples of US$100,000. Notwithstanding the foregoing and for greater certainty, each Advance by way of Overdraft, Swing A Loan and Swing B Loan may be in amounts of other than, as applicable, $100,000 or US$100,000 and whole multiples thereof.

3.13	Conversion Option.

Subject to this Agreement, a Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Advance (other than an Advance by way of Letter of Credit, Letter of Guarantee, Treasury Rate Loan or Hedge Agreement) into another type of Advance permitted under the relevant Credit Facility (other than an Advance by way of Letter of Credit, Letter of Guarantee, Treasury Rate Loan or Hedge Agreement) upon giving written notice to the Agent in substantially the form attached hereto as Schedule N, the notice period being that which would be applicable to the type of Advance into which the outstanding Advance is to be converted under Section 3.7. Conversions under this Section 3.13 may only be made provided that:

(a)

notwithstanding any other term in this Agreement, no Advance denominated in C$ may be converted into an Advance denominated in US$ and no Advance denominated in US$ may be converted into an Advance denominated in C$;

(b)	each conversion into an Advance shall be for minimum aggregate amounts and whole multiples in excess thereof as are specified in respect of that type of Advance in this Section 3;

(c)

an Advance by way of Libor Loan may be converted only on the last day of the relevant Contract Period; if less than all of the Libor Loan is converted, after the conversion not less than US$1,000,000 shall remain as a Libor Loan;

(d)

an Advance by way of Bankers' Acceptance may be converted only on the last day of the relevant Contract Period; if less than all Advances by way of Bankers' Acceptances having the same maturity date are converted, after the conversion not less than C$500,000 shall remain as Advances by way of Bankers' Acceptances to the Borrowers having the same maturity date;

(e)	a conversion into an Advance by way of Libor Loan shall only be made to the extent that the conditions outlined in Section 4.12 shall not exist on the relevant Conversion Date; and

(f)

no demand shall have been made and no Default or Event of Default shall have occurred and be continuing on the relevant Conversion Date or after giving effect to the conversion of the Advance to be made on the Conversion Date.

3.14	Conversion and Rollover Not Repayment.

No Conversion or Rollover shall constitute a repayment of any Advance or a new Advance.

3.15	Mandatory Conversion of Libor Loans and Bankers' Acceptances.

Notwithstanding Sections 3.9(i), 3.10(h) and 3.11, and subject to Section 10.2, if a Default or Event of Default has occurred and is continuing on the last day of a Contract Period, as regards a Libor Loan, or upon the maturity date, as regards a Bankers' Acceptance, (a) in respect of an Advance by way of a Libor Loan, the Borrower shall be deemed to have converted the Advance, as applicable, into a USBR Loan or a US Prime Rate Loan as of the last day of the applicable Contract Period, and (b) in respect of an Advance by way of Bankers' Acceptances, the Borrower shall be deemed to have converted the Advance into a Prime Loan in an amount equal to the principal amount of the Bankers' Acceptances on the maturity date.

3.16	Deposit of Proceeds of Loans and Discount Proceeds.

The Agent shall credit to the applicable Borrower's Account on the applicable Drawdown Date (a) the proceeds of each Advance by way of Prime Loan, USBR Loan, US Prime Rate Loan, Treasury Rate Loan or Libor Loan made, and (b) the Discount Proceeds less the applicable Acceptance Fee with respect to each Bankers' Acceptance purchased by a Lender on that Drawdown Date. Where a Borrower has made separate arrangements for the purchase of Bankers' Acceptances issued under this Agreement, the Agent shall debit the applicable Borrower's Account for the applicable Acceptance Fee upon acceptance and the Borrower shall deposit the Discount Proceeds to the applicable Borrower's Account stipulated by the Borrower immediately upon receipt.

3.17	Evidence of Obligations.

The Agent and the Lenders, as applicable, shall open and maintain their respective accounts and records evidencing the Obligations of the Borrowers under this Agreement. The Agent and such Lenders shall record in those accounts by appropriate entries all amounts owing on account of those Obligations and all payments on account thereof. Those accounts and records will constitute, in the absence of manifest error, prima facie evidence of the Obligations outstanding from time to time, the date each Advance was made and the amounts that each Borrower has paid from time to time on account of the Obligations, provided that the obligations of the Obligors to make payments under and in connection with this Agreement and the Documents shall not be affected by any failure of the Agent or one or more of the Lenders to make or maintain any such account or record.

3.18	Swing A Loans

(a)

Generally. At any time that SunOpta would be entitled to obtain an Advance under Facility A, SunOpta shall be entitled to draw cheques denominated in Canadian dollars and/or U.S. Dollars on its specifically-identified accounts at the branch in Toronto of the Swingline Lender or at such other branch of the Swingline Lender as may be agreed upon by the Swingline Lender and SunOpta from time to time. The debit balance from time to time in any such account shall be deemed to be a Prime Loan or a USBR Loan, as applicable, outstanding to SunOpta from the Swingline Lender under its Commitment for Facility A and the credit balance from time to time in any such account shall be applied by the Swingline Lender as a repayment of outstanding Swing A Loans and such account shall be reduced to zero accordingly. If at any time SunOpta and any of its Subsidiaries is a party to a cash concentration arrangement, statutory offset agreement or similar master account netting arrangement with the Swingline Lender, the amount of any Overdraft from time to time in the applicable concentration account of SunOpta and any of its Subsidiaries established pursuant to such arrangement shall (provided that at such time SunOpta would be able to obtain Advances under Facility A) also be deemed to be a Prime Loan or a USBR Loan, as applicable, outstanding to SunOpta from the Swingline Lender under its Commitment for Facility A and the credit balance from time to time in any such account shall be applied by the Swingline Lender as a repayment of outstanding Swing A Loans and any such account shall be reduced to zero accordingly.

(b)

Sublimit. The outstanding amount of all Swing A Loans at any time shall not exceed the Swing Line A Sublimit at such time. For greater certainty and notwithstanding any other provision of this Agreement, the Swingline Lender shall not be obligated to make a Swing A Loan available to the extent that on any relevant Drawndown Date, after giving effect to any Swing A Loan requested or deemed requested: (i) the Canadian Dollar Amount of the aggregate principal amount of all then outstanding Swing A Loans and the Canadian Dollar Amount of the aggregate principal amount of such Lender's Rateable Portion of all Advances under Facility A would exceed its Facility A Commitment at such time; or (ii) the Canadian Dollar Amount of the aggregate principal amount of all Advances under Facility A would exceed the aggregate Facility A Commitment at such time.

(c)

Repayment. It is the intention of the parties hereto that Swing A Loans are to be available to SunOpta pending the obtaining of an Advance under Facility A. Accordingly, if on any Business Day the aggregate amount of all outstanding Swing A Loans equals or exceeds $3,000,000, the Swingline Lender will deliver a written notice to the Agent (which in turn will provide notice to, in accordance with the provisions of this Agreement, each of the Lenders which has a Commitment for Facility A) and to SunOpta, requiring repayment of all Swing A Loans then outstanding. Such written notice from the Swingline Lender to the Agent shall be delivered not later than 12:00 p.m. (Toronto time) one Business Day prior to the proposed date of repayment of all Swing A Loans then outstanding and any repayment amount specified in such notice shall be in a minimum amount of $1,000,000 and multiples of $100,000 (or such other amount as may be applicable in the circumstances) in excess thereof. The Borrower shall be deemed to have given at such time a Notice of Advance to the Agent requesting, as applicable, Prime Loans or USBR Loans under Facility A in an amount equal to the repayment amount specified by the Swingline Lender and the Lenders which have Commitments for Facility A shall, regardless of whether or not a Default or an Event of Default exists, make such requested Loans (provided that the Canadian Dollar Amount of the pro-rata principal amount of such requested Loans, together with the Canadian Dollar Amount of the pro-rata principal amount of all Advances outstanding under Facility A in respect of each Lender, shall not exceed each such Lender's Facility A Commitment) on the next Business Day and the Agent shall apply the proceeds thereof in repayment of Swing A Loans then outstanding. The Agent shall promptly notify the Borrower of any such Loans made, and the Borrower agrees to accept each such Loan and hereby irrevocably authorizes and directs the Agent to apply the proceeds thereof in payment of Swing A Loans as aforesaid. The Swingline Lender shall not be under any obligation make any Swingline A Loan if a default of any Lender's obligations to fund or purchase its Rateable Portion under this Section 3.18 exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrowers or such Lender to eliminate the Swingline Lender's risk with respect to such Lender. Without limiting the foregoing and notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders, the Swingline Lender may obtain any payment in any manner whatsoever in respect of Swing A Loans, retain such payment and apply same against Swing A Loans and other amounts owing in respect of Swing A Loans (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

3.19	Swing B Loans.

(a)

Generally. Subject to the terms and conditions hereof, as part of Facility B, the Swingline Lender agrees to make loans in US Dollars to SunOpta Food Group under the swing line established hereby (individually a "Swing B Loan" and collectively the "Swing B Loans") which shall not in the aggregate at any time outstanding exceed the Swing Line B Sublimit. The Swing B Loans may be availed of by SunOpta Food Group from time to time and borrowings thereunder may be repaid and used again during the period ending on the Maturity Date in respect of Facility B.

(b)

Requests for Swing B Loans. SunOpta Food Group may, but is not required to, give the Swingline Lender notice of a request for the advance of a Swing B Loan. If SunOpta Food Group does provide the Swingline Lender with notice of a request for an advance of a Swing B Loan, then such notice (which may either be written or oral) shall be provided to the Swingline Lender by no later than 12:00 noon (Chicago time) on the date upon which SunOpta Food Group requests that any Swing B Loan be made and shall indicate the amount of such Swing B Loan and the date on which such Swing B Loan is to be advanced. Subject to the terms and conditions hereof, the proceeds of such Swing B Loan shall be made available to SunOpta Food Group on the date so requested at the offices of the Swingline Lender in Chicago, Illinois, by depositing such proceeds to the credit of SunOpta Food Group's bank account number 422-481-2 maintained with Harris N.A. (the "Disbursement Account") or as SunOpta Food Group and the Swingline Lender may otherwise agree. In addition to the foregoing, and without any request therefor being made by SunOpta Food Group, the Swingline Lender at its option may (but is not obligated at any time to) make Swing B Loans to SunOpta Food Group in circumstances where the funds available in the Disbursement Account are or may be insufficient to meet the relevant near term payment and disbursement obligations of SunOpta Food Group that are to be processed through such Disbursement Account. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation, if any, of the Swingline Lender to make Swing B Loans shall be subject to all of the other applicable terms and conditions of this Agreement, and (ii) the Swingline Lender shall not be obligated to make more than one Swing B Loan during any one day.

(c)

Refunding Loans. In its sole and absolute discretion, the Swingline Lender may at any time, on behalf of SunOpta Food Group (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose) and with notice to SunOpta Food Group, request each Lender under Facility B to make a US Prime Rate Loan in an amount equal to each such Lender's Rateable Portion of the amount of the Swing B Loans outstanding on the date such notice is given. Regardless of the existence of any Default or Event of Default, each Lender under Facility B shall (provided that the pro-rata principal amount of such requested Loans, together with the pro-rata principal amount of all Advances outstanding under Facility B in respect of each Lender, shall not exceed each such Lender's Facility B Commitment) make the proceeds of its requested US Prime Rate Loan available to the Swingline Lender, in immediately available funds, at the Swingline Lender's principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such US Prime Rate Loans shall be immediately applied to repay the outstanding Swing B Loans.

(d)

Participations. If any Lender under Facility B refuses or otherwise fails to make a US Prime Rate Loan requested by the Swingline Lender pursuant to Section 3.19(c) above (because an Event of Default described in Section 10.1(i) or 10.1(j) exists with respect to SunOpta Food Group or otherwise), such Lender will, by the time and in the manner such US Prime Rate Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swing B Loans in an amount equal to its Rateable Portion of the aggregate principal amount of Swing B Loans that were to have been repaid with such US Prime Rate Loans. Each Lender under Facility B that so purchases a participation in a Swing B Loan shall thereafter be entitled to receive its Rateable Portion of each payment of principal received on the Swing B Loan and of interest received thereon accruing from the date such Lender funded to the Swingline Lender its participation in such Loan. The several obligations of the Lenders under Facility B under this Section shall, subject to Section 12.16 hereof, be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender under Facility B may have or have had against SunOpta Food Group, any other Lender under Facility B or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Facility B Commitment of any Lender under Facility B, and each payment made by a Lender under Facility B under this Section shall be made without any offset, abatement, withholding or reduction whatsoever. The Swingline Lender shall not be under any obligation make any Swingline B Loan if a default of any Lender's obligations to fund or purchase the applicable participation under this Section 3.19 exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrowers or such Lender to eliminate the Swingline Lender's risk with respect to such Lender. Without limiting the foregoing and notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders the Swingline Lender may obtain any payment in any manner whatsoever in respect of Swing B Loans, retain such payment and apply same against Swing B Loans and other amounts owing in respect of Swing B Loans (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

3.20	Reliance on Oral Instructions.

The Agent and each Lender shall each be entitled to act upon the oral instructions of any Person who the Agent or the applicable Lender, acting reasonably, believes is a Person authorized by the relevant Borrower to act on such Borrower's behalf. The Agent and any applicable Lender shall not be responsible for any error or omission in those instructions or in the performance thereof except in the case of gross negligence or wilful misconduct by the Agent, any applicable Lender or their respective agents. Any instructions so given shall be confirmed in writing by the relevant Borrower to the Agent or the applicable Lender on the same day. The relevant Borrower shall indemnify the Agent and any applicable Lender for any loss or expense suffered or incurred by the Agent or any applicable Lender as a consequence of the Agent or the applicable Lender acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with Persons reasonably believed by Agent or any applicable Lender to have been acting on such Borrower's behalf, except to the extent resulting from the gross negligence or wilful misconduct of the Agent or any applicable Lender or their respective agents.

3.21	Banking Products.

Each of the Borrowers may from time to time obtain one or more Banking Products pursuant to a separate agreement or agreements between or among BMO or any BMO Affiliates and the applicable Borrower. Fees in respect of Banking Products (including any cash management fees) shall be agreed to pursuant to such separate agreement or agreements.

3.22	Refinancing of Facility C

Prior to the Maturity Date in respect of Facility C, LP may request that the Agent and the Lenders under Facility A and Facility B extend, or arrange for one or more other financial institutions to extend, to LP or any other Obligor one or more additional credit facilities for the purposes of paying in full all of the Obligations of LP under Facility C on such Maturity Date. For greater certainty, the Lenders under Facility A and Facility B are not required or obligated to lend funds to LP or the other Borrowers for the purposes of paying out or refinancing Facility C. If any additional credit or credit facilities are to be provided by one or more of the Lenders in their sole discretion for purposes of paying or refinancing Facility C, then any such additional credit facilities shall be on such terms and conditions as may be agreed between the relevant Obligor and the Lenders under Facility A and B, or such other financial institutions, as applicable, pursuant to such separate agreements and documentation as may be entered into between such parties at the relevant time. To the extent that any lenders (“Replacement Facility C Lenders”) that provide new financing to LP or to any other Obligor in order to pay or refinance Facility C so require, the Agent and all relevant Lenders shall enter into an intercreditor agreement with the Replacement Facility C Lenders and their agent which provides that all security granted to the Replacement Facility C Lenders and their agent (or any of them) shall rank pro rata and pari passu with all Security, provided that:

(a)

the principal amount of the new financing does not exceed US $45 million and the maturity date for the repayment of the Debt incurred in connection with such financing does not fall or occur before the Maturity Date in respect of each of Facility A and Facility B;

(b)	the interest rate payable with respect to the new financing does not exceed 10.04% per annum;

(c)

the total amount of all commitment fees, upfront fees and work fees (but excluding reimbursement for out-of-pocket expenses) with respect to the new financing does not exceed 5.0% of the principal amount of the new financing;

(d)

each Replacement Facility C Lender then has a rating for its senior, unsecured, non-credit enhanced, long-term debt of A3, A- or A1 low (or better) by at least two of Moody’s Investor Services Inc., Standard and Poor's Financial Services LLC and Dominion Bond Rating Service Limited, respectively; and

(e)

in the event that any covenant relating to financial ratios, any other positive or negative covenant (other than covenants relating to payment or prepayment of principal, fees or interest), default or events of default, or the definitions related thereto are proposed to be used or contained in agreements in favour of the Replacement Facility C Lenders in connection with the payment or refinancing of Facility C (as any such agreement may be amended or supplemented at any time and from time to time) make it or them (collectively the “Most Favoured Covenants”) more restrictive on any Obligor or more beneficial to the Replacement Facility C Lenders than the corresponding financial ratio covenant, if any, any other positive or negative covenant (other than covenants relating to payment or prepayment of principal, fees or interest), Default or Events of Default or the definitions related thereto under and in connection with this Agreement and the Documents in favour of the Agent and the Lenders, then, for so long as such Most Favoured Covenants continue to be more restrictive on any Obligor or more beneficial to the Replacement Facility C Lenders (the “Applicable Period”) than the applicable corresponding financial ratio covenant, if any, or any other positive or negative covenant (other than covenants relating to payment or prepayment of principal, fees or interest), Default or Events of Default or the definitions related thereto under this Agreement and the Documents in favour of the Agent and the Lenders, the provisions of this Agreement shall, at or about the time of the signing of the applicable agreement with the Replacement Facility C Lenders, be amended and supplemented by an agreement delivered by the applicable Obligors to the Lenders and the Agent so that they include such Most Favoured Covenants during the Applicable Period and so that, during the Applicable Period, such corresponding applicable covenants, Default, Events of Default or related definitions hereunder shall be as restrictive on the Obligors or as beneficial to the Agent and Lenders, as the case may be, as such Most Favoured Covenants. A Borrower shall give prior written notice to the Agent of any proposed Most Favoured Covenants to be entered into with the Replacement Facility C Lenders and shall forthwith, upon any change, addition or effectiveness of any further or other Most Favoured Covenants, give written notice to the Agent of all such Most Favoured Covenants and provide to the Agent details regarding the particulars of such Most Favoured Covenants.

In the event the new financing does not comply with any of the restrictions contained in the foregoing subsections (a), (b) (c) (d) or (e), the Borrowers shall not be entitled to obtain such new financing unless the Majority Lenders, acting reasonably, consent to the provision or provisions of such new financing (or, in the case of any lenders that do not then have the credit ratings required by the foregoing subsection (d), consent to such lenders) that do not comply with such restrictions. In the event any Lender or Lenders do not so consent, the Borrowers shall be entitled to prepay all Obligations then owing to such Lender or Lenders to the extent necessary to obtain such Majority Lender consent and, in the event of any such prepayment, the Borrowers shall not be required to pay such Lender or Lenders any prepayment fee, bonus or penalty. If Facility C is refinanced by a Replacement Facility C Lender or Replacement Facility C Lenders in accordance with the foregoing terms and no Default or Event of Default has occurred and is continuing, then the Lenders under each of Facility A and Facility B agree that they shall charge for the foregoing, no fee other than a reasonable work fee to the Borrower calculated at that point in time. For greater certainty, the fees payable to the Lenders under Facility A and Facility B referred to above are in addition to any amount that the Borrower is required to reimburse the Agent for reasonable legal fees and expenses incurred in connection with all matters relating to the pay-out or refinancing of Facility C. The Obligors jointly and severally agree to pay or reimburse the Agent on demand for all of its reasonable out-of-pocket costs and expenses (including legal fees) incurred in connection with all matters pertaining to the pay-out or refinancing of Facility C, including the reasonable fees and disbursements of counsel to the Agent.

SECTION 4
INTEREST, FEES AND EXPENSES

4.1	Interest on Prime Loans, Canadian Overdrafts and Swing A Loans.

(a)

Rate. SunOpta shall pay to the Agent on behalf of the Lenders and/or the Swingline Lender, as applicable, interest on Prime Loans (including Canadian Overdrafts) outstanding under Facility A at a rate per annum equal to the Prime Rate plus the applicable margin set out in the Pricing Grid. For greater certainty, SunOpta shall pay to the Swingline Lender interest on Canadian Overdrafts outstanding under Facility A at a rate per annum equal to the Prime Rate plus the applicable margin set out in the Pricing Grid.

(b)

Change in Rate. Each change in the fluctuating interest rate applicable to each Prime Loan and Canadian Overdraft will take place simultaneously with the corresponding change in the Prime Rate without the necessity for any notice to SunOpta.

(c)

Calculation. Interest on Prime Loans and Canadian Overdrafts shall be calculated and payable monthly in arrears on every Interest Payment Date and on the Facility A Maturity Date, as applicable, for the period from and including, as the case may be, the Drawdown Date, the Conversion Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Maturity Date, as applicable, and shall be determined daily on the principal amount of each Prime Loan and Canadian Overdraft remaining unpaid on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.

(d)

Payment of Interest. Interest on Prime Loans and Canadian Overdrafts shall be paid on every Interest Payment Date and on the applicable Maturity Date, as applicable, by debit to the Borrowers' Account by the Agent in respect of Prime Loans and by BMO in respect of Canadian Overdrafts.

4.2	Interest on USBR Loans, US Prime Rate Loans, US Overdrafts, Swing A Loans and Swing B Loans.

(a)

Rate. Each applicable Borrower shall pay to the Agent (at the Borrower's Account for Payments) on behalf of the Lenders and/or the Swingline Lender in respect of Facility B and to the Agent (at the Borrower's Account for Payments) on behalf of the Lenders and/or the Swingline Lender in respect of Facility A interest on USBR Loans (including US Overdrafts) and US Prime Rate Loans outstanding to the Lenders under each relevant Credit Facility at a rate per annum equal to, as applicable, the US Base Rate or the US Prime Rate plus the applicable margin set out in the relevant Pricing Grid. For greater certainty, SunOpta shall pay to the Swingline Lender in respect of Facility A, interest on US Overdrafts outstanding to the Swingline Lender under Facility A at a rate per annum equal to the US Base Rate plus the applicable margin set out in the relevant Pricing Grid. For greater certainty, SunOpta Food Group shall pay to the Swingline Lender in respect of Facility B, interest on Swing B Loans outstanding to the Swingline Lender under Facility B at a rate per annum equal to the US Prime Rate plus the applicable margin set out in the relevant Pricing Grid.

(b)

Change in Rate. Each change in the fluctuating interest rate applicable to each USBR Loan, US Overdraft, Swing B Loan or US Prime Rate Loan will take place simultaneously with the corresponding change in the US Base Rate or the US Prime Rate without the necessity for any notice to the Borrowers.

(c)

Calculation. Interest on USBR Loans, US Overdrafts, Swing B Loans and US Prime Rate Loans shall be calculated and payable monthly in arrears on every Interest Payment Date and on the applicable Maturity Date for the period from and including, as the case may be, the Drawdown Date, the Conversion Date, or the immediately preceding Interest Payment Date to but excluding the first- mentioned Interest Payment Date or the applicable Maturity Date, as applicable, and shall be determined daily on the principal amount of each USBR Loan, US Overdraft, Swing B Loan and US Prime Rate Loan remaining unpaid on the basis of the actual number of days elapsed in a year of 360, 365 or 366 days, as applicable.

(d)

Payment of Interest. Interest on USBR Loans, US Overdrafts, Swing B Loans and US Prime Rate Loans shall be paid on every Interest Payment Date and on the applicable Maturity Date by debit to the applicable Borrower's Account by the Agent on behalf of the Lenders in respect of Facility A and Facility B and by BMO in respect of US Overdrafts under Facility A and Swing B Loans under Facility B.

4.3	Interest on Libor Loans.

(a)

Rate. Each Borrower shall pay to the Agent on behalf of the Lenders (at the Agent's Account for Payments) interest on Libor Loans outstanding to the Lenders under Facility B at a rate equal to LIBOR plus the applicable margin set out in the relevant Pricing Grid.

(b)

Calculation. Interest on each Libor Loan shall be calculated and payable on each Libor Interest Date applicable to the Libor Loan, for the period commencing from and including the first day of the Contract Period or the immediately preceding Libor Interest Date, as the case may be, applicable to the Libor Loan, to but excluding the first mentioned Libor Interest Date, and shall be determined daily on the principal amount of each Libor Loan remaining unpaid on the basis of the actual number of days elapsed in a year of 360 days.

(c)

Payment of Interest. Interest on Libor Loans shall be paid on each Libor Interest Date by debit to the applicable Borrower's Account by the Agent on behalf of the Lenders in respect of Facility B (at the Agent's Account for Payments).

4.4	Interest on Treasury Rate Loan

(a)

Rate. LP shall pay to the Agent (at the Agent's Account for Payments) on behalf of the Lenders in respect of Facility C, interest on the Treasury Rate Loan outstanding to the Lenders under Facility C at the rate of 6.44 percent (6.44%) per annum (the "Fixed Rate") plus the applicable Facility C Interest Premium. For greater certainty, such Fixed Rate was calculated as being equal to the Treasury Rate determined up to ten Business Days, but not later than the second Business Day, prior to the date of the Advance under Facility C pursuant to the Original Agreement, plus two percent (2.00%) per annum. LP and the Agent on behalf of the Lenders under Facility C have previously executed and delivered to each other a written confirmation of such interest rate in the form of Schedule "Z" attached hereto.

(b)

Calculation. Interest on the Treasury Rate Loan shall be calculated and payable quarterly in arrears on every applicable Interest Payment Date and on the applicable Maturity Date for the period from and including, as the case may be, the Drawdown Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Maturity Date, as applicable, and shall be determined daily on the principal amount of the Treasury Rate Loan remaining unpaid on the basis of the actual number of days elapsed in a year of 360 days.

(c)	Payment of Interest. Interest on the Treasury Rate Loan shall be paid on every Interest Payment Date and on the Maturity Date to the Agent on behalf of the Lenders under Facility C.

(d)	Premium Interest. "Facility C Interest Premium" means in respect of any Fiscal Quarter (in this Section referred to as the "Subject Fiscal Quarter");

	(i)	160 Basis Points if the Funded Debt to EBITDA Ratio of the Consolidated Borrower, as calculated below, is less than 2.00:1.00 in respect of the Subject Fiscal Quarter;

(ii)

210 Basis Points if the Funded Debt to EBITDA Ratio of the Consolidated Borrower, as calculated below, is greater than or equal to 2.00:1.00 but less than 2.50:1.00 in respect of the Subject Fiscal Quarter;

(iii)

280 Basis Points if the Funded Debt to EBITDA Ratio of the Consolidated Borrower, as calculated below, is greater than or equal to 2.50:1.00 but less than 3.00:1.00 in respect of the Subject Fiscal Quarter;

(iv)

310 Basis Points if the Funded Debt to EBITDA Ratio of the Consolidated Borrower, as calculated below, is greater than or equal to 3.00:1.00 but less than 3.50:1.00 in respect of the Subject Fiscal Quarter;

(v)

330 Basis Points if the Funded Debt to EBITDA Ratio of the Consolidated Borrower, as calculated below, is greater than or equal to 3.50:1.00 but less than 4.50:1.00 in respect of the Subject Fiscal Quarter; and

	(vi)	360 Basis Points if the Funded Debt to EBITDA Ratio of the Consolidated Borrower, as calculated below, is greater than or equal to 4.50:1.00.

The Facility C Interest Rate Premium payable by LP for any Fiscal Quarter of the Borrower will be established quarterly as at the first day of such Fiscal Quarter (and determined within three Business Days after receipt of the signed quarterly Compliance Certificate contemplated by Section 9.4(g)) based on the attainment by the Consolidated Borrower, in its then previous, completed four Fiscal Quarters, of the Funded Debt to EBITDA Ratio, calculated as at the last day of such period, provided, however, that if the Borrower does not provide when due such signed quarterly Compliance Certificate contemplated by Section 9.4(g), then, from and after the date such signed quarterly Compliance Certificate was required to have been delivered, the Facility C Interest Premium shall be 360 Basis Points until the third Business Day after such signed quarterly Compliance Certificate is delivered to the Agent.

4.5	Fees on Bankers' Acceptances.

(a)

Rate. Upon acceptance of a Bankers' Acceptance by a Lender under Facility A, SunOpta shall pay to the Agent at the Borrower's Account for Payments on behalf of the Lender a fee (the "Acceptance Fee") at the rate per annum equal to the CDOR Rate plus the applicable fee set out in the relevant Pricing Grid.

(b)

Calculation. The Acceptance Fee shall be payable on acceptance of each Bankers' Acceptance calculated on the face amount of each Bankers' Acceptance on the basis of the number of days in the Contract Period for the Bankers' Acceptance and a year of 365 or 366 days, as applicable. Each determination by the Agent of the Acceptance Fee applicable to any Banker's Acceptance shall, in the absence of manifest error, be final, conclusive and binding upon the relevant Borrower and the relevant Lenders. Upon determination of the Acceptance Fee applicable to any Banker's Acceptance, the Agent shall notify the relevant Borrower and each relevant Lender.

4.6	Fees on Letters of Credit and Letters of Guarantee.

Upon the issue of a Letter of Credit or a Letter of Guarantee by the L/C Lender under Facility A or under Facility B, as applicable, the applicable Borrower shall pay to the L/C Lender, for the account of the relevant Lenders, a fee in the same currency of the Letter of Credit or the Letter of Guarantee at the rate per annum set out in the relevant Pricing Grid on issue. Issuance fees shall be calculated on the principal amount of each Letter of Credit or Letter of Guarantee on the date of issue and shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter until the Letter of Credit or the Letter of Guarantee expires or matures after acceptance. Issuance fees shall be calculated on the basis of the number of days in the applicable Contract Period and a year of 365 or 366 days, as applicable. In addition to the foregoing, upon the date of issuance, renewal or increase in the amount of any Letter of Credit or Letter of Guarantee (other than in respect of any Letter of Credit or Letter of Guarantee issued, renewed or increased by the L/C Lender in its capacity as Swingline Lender under Facility A and/or Facility B), the applicable Borrower shall pay to the L/C Lender the customary fees and charges of the L/C Lender in respect of any such issuance, renewal or increase. In addition, the applicable Borrower shall pay to the L/C Lender for its own account, at the time of issuance in respect of each Letter of Credit or Letter of Guarantee, an administrative fee equal to such percentage as the L/C Lender may advise the Borrower from time to time of the face amount of such Letter of Credit or Letter of Guarantee (without regard to the number of days to expiry of the applicable Letter of Credit or Letter of Guarantee). For greater certainty, the applicable percentage as of the Closing Date for purposes of the immediately preceding sentence is one-half of one percent (0.50%) .

4.7	Fees on Hedge Contracts.

The Borrowers shall pay the Hedge Lender any and all fees customarily charged by the Hedge Lender in connection with the issuance of Hedge Contracts.

4.8	Standby Fee.

For the period from and including the date hereof to but not including the Maturity Date, SunOpta and SunOpta Food Group, as applicable, shall pay to the Agent, for the benefit of the Lenders under Facility A and Facility B, a fee (denominated in Canadian Dollars in respect of Facility A and denominated in US Dollars in respect of Facility B) at the applicable per annum rate set out in the Pricing Grid, and calculated (i) in respect of SunOpta for Facility A, on the amount by which the aggregate Facility A Commitment of the Lenders exceeds the Canadian Dollar Amount of the daily closing balance of the principal amounts of all Advances outstanding (including Hedge Agreements) under Facility A during the applicable period, and (ii) in respect of SunOpta Food Group for Facility B, on the amount by which the aggregate Facility B Commitment of the Lenders exceeds the US Dollar Amount of the daily closing balance of the principal amounts of all Advances outstanding (including Hedge Agreements) under Facility B during the applicable period, and taking into account the number of days in the applicable period. Each such standby fee shall be payable monthly in arrears on the last Business Day of each month following the Closing Date and on the applicable Maturity Date. The applicable period shall include the previous payment date to but exclude the payment date or the Maturity Date, as applicable, and shall be determined daily on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. For purposes of calculating the applicable standby fee pursuant to this Section 4.8 payable for any month, the Canadian Dollar Amount of Advances outstanding in U.S. Dollars shall be calculated on the basis of the Bank of Canada's noon spot rate on the first Business Day of such month.

4.9	Applicable Pricing

SunOpta shall pay to the Agent on behalf of the Lenders under Facility A, at the Borrower's Account for Payments, interest in respect of Advances obtained by SunOpta under Facility A, and SunOpta Food Group shall pay to the Agent on behalf of the Lenders under Facility B, at the Borrower's Account for Payments, interest in respect of Advances obtained by SunOpta Food Group under Facility B, in accordance with applicable margins and fees set forth in the pricing grid below (the "Pricing Grid"). As of the date hereof, the initial applicable margin or fee for all Advances shall be the margin or fee set out in Pricing Level II in the Pricing Grid and shall be held at Pricing Level II until required to be adjusted in accordance with the provisions of this Agreement. Subsequent applicable margins or fees shall be determined quarterly by the Agent based on the daily average Excess Availability for the then prior Fiscal Quarter and will be effective at the beginning of the first day of each Fiscal Quarter of the Borrower; provided that, if the Borrower does not provide when due such Borrowing Base Certificates and other evidence relating to Excess Availability as the Agent may require in accordance with the terms hereof, the Pricing Level shall (from and after the date the relevant information was required to be delivered to the Agent) be Pricing Level IV until the third Business Day after such Borrowing Base Certificates and other evidence are delivered by the Borrowers to the Agent, and for greater certainty pricing changes, as applicable, will be made as of the first day of each applicable Fiscal Quarter in respect of any Bankers' Acceptances or any BA Equivalent Loans which are outstanding at that time.

Level	Average Excess	LIBOR	Prime Rate,	Standby Fee
	Availability	Loans, BA	US Base Rate
		Equivalent	and US Prime
		Loans, B/A's,	Rate Plus
L/C's and
L/G's Fee
I	> Cdn.$45,000,000	300 bps	200 bps	75 bps
II	> Cdn.$30,000,000 but < Cdn.$45,000,000	350 bps	250 bps	87 bps
III	> Cdn.$15,000,000 but < Cdn.$30,000,000	400 bps	300 bps	100 bps
IV	< Cdn.$15,000,000	450 bps	350 bps	112 bps

4.10	Interest on Overdue Amounts.

The Borrowers shall pay to the Agent on behalf of the Lenders interest as prescribed in this Agreement both before and after any of demand, default, maturity and judgment. To the extent permitted by Applicable Law, interest on any overdue amounts hereunder, is payable, (a) for overdue amounts in Canadian Dollars, at the Prime Rate plus the applicable margin as required by the then current Pricing Level plus 200 Basis Points per annum, (b) for overdue amounts in US Dollars owing to the Agent or the Lenders under Facility A, at the US Base Rate plus the applicable margin for the then current Pricing Level plus 200 Basis Points per annum, (c) for overdue amounts in US Dollars owing to the Agent or the Lenders under Facility B, at the US Prime Rate plus the applicable margin as required by the then current Pricing Level plus 200 Basis Points per annum, and (d) for overdue amounts owing in US Dollars to the Agent and the Lenders under Facility C, at the rate per annum equal to the Fixed Rate plus the Facility C Interest Premium plus 200 Basis Points per annum, in each case determined on a daily basis on the actual number of days elapsed in a 360, 365 or 366 day year, as applicable, computed from the date the amount becomes due for so long as the amount remains overdue. Interest on overdue amounts shall be payable upon demand by the Agent and shall be compounded on each Interest Payment Date or Libor Interest Date as applicable. Upon the occurrence and during the continuation of any Event of Default hereunder, the Borrower shall, to the extent not prohibited by Applicable Law (but without duplication of the increased rate referred to in the second sentence of this Section), pay interest on the outstanding principal balance of outstanding Advances at a rate per annum of 200 Basis Points greater than the applicable Level IV rate of interest specified in the Pricing Grid.

4.11	Interest Act.

For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360, 365, or 366 days, the yearly rate of interest to which the rate is equivalent is that rate multiplied by the number of days in the calendar year for which the calculation is made and divided by 360, 365, or 366, as applicable.

4.12	Limit on Rate of Interest.

(a)

Adjustment. If any provision of this Agreement or any of the other Documents would obligate a Borrower or Obligor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

	(i)	first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 4; and

	(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of the Criminal Code (Canada).

(b)

Reimbursement. Notwithstanding Section 4.12(a), and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the applicable Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to the applicable Borrower.

(c)

Actuarial Principles. Any amount or rate of interest referred to in this Section 4.12 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Advance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the earlier of the date of advance and the Closing Date to the relevant Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of that determination.

4.13	Substitute Basis of Advance – LIBOR Loans.

If, at any time during the term of this Agreement, a Lender acting in good faith determines (which determination shall be final, conclusive and binding upon the Borrower) that:

(a)	adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan;

(b)

LIBOR does not accurately reflect the effective cost to such Lender of making, funding or maintaining a Libor Loan and the costs to such Lender are increased or the income receivable by such Lender is reduced in respect of a Libor Loan;

(c)

the making, funding or maintaining of a Libor Loan or a portion thereof by such Lender has become impracticable by reason of circumstances which materially and adversely affect the London interbank market; or

(d)

deposits in U.S. Dollars are not available to such Lender in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Contract Period to make, fund or maintain a Libor Loan during the Contract Period;

such Lender shall promptly notify the applicable Borrower setting forth the basis of that determination and each Borrower hereby instructs such Lender to repay the affected Libor Loan with the proceeds of a US Prime Rate Loan in the amount of the Libor Loan, to be drawn down on the last day of the then current Contract Period. Such Lender shall not be required to make any further Libor Loans available under this Agreement so long as any of the circumstances referred to in this Section 4.13 continue.

4.14	Indemnity.

(a)

General. Each Obligor shall, and does hereby, jointly and severally indemnify the Agent and each Lender and their respective directors, officers, employees, attorneys and agents (each, an "Indemnified Person") against all suits, actions, proceedings, claims, losses (other than loss of profits), expenses (including reasonable fees, charges and disbursements of counsel), damages and liabilities including liabilities arising under Environmental Laws (each, a "Claim") that the Agent or any Lender may sustain or incur as a consequence of (i) any default by such Obligor under this Agreement or any other Document, (ii) any misrepresentation by such Obligor contained in any writing delivered to the Agent or any Lender in connection with this Agreement, (iii) the Agent or any Lender entering into this Agreement, (iv) the use of proceeds of the Credit Facilities, or (v) the operations of any of the Obligors or any Affiliate of any of the Obligors, except that no Indemnified Person will be indemnified for any Claim resulting from its own gross negligence or wilful misconduct.

(b)

Certificate. A certificate of the Agent or affected Lender, as applicable, setting out the basis for the determination of the amount necessary to indemnify the relevant Person pursuant to this Section 4.14 shall be prima facie evidence, absent manifest error, of the correctness of that determination.

4.15	Breakage Costs.

(a)	SunOpta may not repay, prepay or cancel an Advance by way of Bankers' Acceptances prior to the expiry of the Contract Period relating thereto.

(b)

If a Borrower repays, prepays or cancels an Advance (including repayment pursuant to Sections 4.13 and 5.3), by way of Libor Loan, Treasury Rate Loan, Letter of Credit or Letter of Guarantee, the Borrower shall indemnify the applicable Lender for any loss or expense suffered or incurred by that Lender including any loss of profit or expenses which the Lender incurs by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain the Advance or any interest or other charges payable to lenders of funds borrowed by the Lender in order to maintain the Advance together with any other charges, costs or expenses incurred by that Lender relative thereto. For greater certainty, any repayment, prepayment or cancellation of an Advance by way of Treasury Rate Loan shall be dealt with in accordance with Section 5.4 hereof.

(c)

A certificate of the Agent or the affected Lender setting out the basis for the determination of the amount necessary to indemnify the Agent or the affected Lender pursuant to this Section 4.13 shall be prima facie evidence, absent manifest error, of the correctness of that determination.

4.16	Survival of Indemnifications.

It is the intention of each of the Obligors, the Agent and each Lender that Sections 3.10(i), 3.15, 4.13, 4.14, 13.4 and 13.6 hereof and Sections 3.2(c) and 9 of the Provisions shall supersede any other provisions in this Agreement which in any way limit the liability of any of the Obligors and that each of the Obligors shall be liable for any obligations arising under such Sections even if the amount of the liability incurred exceeds the amount of the other Obligations. The obligations of the Obligors under these Sections are joint and several and absolute and shall not be affected by any act, omission or circumstance whatsoever, whether or not occasioned by the fault of the Agent or any Lender except in respect of gross negligence or wilful misconduct by it. The obligations of each of the Obligors under Sections 3.10(i), 3.15, 4.13, 13.4 and 13.6 hereof and Sections 3.2(c) and 9 of the Provisions shall survive the repayment of the other Obligations and the termination of the Credit Facilities.

4.17	Payment of Portion.

Notwithstanding any other term or condition of this Agreement, if a Lender demands compensation pursuant to Section 3.1 of the Provisions with respect to any Advance by way of Loan (an "Affected Borrowing"), the Borrower may, at its option, upon 60 Business Days notice to that Lender (which notice shall be irrevocable), repay to the Lender in full the Affected Borrowing outstanding together with accrued and unpaid interest on the principal amount so repaid up to the date of repayment and any amounts payable pursuant to Section 3.1 of the Provisions, together with such additional amounts as become payable pursuant to Section 3.1 of the Provisions to the date of payment.

4.18	Field Examination Fees.

The Borrowers shall pay the Agent charges for field examination of the Collateral performed by the Agent or its agents or representatives in such reasonable amounts as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations plus out of pocket expenses and applicable taxes per field examination if no Default or Event of Default has occurred and is continuing); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Agent for field examinations in excess of the number of field examinations per Fiscal Year permitted under Section 9.1(o) .

4.19	Appraisal Fees.

The Borrowers shall pay the Agent reasonable charges for appraisals of the Obligors' assets performed by the Agent or its agents or representatives in such amounts as the Agent may from time to time request in accordance with the provisions of this Agreement (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar appraisals); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Agent for field appraisals in excess of the number of appraisals per Fiscal Year permitted under Section 9.1(o) .

4.20	Upfront Fee.

On the Closing Date, the Borrowers shall pay to the Agent, for the benefit of the Lenders under Facility A and Facility B (in direct proportion to their respective Facility A Commitment and Facility B Commitment) an upfront fee equal to (i) in respect of Lenders under the Original Agreement that continue as Lenders hereunder, 0.50% of their respective existing Facility A Commitment and Facility B Commitment under this Agreement; and (ii), in respect of new Lenders that were not party to the Original Agreement and in respect of existing Lenders under the Original Agreement that have increased their Facility A Commitment and/or Facility B Commitment hereunder, 1.00% of the new Lenders Facility A Commitment and/or Facility B Commitment, as applicable and 1.00% in respect of the existing Lenders increased Facility A Commitment and/or Facility B Commitment hereunder above their respective commitments under the Original Agreement. On the Closing Date, the Borrowers shall pay to the Agent, for the benefit of the Lenders under Facility C (in direct proportion to their respective Facility C Commitment), an upfront fee equal to 0.50% of their Facility C Commitment.

4.21	Agency Fee.

The Borrower agrees to pay the Agent the agency fees referred to in Section 12.15.

SECTION 5
REDUCTION AND REPAYMENT

5.1	Term and Maturity.

The term of each Credit Facility shall commence on the Closing Date and end on the applicable Maturity Date. For greater certainty, all amounts outstanding under each Credit Facility must be repaid and all obligations of each Lender under each Credit Facility must be fully funded or cancelled on the applicable Maturity Date.

5.2	Repayment of Facilities.

(a)

LP shall repay the principal amount of the Advance under Facility C, together with interest thereon, by paying the amounts set out in the Facility C Repayment Schedules applicable in respect of each of Sun Life, Manulife, Hancock and Hancock USA attached as Schedule P-1, Schedule P-2, Schedule P-3 and Schedule P-4. For greater certainty, upon the occurrence of any event or circumstance (other than an assignment by a Lender under Facility C in accordance with Section 10(b) of the Provisions) which would cause a recalculation of the amounts payable as set out in any of Schedule P-1, Schedule P-2, Schedule P-3 or Schedule P-4, the Agent will provide to the relevant Lenders under Facility C and the Borrower a revised Schedule P setting out such recalculated amounts. Any such revised Schedule P shall not become effective until the relevant Persons, including the Borrower, signify in writing their agreement to such revised Schedule P.

(b)

In addition, 100% of the net cash proceeds (collectively, the "Permitted Proceeds") from the permitted sale or sale/leaseback of any Fixed Assets of the Obligors (other than the real property of SunOpta constituting its head office as of the date hereof, and the equipment of the Obligors attached to or otherwise directly relating to the operation of such head office) shall be applied to repay, in inverse order of maturity, on or before the last Business Day of the Fiscal Quarter immediately following the Fiscal Quarter in which such sale or sale/leaseback occurs, (i) firstly, in an aggregate amount of up to US$16,000,000 (or the equivalent Canadian Dollar Amount) in respect of all such permitted sales or sale/leasebacks, to the then outstanding principal amounts of Advances under Facility A and/or Facility B, until, in the case of each applicable repayment of Permitted Proceeds, the then outstanding principal amounts under Facility A and/or Facility B are repaid (provided however that, for greater certainty, any such amounts so repaid may be re-borrowed under Facility A or Facility B in accordance with the terms of this Agreement); (ii) secondly, the then outstanding principal amount under Facility C (subject to the make-whole provisions and the requirement to make payment of the Yield Maintenance Amount in respect of Facility C set out in Section 5.4), until Facility C is repaid in full, and (iii) thirdly, to the then outstanding principal amounts of Advances under Facility A and Facility B, until, in the case of each applicable repayment of Permitted Proceeds, then outstanding principal amounts under Facility A and Facility B are repaid (provided however that, for greater certainty, any such amounts so repaid may be re-borrowed under Facility A or Facility in accordance with the terms of this Agreement). For greater certainty, Permitted Proceeds shall be applied firstly to the then outstanding Advances under Facility A and Facility B pursuant to subclause (i) above only until such time as the aggregate amount of such repaid Permitted Proceeds (whether such aggregate amount is the result of a single or multiple permitted sales or sale/leasebacks) equals US$16,000,000 (or the equivalent Canadian Dollar Amount), following which time, all Permitted Proceeds shall be applied in accordance with subclauses (ii) and (iii) above. SunOpta will provide such information regarding the permitted sale or sale/leaseback of Fixed Assets of the Obligors and the use of Permitted Proceeds as is required by the Agent and the Lenders pursuant to Section 9.4 of this Agreement.

(c)	If insurance proceeds become payable in respect of loss of or damage to any property owned by an Obligor:

(i)

if a Default or Event of Default has occurred and is continuing at such time, the Agent shall hold such proceeds as cash collateral and as part of the Collateral (unless otherwise agreed by the Majority Lenders in their sole discretion) until such time as either (A) such Default or Event of Default is cured, at which time such proceeds shall be dealt with in accordance with paragraphs (ii), (iii) and (iv) below, as applicable, or (B) the Obligations become immediately due and payable in accordance with Section 10 hereof, at which time such proceeds shall be applied against the Obligations in accordance with Section 6.5;

	(ii)	if no Default or Event of Default has occurred and is continuing at such time, and such proceeds are less than US$1,000,000, such proceeds shall be paid to such Obligor if:

		(A)	such property has been repaired or replaced and the proceeds will reimburse the Obligor for payments it has made for such purpose; or

(B)

the Obligor confirms in writing to the Agent that it will forthwith use such proceeds to repair or replace such property which such repair and/or replacement will commence within three months of the Agent's receipt of written notice contemplated by this clause; and

(iii)

if no Default or Event of Default has occurred and is continuing at such time, and such proceeds are equal to or greater than US$1,000,000 but less than US$10,000,000, such proceeds shall, subject to what is stated below, be deposited into a cash collateral account under the sole dominion and control of the Agent and held as part of the Collateral. Such proceeds or the relevant portion thereof shall be released from the cash collateral account and shall be paid to such Obligor if:

		(A)	such property has been repaired or replaced and the proceeds will reimburse the Obligor for payments it has made for such purposes; or

(B)

the Obligor confirms in writing to the Agent that it will forthwith use such proceeds to replace or repair such property, which such repair and/or replacement will commence within three months of the Agent's receipt of written notice contemplated by this clause provided, however, that only such amount of proceeds as is required to pay from time to time for the repair or replacement, or the process of repair or replacement, of property contemplated hereby will be released from the cash collateral account maintained for this purpose upon the Borrower's written request of the Agent to do so; and

(iv)

if no Default or Event of Default has occurred and is continuing at such time, and such proceeds have arisen in respect of loss of or damage to any property, and are equal to or greater than US$10,000,000, such proceeds in excess of US$10,000,000 shall be applied as follows:

(A)

if such proceeds are equal to or greater than US$10,000,000 but less than or equal to US$16,000,000, then such proceeds up to an aggregate amount of US$16,000,000 (inclusive of any amounts previously applied in respect of the repayment of Facility A and/or Facility B pursuant to this sub-clause (iv)(A)) during the term of this Agreement shall be applied to repay the then outstanding principal amounts of Advances under Facility A and Facility B and, for greater certainty, such amounts may be reborrowed under Facility A and Facility B subject to the Advance provisions of this Agreement;

(B)

if such proceeds are equal to or greater than US$10,000,000 but less than or equal to US$16,000,000 and Facility A and/or Facility B have previously been repaid a principal amount of US$16,000,000 during the term of this Agreement as contemplated above, then such proceeds shall, subject to what is stated below, be applied pro-rata to repay the then outstanding principal amounts of Advances under Facility A, Facility B and Facility C and, for greater certainty in respect of Facility A and Facility B only, such amounts may be reborrowed under Facility A and Facility B subject to the Advance provisions of this Agreement. Each Lender under Facility C may elect at its own option as to whether or not it wishes to receive a permanent repayment of Facility C under this Section. If a Facility C Lender in its own discretion elects to receive a permanent repayment of Facility C under this Section, then such Lender and the Borrower acknowledge and agree that no Yield Maintenance Amount shall be paid by the Borrower to such Lender in respect of any permanent repayment of Facility C that occurs pursuant to this Section; and

(C)

if such proceeds are greater than US$16,000,000, then such proceeds in excess of US$16,000,000 shall, subject to what is stated below, be applied pro-rata to repay the then outstanding principal amounts of Advances under Facility A, Facility B and Facility C and, for greater certainty in respect of Facility A and Facility B only, such amounts may be reborrowed under Facility A and Facility B subject to the Advance provisions of this Agreement. Each Lender under Facility C may elect at its own option as to whether or not it wishes to receive a permanent repayment of Facility C under this Section. If a Facility C Lender in its own discretion elects to receive a permanent repayment of Facility C under this Section, then such Lender and the Borrower acknowledge and agree that no Yield Maintenance Amount shall be paid by the Borrower to such Lender in respect of any permanent repayment of Facility C that occurs pursuant to this Section.

5.3	Mandatory Repayment of Facility A – Currency Fluctuations.

(a)

Without limiting Section 3.6 or any other provision hereof, if, due to exchange rate fluctuations or for any reason whatsoever, the Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A shall, at any time, exceed the lesser of the Commitment for Facility A or the then current Facility A Borrowing Base (the amount of the excess being referred to herein as an "Excess Amount"), then within three Business Days of written notice from the Agent, SunOpta shall, at its option:

(i)

forthwith repay Loans and/or fund any Lender's obligations with respect to outstanding Bankers' Acceptances, Letters of Credit or Letters of Guarantee in an amount equal to or greater than such Excess Amount; or

(ii)

provide cash collateral or such other security as the Agent may require in an amount equal to or greater than such Excess Amount which collateral shall remain in the Agent's possession until the Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A is equal to or less than the lesser of the Commitment for Facility A and the then current Facility A Borrowing Base whereupon such collateral shall be released by the Agent to SunOpta.

(b)

Notwithstanding any other provision of this Agreement, including any provision contemplating a Rollover or Conversion, whenever the Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A is in excess of the lesser of the Commitment for Facility A or the then current Facility A Borrowing Base, SunOpta shall (i) repay any USBR Loan or (ii) upon the maturity of any Banker's Acceptance, repay the Banker's Acceptance, and any repayments under clauses (i) and (ii) shall be applied in reduction of such Excess Amount.

5.4	Optional Prepayment and Acceleration – Facility C.

LP may prepay, without penalty, in whole or in part and in a minimum amount of US$1,000,000 or larger whole multiples thereof (including, without limitation in respect of any payments contemplated in Section 5.2(b)), the principal amount outstanding under Facility C at any time prior to the applicable Maturity Date provided that all accrued interest with respect to the amount to be prepaid shall have been paid and provided that LP shall, to the extent permitted by Applicable Law, also pay at that time to the Agent on behalf of the Lenders under Facility C, as compensation for foregone interest income related to such prepayment, an amount equal to the Yield Maintenance Amount. LP shall give thirty days prior written irrevocable notice to the Agent of its desire to make any prepayment, substantially in the form attached hereto as Schedule Q. Such irrevocable written notice of prepayment shall also include a sample calculation of the entire amount to be prepaid and LP shall provide (on that day which is three Business Days prior to the proposed prepayment date) to the Agent and the Lenders under Facility C a final calculation of the entire amount to be paid to the Agent and the Lenders under Facility C on the proposed prepayment date. In addition to the foregoing, on the 10th Business Day prior to the prepayment date, the Borrower shall furnish the Agent and Lenders with opinions from two selected Investment Dealers addressed to the Borrower and the Agent and Lenders stating, in the opinion of the respective Investment Dealers, the Effective US Treasury Yield. The Investment Dealers shall be members of the Investment Dealer Association of Canada. Any prepayment shall be paid to the Agent at the Agent's Account for Payments and distributed pro rata among the Lenders under Facility C in accordance with their respective Rateable Portions. No amount of Facility C permanently prepaid may be reborrowed under this Agreement. Each Lender's respective Commitment under Facility C will be permanently reduced by the amount of any permanent prepayment made to it under this Section 5 and the Total Commitment under Facility C reduced correspondingly. Without limiting any of the foregoing, upon the Obligations or any of them being declared due and payable pursuant to Section 10.2, LP shall (to the extent permitted by Applicable Law) pay, as compensation for (and instead of) foregone interest income resulting from a declaration of the Obligations being due and payable, an amount equal to the Yield Maintenance Amount, as determined by the calculations of the Facility C Lenders as set forth in a certificate to be furnished by the Agent or the Facility C Lenders to LP, which calculations shall be deemed prima facie to be correct absent manifest error. Notwithstanding any other provisions of this Agreement or the Documents (but subject to what is stated in this sentence), no interest shall accrue on Facility C Advances after the Yield Maintenance Amount in respect of such Advances is due on an acceleration in accordance with Section 10.2 provided, however, that if the Yield Maintenance Amount is not permitted to be paid pursuant to Applicable Law, then interest in respect of the Facility C Advances shall continue to accrue from the date of acceleration and be payable by LP in accordance with the provisions of this Agreement as if no such acceleration or demand for payment of the Yield Maintenance Amount had occurred.

5.5	Optional Cancellation and Acceleration – Facility A and Facility B.

The Borrowers may terminate Facility A and Facility B in whole (but not in part) at any time upon at least sixty (60) days prior written notice to the Agent and upon (i) the payment in full of all outstanding Obligations (other than Obligations owed to the Facility C Lenders on account of, and that relate specifically and exclusively to, Facility C), together with all accrued and unpaid interest thereon, (ii) the payment of any accrued and unpaid standby fees and other fees due under the Documents (including any prepayment fee required pursuant to the terms of this Section, but excluding fees owed to the Facility C Lenders on account of, and that relate specifically and exclusively to, Facility C) to the date of termination and (iii) the expiration or termination of all B/As, Letters of Credit, Letters of Guarantee and Hedge Contracts (including all FEFCs, Purchase Options and interest rate hedging instruments) and, to the extent any such B/A, Letter of Credit, Letters of Guarantee or Hedge Contract has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Agent, accompanied by collateral security in form and in such amounts as shall be satisfactory to the Agent. At the effective date of any termination of Facility A and Facility B by the Borrowers which occurs prior to the end of the Maturity Date, or upon the Obligations or any of them being declared due and payable pursuant to Section 10.2, the Borrowers shall pay a prepayment fee to the Agent, for and on behalf of the Lenders under Facility A and Facility B according to their Rateable Portion, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to one and one-half percent (1.50%) of the aggregate Total Commitment in respect Facility A and Facility B if such termination or declaration occurs during the first 12-month period after the Closing Date (namely, the period commencing the Closing Date and ending October 30, 2010), one percent (1.00%) of the aggregate Total Commitment in respect Facility A and Facility B if such termination or declaration occurs during the second 12-month period after the Closing Date (namely, the period commencing October 31, 2010 and ending October 30, 2011), and one-half of one percent (0.50%) of the aggregate Total Commitment in respect of Facility A and Facility B if such termination or declaration occurs thereafter. Notwithstanding the foregoing, the prepayment fee provided in this Section 5.5 shall not be payable if termination results directly from the conversion of Facility A and Facility B to another type of loan owing to then existing Lenders to which are then owed 67.67% or more of the principal amount of all Obligations then outstanding under Facilities A and B.

SECTION 6
PAYMENTS AND TAXES

6.1	Payments Generally.

All amounts owing in respect of a Credit Facility, whether on account of principal, interest or fees or otherwise, shall be paid in the currency in which the Advance is outstanding. Each payment under this Agreement shall be made for value on the day the payment is due. All interest and other fees shall continue to accrue until payment has been received by the Agent on behalf of each Lender as applicable, by the L/C Lender and by each Hedge Lender, as applicable. Each payment under or in respect of the Credit Facilities shall be made at the Borrower's Account for Payments at or before 1:00 p.m. on the day payment is due. The Borrowers hereby authorize the Agent to debit the applicable Borrower's account in respect of any and all payments to be made by such Borrower under this Agreement. Receipt by the Agent from the Borrower of funds under this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of these funds by the relevant Lenders.

6.2	Taxes.

(a)

Payments. All payments to be made by or on behalf of the Borrowers under or with respect to this Agreement are to be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If a Borrower is required to deduct or withhold any Taxes from any amount payable to the Agent or any Lender (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 6.2), the Agent or any Lender, as the case may be, receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) the Borrowers shall make such deductions or withholdings, and (iii) the Borrowers shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, but subject to what is stated below, the Borrowers shall not be required to pay additional amounts in respect of Excluded Taxes. For greater certainty and notwithstanding any other provision of this Agreement, if as a result of any Change in Law (as defined in the Provisions), a Borrower is then required to deduct or withhold any Taxes (other than Taxes imposed on the net income or the capital of the Agent or any Lender by any Governmental Authority as a result of the Agent or the Lender (A) carrying on a trade or business or having a permanent establishment in any jurisdiction in Canada or the United States or a political subdivision thereof, (B) being organized under the laws of such jurisdiction or any political subdivision thereof, or (C) being or being deemed to be resident in such jurisdiction or political subdivision thereof) from any amount payable to the Agent or a Lender, then such Taxes shall for all purposes be considered Indemnified Taxes (as defined in the Provisions) and the Borrower shall make such payments and deductions as are contemplated in clauses (i), (ii) and (iii) of this Section 6.2(a) and shall provide the indemnity as contemplated in Section 6.2(b) below.

(b)

Indemnity. The Borrowers shall indemnify the Agent and the Lenders for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrowers under this Agreement and paid by the Agent, or any Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes levied or imposed with respect to any indemnity payment made under this Section 6.2. The Borrowers shall also indemnify the Agent and the Lenders for any Taxes (other than Excluded Taxes) that may arise as a consequence of the execution, sale, transfer, delivery or registration of, or otherwise with respect to this Agreement or any other Document. The indemnifications contained in this Section 6.2(b) shall be made within 30 days after the date the Agent makes written demand therefor.

(c)

Evidence of Payment. Within 30 days after the date of any payment of Taxes by the Borrowers, the Borrowers shall furnish to the Agent the original or a certified copy of a receipt evidencing payment by the Borrowers of any Taxes with respect to any amount payable to the Agent and the Lenders hereunder.

(d)	Survival. The Borrowers' obligations under this Section 6.2 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.

6.3	No Set-Off.

All payments to be made by the Borrowers shall be made without set-off or counterclaim and without any deduction of any kind.

6.4	Application of Payments Before Exercise of Rights.

Subject to the provisions of this Agreement, all payments made by or on behalf of the Borrowers before the exercise of any rights arising under Section 10.2, or otherwise, shall be paid to the Agent and distributed among the Lenders pro rata in accordance with their respective Rateable Portions (or, as the case may be, to or among the Agent, the Lender or the Lenders to whom those payments are owing) in each instance in the following order:

(a)	firstly, in payment of any amounts due and payable as and by way of agency fees owing to the Agent for its services hereunder or in connection herewith;

(b)	secondly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder or in connection herewith;

(c)	thirdly, in payment of any interest, other fees, or default interest then due and payable on or in respect of the Advances;

(d)	fourthly, in repayment of any principal amounts of the Advances; and

(e)	fifthly, in payment of any other amounts (including for greater certainty the Yield Maintenance Amount) then due and payable by the Borrowers hereunder or in connection herewith.

6.5	Application of Payments After Exercise of Rights Under Section 10.2.

All payments made by or on behalf of the Obligors after the exercise of any rights arising under Section 10.2 shall be paid to and distributed pro rata among, as applicable, (i) the Lenders in accordance with their Rateable Portions, or (ii) as the case may be, to or among the Agent, the Lender or the Lenders to whom those payments are owing, in each instance in the following order:

(a)

firstly, in payment of agency fees, if any, and the reasonable costs and expenses of any realization against the Obligors and any and all other sureties and guarantors or of its or their respective property and assets, including the out-of- pocket expenses of the Agent and the Lenders and the reasonable fees and out-of- pocket expenses of counsel, consultants and other advisers employed in connection therewith and in payment of all costs and expenses incurred by the Agent in connection with the administration, and by the Agent and the Lenders in connection with the enforcement, of this Agreement or the other Documents, to the extent that those applicable funds, costs and expenses shall not have been reimbursed to the Agent and the Lenders; and

(b)	secondly, in payment of any interest, other fees, or default interest then due and payable on or in respect of the Advances;

(c)	thirdly, in repayment of any principal amounts of the Advances;

(d)	fourthly, in payment of any other amounts (including for greater certainty the Yield Maintenance Amount) then due and payable by any Borrower hereunder or in connection herewith; and

(e)	thereafter as the Agent and the Lenders may, subject to Applicable Law, determine in their discretion.

SECTION 7
SECURITY DOCUMENTS

7.1	Security Documents.

The payment and performance of the Obligations shall at all times be secured by, among other things, encumbrances of all of the Obligors' Accounts Receivable, chattel paper, documents of title, instruments, investment property, intangibles, Inventory, equipment and other assets and property, in each case whether now owned or held or hereafter acquired or arising, pursuant to applicable Security Documents. Without limiting the foregoing, the Borrowers shall cause the following documents to be executed and delivered to the Agent on behalf of the Lenders (unless such documents were previously delivered) to secure the Obligations, those documents to be in form and substance satisfactory to the Agent and the Lenders:

(a)

by SunOpta: (i) Ontario law guarantee of the obligations of all Obligors (other than SunOpta) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta, including securities (or the equivalent) registered in every location where SunOpta has material assets; (iii) security under 427 of the Bank Act (Canada); (iv) a general assignment of book debts; (v) a first collateral charge, by way of debenture or other appropriate security (including a hypothec), over the real property located at 2838 Highway 7, Norval, Ontario and at 35 Rue du Parc, Scottstown, Quebec, (vi) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta; (vii) an offset agreement regarding cash balances; (viii) a securities pledge agreement; (ix) if applicable, an acknowledgment regarding existing security; (x) an assignment of any security that SunOpta may now or hereafter obtain from any other Person, and (xi) such other Security Documents as the Agent may reasonably request from time to time;

(b)

by 1510146 Ontario: (i) Ontario law guarantee of the obligations of all Obligors (other than 1510146 Ontario) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of 1510146 Ontario, including securities (or the equivalent) registered in every location where 1510146 Ontario has material assets; (iii) a general assignment of book debts; (iv) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of 1510146 Ontario; (v) an offset agreement regarding cash balances; (vi) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(c)

by LP: (i) Illinois law guarantee of the obligations of all Obligors (other than LP) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of LP, including securities (or the equivalent) registered in every location where LP has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of LP, indicating the Agent and/or the Lenders as loss payee; (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(d)

by ULC: (i) Ontario law guarantee of the obligations of all Obligors (other than ULC) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of ULC, including securities (or the equivalent) registered in every location where ULC has material assets; (iii) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of ULC; (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(e)

by LLC: (i) Illinois law guarantee of the obligations of all Obligors (other than LLC) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of LLC, including securities (or the equivalent) registered in every location where LLC has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of LLC, indicating the Agent and/or the Lenders as loss payee; (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(f)

by SunOpta Food Group: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Food Group) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Food Group, including securities (or the equivalent) registered in every location where SunOpta Food Group has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Food Group, indicating the Agent and/or the Lenders as loss payee; (iv) an offset agreement regarding cash balances;(v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(g)

by SunOpta Fruit: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Fruit) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Fruit, including securities (or the equivalent) registered in every location where SunOpta Fruit has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by SunOpta Fruit, (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Fruit, indicating the Agent and/or the Lenders as loss payee; (v) an offset agreement regarding cash balances; (vi) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(h)

by Aseptic: (i) Illinois law guarantee of the obligations of all Obligors (other than Aseptic) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of Aseptic, including securities (or the equivalent) registered in every location where Aseptic has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by Aseptic; (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Aseptic, indicating the Agent and/or the Lenders as loss payee; (v) an offset agreement regarding cash balances; (vi) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(i)

by Sunrich: (i) Illinois law guarantee of the obligations of all Obligors (other than Sunrich) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of Sunrich, including securities (or the equivalent) registered in every location where Sunrich has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by Sunrich; (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Sunrich, indicating the Agent and/or the Lenders as loss payee; (v) an offset agreement regarding cash balances; (vi) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(j)

by Marathon: (i) Ontario law guarantee of the obligations of all Obligors (other than Marathon) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of Marathon, including securities (or the equivalent) registered in every location where Marathon has material assets; (iii) a general assignment of book debts; (iv) a first collateral charge by way of debenture or other appropriate security, over real property owned by Marathon; (v) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Marathon; (vi) an offset agreement regarding cash balances; (vii) if applicable, an acknowledgment regarding existing security; and (viii) such other Security Documents as the Agent may reasonably request from time to time;

(k)

by SunOpta Ingredients: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Ingredients) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Ingredients, including securities (or the equivalent) registered in every location where SunOpta Ingredients has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by SunOpta Ingredients (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Ingredients, indicating the Agent and/or the Lenders as loss payee; (v) an offset agreement regarding cash balances; (vi) a patent collateral agreement; (vii) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(l)

by Drive: (i) Ontario law guarantee of the obligations of all Obligors (other than Drive) owing to Lender, (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of Drive, including securities (or the equivalent) registered in every location where Drive has material assets, (iii) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Drive, (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(m)

by Global: (i) Illinois law guarantee of the obligations of all Obligors (other than Global) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of Global, including securities (or the equivalent) registered in every location where Global has material assets (iii) a first collateral charge by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by Global (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Global, indicating the Agent and/or the Lenders as loss payee; (v) an offset agreement regarding cash balances; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(n)

by SunOpta Holdings: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Holdings) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Holdings, including securities (or the equivalent) registered in every location where SunOpta Holdings has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Holdings, indicating the Agent and/or the Lenders as loss payee; (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(o)

by SunOpta Financing: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Financing) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Financing, including securities (or the equivalent) registered in every location where SunOpta Financing has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Financing, indicating the Agent and/or the Lenders as loss payee; (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(p)

by SunOpta Financing 2007: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Financing 2007) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Financing 2007, including securities (or the equivalent) registered in every location where SunOpta Financing 2007 has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Financing 2007, indicating the Agent and/or the Lenders as loss payee; (iv) an offset agreement regarding cash balances; (v) if applicable, an acknowledgment regarding existing security; and (vii) such other Security Documents as the Agent may reasonably request from time to time;

(q)

by Mexico: (i) Ontario law guarantee of the obligations of all Obligors (other than Mexico) owing to the Lenders, and (ii) a consent to the pledge of Mexico's shares/participation interests to the Agent and/or the Lenders;

(r)

by Servicios: (i) Ontario law guarantee of the obligations of all Obligors (other than Servicios) owing to the Lenders, and (ii) a consent to the pledge of Servicios shares/participation interests to the Agent and/or the Lenders;

(s)	each relevant Lender's standard form Bankers' Acceptances in blank in accordance with Section 3.9(f); and

(t)	such blocked account or lockbox agreements or other documents or instruments as may be required pursuant to Section 7.2.

7.2	Collateral Proceeds.

Each of the Borrowers agrees to make from time to time such arrangements as shall be necessary or appropriate to ensure (through the use of a blocked account or lockbox under the sole control of the Agent) that all proceeds of the Collateral are deposited (in the same form as received) in one or more remittance accounts maintained with and under the control of the Agent, each such account to constitute a special restricted account. Any proceeds of Collateral received by any Obligor shall, while held by such Obligor, be held in trust for the Agent in the same form in which received, shall not be commingled with any assets of such Obligor, and shall be delivered immediately to the Agent (together with any necessary endorsements thereto) for deposit into such account. The Borrower and each of the Obligors acknowledges that all funds in such accounts are, unless they become the property of the Agent pursuant to any agreement with the Agent, held in trust for the Agent, and that, to the extent of any interest of the Obligors therein, the Agent has been granted or will be granted a Lien on such accounts and all funds contained therein to secure the Obligations. No amounts deposited in such accounts shall be released to the Obligors, but shall instead be applied to, or otherwise held for application to, or as collateral security for, the outstanding Obligations and (to the extent so provided in any other Document) any and all other indebtedness, liabilities and obligations, present or future, of each of the Obligors to the Agent and the Lenders under or in connection with the Documents, it being understood and agreed that, notwithstanding such application, the Borrower shall have the right to obtain additional Advances under this Agreement subject to the terms and conditions hereof.

7.3	Further Assurances.

(a)

Additional Obligors. The Borrowers shall cause any North American Included Subsidiary (other than Mexico and Servicios as of the date hereof in respect of the documents contemplated below) to sign an Additional Obligor Counterpart and execute and deliver, to the extent such Included Subsidiary is permitted to do so by the law applicable to it, a guarantee unlimited as to amount, substantially similar to the guarantees executed by the Obligors, supported by:

(i)

a general security agreement or the equivalent, substantially similar to the general security agreements executed by the Obligors, creating a security interest in all its personal property, assets and undertaking, including securities registered in every location where such Included Subsidiary has material assets;

	(ii)	a charge (or the equivalent) of such Included Subsidiary creating a fixed charge on all such Included Subsidiary's real property registered against title to such property;

(iii)

an assignment of all insurance policies held by the Included Subsidiary insuring the real property or assets of the Included Subsidiary; and

(iv)

such other additional or substitute security as the Agent or the Unanimous Lenders may require from time to time;

all immediately upon that Person becoming an Included Subsidiary.

(b)

Further Documents. Upon request of the Agent or the Unanimous Lenders, the Obligors or any of them shall, to the extent permitted by law applicable to it, execute and deliver, or shall cause to be executed and delivered, to the Agent such further documents or instruments and shall do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent or the Unanimous Lenders in its or their sole and absolute discretion, to secure the Obligations, including, without limitation, executing and delivering or causing to be executed and delivered such further documents or instruments to give the Lenders a first priority security interest in any and all property and assets now or hereafter acquired by any Obligor, subject to any Permitted Liens.

7.4

Acknowledgement

The Agent and the Lenders acknowledge that:

(a)

the mortgage being granted by Aseptic over the real property municipally known as 26 Annette Street, Heuvelton, New York is only being granted to secure the term loan obligations of the Borrower under Facility C and will not secure the revolving operating loan obligations of the Borrowers under Facility A and Facility B; and

(b)

all mortgages being granted by the relevant Obligors over real property located in North Dakota (namely, real property municipally known as 896 22nd Street, Wahpeton, ND and 121 South 3rd Street, Wahpeton, ND) do and will not charge any of such property in favour of EDC.

For greater certainty, and in order to ensure that all Lenders rank pari passu and pro-rata (in accordance with each Lender's Rateable Portion) in respect of the aggregate proceeds of all of the Collateral, the Agent is hereby authorized to and shall make such adjustments as may be required in the circumstances in order to ensure that such Lenders which do not have a security interest in the Collateral described above receive additional proceeds of realization in respect of such other relevant Collateral in the circumstances such that all Lenders rank pari passu and pro-rata (in accordance with each Lender's Rateable Portion) in respect of the aggregate proceeds of realization of all of the Collateral.

SECTION 8
CONDITIONS PRECEDENT

8.1

Conditions Precedent to Disbursements of Advances.

The obligation of each Lender to make available the first Advance, Rollover or Conversion under each Credit Facility is subject to and conditional upon the satisfaction of the following conditions:

(a)	Delivery of Documents. The Agent shall have received Sufficient Copies, in form and substance satisfactory to the Agent of the following:

	(i)	this Agreement duly executed by all the parties hereto;

	(ii)	each Security Document and all other Documents duly executed by all the parties thereto;

	(iii)	timely notice as may be required by any term of this Agreement in connection with any action to be taken thereunder;

	(iv)	a Certificate of each Obligor dated the Closing Date certifying:

		(A)	that its constating documents and the by-laws, which shall be attached thereto, are complete and correct copies and are in full force and effect;

(B)

all resolutions and all other authorizations necessary to authorize the execution and delivery of and the performance by it of its obligations under this Agreement, the Security Documents and the other Documents to which it is a party and all the transactions contemplated thereby; and

		(C)	all representations and warranties contained in this Agreement are true and correct as if made on the date of the Certificate;

(v)

opinions of applicable Canadian, Mexican and United States counsel to the Obligors, addressed to the Agent and each Lender and counsel to the Agent with respect to, inter alia, due authorization, execution, delivery and enforceability of the Documents executed by the Obligors;

(vi)

a current borrowing base certificate in respect of Facility A in the form attached hereto as Schedule W-1 (the "Facility A Borrowing Base Certificate") from SunOpta showing the computation of the Facility A Borrowing Base, and a current borrowing base certificate in respect of Facility B in the form attached hereto as Schedule W-2 (the "Facility B Borrowing Base Certificate") from SunOpta Food Group showing the computation of the Facility B Borrowing Base, in each case in reasonable detail as of the close of business not earlier than three Business Days prior to the making of the initial Advance hereunder;

(vii)

duly executed certificate(s) of insurance evidencing the insurance required under this Agreement and endorsements of those policies each showing loss payable to the Agent;

(viii)

such other documents as the Agent may reasonably request including (A) the documents listed in Section 7.1 hereof, and (B) standard documentation used by the L/C Lender in connection with the issuance of Letters of Credit and Letters of Guarantee, prior to any Advance by way of any such method;

(ix)

duly completed environmental checklists in the Agent's standard form, or if available or otherwise required by the Agent or the Lenders further to their respective review of the information disclosed in the environmental checklists, Phase I environmental reports in respect of real property owned by the Obligors;

(x)

to the extent available, landlord waivers and/or warehouseman waivers and/or other applicable waivers satisfactory to the Agent in respect of real property leased and/or utilized by any Obligor where material amounts of Inventory or other relevant property of the Obligors are located;

(xi)

documentation satisfactory to the Agent and the Lenders in connection with the assignment by the Other Original Lender of all of its rights and obligations under the Original Agreement to one or more of the Agent and the Lenders;

(xii)

if so requested by the Lenders, title insurance satisfactory to the Lenders in favour of the Agent in respect of each relevant property owned by an Obligor over which an encumbrance has been or will be provided in favour of the Agent; and

(xiii)

evidence that all class action litigation previously commenced against one or more of the Obligors has been finally and irrevocably settled and dismissed pursuant to court approved settlement agreements, which such settlement agreements shall provide, among other things, that the settlement amount to be paid by one or more of the Obligors does not exceed an aggregate amount of US$15,000,000, which such amount shall only be payable out of the proceeds of relevant insurance policies maintained by the Obligors, less the applicable deductable paid by the Obligors in the circumstances.

(b)

Minimum Excess Availability. The Agent shall have determined that immediately after (i) giving effect to the making of the initial Advance hereunder, (ii) the payment or reimbursement by the Borrowers to the Agent of all closing costs and expenses and the payment of all other transactional costs incurred in connection with the transactions contemplated hereby, and (iii) all other application of the initial proceeds hereunder (provided that applicable accounts payable of the Borrowers are not greater than 30 days past due), on a one day test basis, (i) the Excess Availability in respect of Facility A shall be no less than 15% of the Facility A Commitment and (ii) the Excess Availability in respect of Facility B shall be no less than 15% of the Facility B Commitment.

(c)

Payout and Discharge. All funds owed by the Obligors to those creditors identified (based upon information provided by any Obligor) by the Agent shall be repaid in full and all Liens and/or security registrations made in favour of such creditors shall be discharged or the Agent shall have received an undertaking from such creditors to discharge all such Liens and/or security registrations in form and substance satisfactory to the Agent or the Agent, as applicable.

(d)

Registration of Security Documents. All registrations, recordings and filings of or with respect to the Security Documents which in the opinion of counsel to the Agent are necessary to render effective the Lien intended to be created thereby shall have been completed.

(e)

Fees. All fees payable in accordance with this Agreement on or before the Closing Date (including legal fees and expenses of the Agent and any agency, upfront or work fee payable to the Agent or the Lenders hereunder or otherwise) shall have been paid to the Agent or shall be paid from the first Advance hereunder or debited from an account of a Borrower.

(f)

Appraisals and Field Examinations. The Agent and the Lenders shall have received such appraisals, field examination reports and certifications as they may require in order to satisfy the Lenders as to the value of the Collateral, the financial condition of the Obligors, and the lack of material contingent liabilities of the Obligors.

(g)

Due Diligence. The Agent and the Lenders shall have completed, with results satisfactory to them, their business, legal and accounting due diligence with the respect to the Obligors and their property, including without limitation, the value of the Collateral (as evidenced by such field examination reports and inventory, fixed asset, real estate and other appraisals and certifications as may be required by the Agent or the Lenders), the financial condition of the Obligors (including the review by the Agent and Lenders of the financial statements and cash flow and hedging strategies of the Obligors as may be required by the Agent or the Lenders), the corporate and debt structure and organizational documents of the Obligors, environmental issues, material contracts, litigation, environmental issues and key management contracts;

(h)

Market Change. No material adverse change or material disruption of the financial, banking or capital markets shall have occurred and be continuing, in each case, determined by the Agent in its sole and absolute discretion.

(i)	Material Adverse Change. No Material Adverse Change shall have occurred since June 26, 2009 with respect to the Obligors.

(j)	Existing Debt. The Lenders shall have reviewed the Obligors' existing Debt and Subordinated Debt obligations, with results satisfactory to the Lenders.

8.2

Conditions Precedent to All Advances.

The obligations of the Lenders to make available any Advance, Rollover or Conversion, after the conditions in Section 8.1 being satisfied, are subject to and conditional upon each of the conditions below being satisfied on the applicable Drawdown Date, Issuance Date, Rollover Date or Conversion Date:

(a)	No Default. No Default or Event of Default shall exist.

(b)

Representations Correct. The representations and warranties contained in Section 2.1 shall be true and correct on each Drawdown Date, Issuance Date, Rollover Date or Conversion Date as if made on that date except for those which are affected by any change or changes after the date hereof of which a Borrower has notified the Agent in writing, provided such changes do not constitute a Default or an Event of Default.

(c)	Notice of Advance. The Borrowers shall have provided any notice required in respect of an Advance, Rollover or Conversion.

(d)

Facility A and Facility B Advances. SunOpta and SunOpta Food Group, as applicable, shall have provided the Agent with all Borrowing Base Certificates and other evidence relating to Facility A Borrowing Base, the Facility B Borrow Base and Excess Availability as the Agent may require in accordance with the terms hereof.

(e)

Certain Advances. Each applicable Borrower executing and delivering to the relevant Lender or the Agent customary documentation required by such Lender or the Agent, as applicable, from time to time for purposes of extending Advances by way of Letter of Credit, Letter of Guarantee, Bankers' Acceptance and Hedge Contracts.

(f)	No Material Adverse Change. No Material Adverse Change shall have occurred since the Closing Date with respect to the Obligors.

8.3

Waiver of a Condition Precedent.

The conditions stated in Sections 8.1 and 8.2 are inserted for the sole benefit of the Agent and the Lenders and the conditions stated therein may only be waived by the Agent with the consent of the Unanimous Lenders, in whole or in part, with or without terms or conditions, in respect of all or any portion of the Advances, without affecting the right of the Lenders to assert terms and conditions in whole or in part in respect of any other Advance.

SECTION 9
COVENANTS

9.1

Affirmative Covenants.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, each of the Obligors covenants, for itself as applicable, with the Agent and each Lender as follows:

(a)

Corporate Existence. It shall do or cause to be done all things necessary to keep in full force and effect its existence and all rights, trade-marks, licenses and qualifications required for it to carry on its businesses and own, lease or operate its properties in each jurisdiction in which it carries on business or owns, leases or operates property or assets from time to time unless failure does not have a Material Adverse Effect.

(b)

Insurance. It shall maintain insurance on its properties and assets and for the operation of its businesses in such amounts and against such risks as would be customarily obtained and maintained by a prudent owner of similar properties and assets operating a similar business, including appropriate liability insurance, business interruption insurance and third party liability insurance. It shall provide copies of those policies to the Agent which policies shall be satisfactory to the Agent. Each insurance policy shall include an endorsement whereby the insurers agree to give the Agent on behalf of the Lenders not less than 30 days notice of the cancellation of the policy of insurance and permit the Agent on behalf of the Lenders to cure any default which may exist under the policy. It shall name the Agent, as loss payee or additional insured as its interest may appear in all of its policies of insurance or otherwise assure the Agent of the availability of continuing coverage in a manner satisfactory to the Agent and all real property policies shall contain such standard mortgage clauses as the Agent shall require for the Lenders' protection. In addition, it shall notify the Agent forthwith on the happening of any loss or damage in excess of US$150,000 and shall furnish at its expense all necessary proofs and do all necessary acts to enable it or the Agent, as applicable subject to Section 5.2(c) hereof, to obtain payment of the insurance monies and apply the same in accordance with Section 5.2(c) hereof.

(c)

Compliance with Laws, etc. It shall comply with all Applicable Laws and all Government Approvals required in respect of its businesses, properties, the Collateral, or any activities or operations carried out thereon including health, safety and employment standards, labour codes and Environmental Laws unless such non-compliance does not have a Material Adverse Effect. If required by the Agent, it shall deliver to the Agent evidence satisfactory to the Agent concerning such applicable compliance with all Applicable Laws and Government Approvals.

(d)

Government Approvals. It shall obtain (to the extent not in existence on the date of this Agreement) and maintain, by the observance and performance of all obligations thereunder and conditions thereof, all Government Approvals required for it to carry on its businesses unless such failure does not have a Material Adverse Effect.

(e)

Conduct of Business. It shall: (i) conduct its business and the operation of its property in a proper and efficient manner and keep proper books of account and records with respect to the operation of its business and the operation of its property; (ii) diligently maintain, repair, use and operate its property and premises in a proper and efficient manner; (iii) maintain its physical assets in good condition so that each asset may be used at all times for the purpose for which it was intended; and (iv) perform all of its material obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound.

(f)

Collection of Account Receivables. It shall collect, handle, administer and otherwise deal with its Accounts Receivable and other Collateral, as applicable, in accordance with, and shall otherwise comply with, the following provisions (and for greater certainty acknowledges and agrees to the rights and remedies of the Agent set forth therein):

(i)

Upon the occurrence of an Event of Default that is continuing and whether or not the Agent has exercised any or all of its rights under other provisions of this Agreement, (A) in the event the Agent requests the Obligors to do so, all instruments and chattel paper at any time constituting part of the Accounts Receivables or any other Collateral (including any post-dated cheques) shall, upon receipt by any Obligor, be immediately endorsed to and deposited with the Agent; and (B) but provided the Agent shall have exercised its rights under any blocked account agreement contemplated by Section 7.2, the Obligors shall instruct all customers and account debtors to remit all payments in respect of Accounts Receivables or any other Collateral to a lockbox or lockboxes under the sole custody and control of the Agent, as applicable, and which are maintained at post office(s) specified by the Agent from time to time.

(ii)

Upon the occurrence of an Event of Default that is continuing and whether or not the Agent has exercised any or all of its rights under other provisions of this Agreement, and without prejudice to any other right or remedy available to the Agent at law or in equity, the Agent or its designee may notify the Obligors' customers and account debtors at any time that Accounts Receivable or any other Collateral have been assigned to the Agent or of the Agent's security interest and Lien therein, and either in its own name, or the applicable Obligors' name, or both, demand, collect (including, without limitation, through a blocked account analogous to that described in Section 9.1(f)(i)(B) above), receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due on Accounts Receivable or any other Collateral, and in the Agent's discretion file any claim or take any other action or proceeding which the Agent may deem necessary or appropriate to protect or realize upon the security interest and Lien of the Agent in the Accounts Receivable or any other Collateral. Each Obligor hereby irrevocably constitutes and appoints the Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney for the purposes provided in this Section.

(iii)

Any proceeds of Accounts Receivables or other Collateral transmitted to or otherwise received by the Agent pursuant to any of the foregoing provisions hereof may be handled and administered by the Agent in and through one or more remittance accounts at the Agent (such remittance accounts to constitute special restricted accounts for purposes of and subject to the provisions of Section 7.2 of this Agreement). The Agent shall apply proceeds of Accounts Receivables and other Collateral received by it from any source to the payment of the Obligations (whether or not then due and payable), such applications to be made in accordance with this Agreement. Except for purposes of computing interest on the Obligations in accordance with this Agreement, the Agent need not apply or give credit for any item included in proceeds of Accounts Receivables or other Collateral until the Agent has received final payment therefor, acceptable to the Agent as such. However, if the Agent does give credit for any item prior to receiving final payment therefor and the Agent fails to receive such final payment or an item is charged back to the Agent for any reason, the Agent may at its election in either instance charge the amount of such item back against the remittance account or any depository account of the Borrower or any other Obligor maintained with the Agent, together with interest thereon at the rate applicable under this Agreement to Advances in the currency of the amount involved. Concurrently with each transmission of any proceeds of Accounts Receivables or other Collateral to the aforesaid remittance account, the Borrowers shall furnish the Agent with a report in such form as the Agent shall require, identifying the particular Accounts Receivable or other Collateral from which the same arises or relates. Each Obligor hereby indemnifies the Indemnified Persons from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and legal fees (on a solicitor-client basis) suffered or incurred by any or all of them because of the maintenance of the foregoing arrangements, save and except if caused by the gross negligence or wilful misconduct of an Indemnified Person. The Indemnified Persons shall have no liability or responsibility for accepting any cheque, draft or other order for payment of money bearing the legend "payment in full" or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance. The foregoing indemnity shall survive payment of the Obligations and termination of this Agreement.

(g)

Inventory. It shall maintain, keep, preserve, use, consume, sell or otherwise deal with Inventory in accordance with, and shall otherwise comply with, the following provisions (and for greater certainty acknowledges and agrees to the rights and remedies of the Agent set forth therein):

(i)

Each Obligor shall at its own cost and expense maintain, keep and preserve its Inventory in good and merchantable condition.

(ii)

The Obligors may, until otherwise notified by the Agent, use, consume and sell the Inventory in the ordinary course of business, but a sale in the ordinary course of business shall not under any circumstance include any transfer or sale in satisfaction, partial or complete, of a debt owing by an Obligor.

(iii)

Subject to Section 5.2(b), the Obligors may, until otherwise notified by the Agent, sell obsolete, worn out or unusable Equipment.

(iv)

As of the time any Inventory becomes subject to the security interest and Lien provided pursuant to the Security and at all times thereafter, the Obligors shall be deemed to have warranted as to any and all of such Inventory that all warranties of the Obligors set forth in this Agreement are true and correct with respect to such Inventory; that all of such Inventory is located at a location set forth pursuant to Section 9.1(r) hereof; and that, in the case of applicable Inventory, such Inventory is new and unused and in good and merchantable condition. The Obligors warrant and agree that no Inventory is or will be consigned to any other Person without the Agent's prior written consent.

(v)

If any of the Inventory is at any time evidenced by a document of title, such document shall be promptly delivered by the Borrowers to the Agent except to the extent the Agent, on behalf of the Lenders, specifically requests the Borrowers not to do so with respect to any such document.

(h)

Payment. It shall duly and punctually pay or cause to be paid all sums of money due and payable by it under this Agreement and the other Documents on the dates, at the places and in the currency and the manner set forth herein and therein.

(i)

Litigation. It shall (i) promptly give notice to the Agent of any litigation, suit, action, proceeding or dispute, threatened or commenced it, whether before or by any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind which either individually or in the aggregate exceed $150,000 in claims, or which otherwise, if adversely determined, could reasonably be expected to have a Material Adverse Effect on it or the other Obligors, (ii) advise the Agent of the extent to which any adverse determination is covered by insurance, (iii) provide all reasonable information requested by the Agent concerning the status of any litigation, proceeding or dispute, and (iv) use reasonable efforts to bring about a reasonable, favourable and speedy resolution or disposition of the litigation, proceeding or dispute.

(j)

Pay Claims and Taxes. It shall promptly pay and discharge, when due, all Taxes charged to or payable by it and all obligations which may result in Liens (other than Permitted Liens) on its properties or assets unless the relevant Tax or obligation is being actively and diligently contested in good faith by appropriate proceedings and is adequately reserved against in accordance with GAAP. It shall notify the Agent of each contest promptly upon forming the intention to contest the relevant payment, Tax or obligation.

(k)

Notice of Default or Material Adverse Change. It shall, upon obtaining knowledge thereof, provide to the Agent as soon as practicable, and in any event within one Business Day after obtaining that knowledge, notice of any Material Adverse Change, Default or Event of Default, together with an officer's Certificate setting forth the details of any such Material Adverse Change, Default or Event of Default and the action taken or to be taken to remedy it.

(l)

Other Reports and Filings. Promptly upon transmission thereof it shall deliver to the Agent copies of all financial information, statutory audits, proxy materials and other information and reports, if any, which it (i) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor or with the Ontario Securities Commission or any securities regulatory authority or any other equivalent governmental agencies in any state, province or territory of Canada or the United States of America, (ii) has delivered to holders of, or any agent or trustee with respect to, its Debt in their capacity as such a holder, agent or trustee, or (iii) has delivered to any shareholder in its capacity as a shareholder.

(m)	Other Information. From time to time, it shall deliver to the Agent such other information or documents (financial or otherwise) as the Agent may reasonably request.

(n)

Books and Records. It will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.

(o)

Inspections and Appraisals. It shall permit (and arrange for all access required to permit) the Agent and its duly authorized representatives and agents to visit and inspect any of the properties, corporate books and financial records of the Obligors, to examine and make copies of the books of accounts and other financial records of the Obligors, and to discuss the affairs, finances and accounts of the Obligors with, and to be advised as to the same by, their officers, employees and independent chartered accountants (and by this provision the Obligors authorize such accountants to discuss with the Agent the finances and affairs of each Obligor) at all reasonable times and reasonable intervals as the Agent may designate in the absence of any Default or Event of Default, and otherwise, at all times and intervals as the Agent may designate. The Obligors shall permit (and arrange for all access required to permit) the Agent and its duly authorized representatives and agents to conduct a field examination of the Obligors' properties three times per Fiscal Year in the absence of any Default or Event of Default or, at such other times as is designated by the Agent if a Default or Event of Default has occurred and is occurring, provided however that, in the absence of any Default or Event of Default, if the average Excess Availability exceeds, and has exceeded at all times during the applicable Fiscal Year, 15% of the combined Total Commitment in respect of Facility A and Facility B, the Obligors shall be required to permit (and arrange for all access required to permit) the Agent and its duly authorized representatives and agents to conduct no more than two field examinations of the Obligor's properties in such Fiscal Year. The Agent may obtain (or direct the Borrowers to obtain and provide to the Agent and the Lenders) updated appraisals of the Obligors' Inventory, or any portion thereof, two times per Fiscal Year as the Agent may designate in the absence of a Default or an Event of Default, or at such other times designated by the Agent if a Default or an Event of Default has occurred and is continuing, provided however that, in the absence of any Default or Event of Default, if the average Excess Availability exceeds, and has exceeded at all times during the applicable Fiscal Year, 15% of the combined Total Commitment in respect of Facility A and Facility B, the Agent may obtain (or direct the Borrower to obtain and provide to the Agent and the Lenders) no more than one updated appraisals of the Obligors' Inventory in such Fiscal Year. Each such appraisal report shall be prepared by an appraiser acceptable to the Agent, and be in such format and contain such detail as the Agent may request. Subject to Sections 4.18 and 4.19, the costs and expenses incurred in conducting any such field examinations or in obtaining any such appraisal shall in each case be borne by the Borrowers (whether obtained by the Agent or by the Borrowers). The Borrower shall, at the Agent's request, provide, at the Borrower's expense, updated environmental questionnaires or checklists concerning activities and conditions affecting the real property owned, leased or operated by the Obligors and/or environmental reports prepared for the Borrower (and specifically authorizing the Agent and the Lenders to rely thereon) by an environmental consultant or an environmental engineering firm acceptable to the Lenders concerning any real property owned, leased or operated by the Obligors, but only if (i) the environmental questionnaires or checklists provided by the Borrower, or (ii) any notification or report from a Governmental Authority to an Obligor, or (iii) information otherwise becomes available to the Agent or the Lenders which, indicates that there is a material environmental problem with any such real property or any neighboring real property which could have an effect on such real property.

(p)

Verification. It shall from time to time to deliver to the Agent such evidence of the existence, identity and location of the Collateral and of its availability as Liens and collateral security pursuant hereto (including, without limitation, schedules describing all Accounts Receivables created or acquired by the Obligors, copies of customer invoices or the equivalent and original shipping or delivery receipts for all merchandise and other goods sold or leased or services rendered, together with the Obligors' warranty of the genuineness thereof, and reports stating the book value of Inventory by major category and location), in each case as the Agent may request on behalf of the Lenders. The Agent shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Agent considers appropriate (including, without limitation, the verification of Collateral through an agent of the Agent), and the Obligors agree to furnish all assistance and information, and perform any acts, which the Agent, on behalf of the Lenders, may require in connection therewith. The Borrowers shall promptly notify the Agent of any Collateral which the Obligors have determined to have been rendered obsolete, stating the prior book value of such Collateral, its type and location. Notwithstanding the foregoing, if a Default or an Event of Default has occurred and is continuing, the Agent may act in its sole discretion.

(q)

First Priority. It will take all actions, sign all documents, effect all registrations and otherwise act so as to carry out the intent of this Agreement which is that the Liens created by the Security Documents are to rank first against all of its undertaking, property and assets subject only to Permitted Liens.

(r)

Location of Collateral and Offices. Without limiting Section 9.1(q) above, it shall cause the Collateral (except Inventory in transit) to remain in the possession or control of the applicable Obligor at the locations listed on Schedule I attached hereto, which Schedule may be updated from time to time upon prior notice by the Borrowers to the Agent and prior written approval of the Agent (collectively, the "Permitted Collateral Locations"). If for any reason any Collateral (except Inventory in transit) is at any time kept or located at a location other than a Permitted Collateral Location, the Agent shall nevertheless have and retain a Lien on and security interest therein. The applicable Obligor owns and shall at all times own all Permitted Collateral Locations, except to the extent otherwise disclosed on Schedule I.

(s)

Environmental Compliance. It will carry on all activities in material compliance with all Environmental Laws. It will not cause or permit the Release or storage of a Hazardous Substance in or under its properties except in compliance with all Environmental Laws. If it comes to its attention that it is not in material compliance with all applicable Environmental Laws, it will remedy that non- compliance promptly. If prompt remedy is not possible, it will notify the Agent immediately of the problem and describe in detail the action it intends to take to return to compliance with this Section 9.1(s).

(t)

Annual Meetings with Lenders. On or before April 30th in each Fiscal Year, it shall hold a meeting with the Lenders upon the request of the Agent at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Obligors and the Business Plan.

(u)	Auditors. It shall promptly give notice to the Agent of a change in its Auditors and the reasons for the change.

(v)

ERISA Matters. It will maintain each ERISA Plan in compliance in all material respects with all requirements of Applicable Law. It will promptly notify the Agent on becoming aware of (a) the institution of any steps by any Person to terminate any US Pension Plan, (b) the failure of any Obligor to make a required contribution to any US Pension Plan if such failure is sufficient to give rise to an Encumbrance under Section 302(f) of ERISA, (c) the taking of any action with respect to a US Pension Plan which is reasonably likely to result in the requirement that any Obligor furnish a bond or other security to the US Pension Benefit Guaranty Corporation under ERISA or such US Pension Plan, or (d) the occurrence of any event with respect to any ERISA Plan which is reasonably likely to result in any Obligor incurring any material liability, fine or penalty, and in the notice to the Agent thereof, provide copies of all documentation relating thereto.

9.2

Negative Covenants.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, each Obligor covenants, for itself as applicable, with the Agent and each Lender that, without the consent of the Majority Lenders:

(a)

Limitation on Liens. It shall not directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any material part of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens. The ability of the Obligors to incur or suffer to exist Permitted Liens is not to be construed as a subordination, constructive or otherwise, of the Liens granted to the Agent on behalf of the Lenders to such Permitted Liens.

(b)

Disposition of Assets. It shall not sell, lease, transfer, assign, convey or otherwise dispose of any of its properties or assets except in the ordinary course of business and in accordance with the terms of provision hereof (including Sections 5.2, 9.1(f) and 9.1(g)). Notwithstanding the foregoing and for greater certainty, each applicable Obligor may, without the consent of any Lenders, sell, transfer, assign, convey or otherwise dispose of shares or equity interests that it owns in the capital of (i) any Excluded Subsidiary (other than Opta Minerals Inc.), and (ii) Opta Minerals Inc. provided that any such sale, transfer, assignment, conveyance or other disposition of the shares of Opta Minerals Inc. shall, at the time of the closing and consummation of any such transaction or transactions, be for consideration, on a price per share basis, which is at least equal to the greater of (A) the then current share price for shares of Opta Minerals Inc. listed on the Toronto Stock Exchange, and (B) two Dollars (Cdn$2.00) per share. Each Obligor acknowledges and agrees that all proceeds received by an Obligor in respect of the sale, transfer, assignment, conveyance or disposition of the shares of or the equity interests in an Excluded Subsidiary shall be remitted forthwith to the Agent and shall be applied (unless otherwise agreed by the Majority Lenders in their sole discretion) to repay the then outstanding principal amounts of Advances under Facility A and Facility B and, for greater certainty, such amounts may be reborrowed subject to the Advance provisions of this Agreement. Nothing in this Agreement or any other Document shall restrict or prohibit any Excluded Subsidiary from selling any or all of its assets.

(c)

Settlement on Receivables. Subject to the following, it shall not settle or adjust disputes and claims in respect of any Account Receivable, except that, unless and until an Event of Default occurs, any merchandise or other goods which are returned by a customer or account debtor or otherwise recovered may be resold by the Obligors in the ordinary course of its business as presently conducted; provided that, during the existence of any Event of Default, such merchandise and other goods shall be set aside at the request of the Agent and held by the Obligors as trustee for the Agent and shall remain part of the Collateral. Unless and until an Event of Default occurs, each of the Obligors may settle and adjust disputes and claims in respect of Accounts Receivable with its customers and account debtors, handle returns and recoveries and grant discounts, credits and allowances in the ordinary course of its business as presently conducted for amounts and on terms which it in good faith considers advisable; and, during the existence of any Event of Default, unless the Agent requests otherwise, the Borrower shall notify the Agent promptly of all returns and recoveries of merchandise or other goods and, on the Agent's request, deliver any such merchandise or other goods to the Agent. During the existence of any Event of Default, unless the Agent requests otherwise, the Borrowers shall also notify the Agent promptly of all disputes and claims relating to merchandise and goods and settle or adjust them at no expense to the Agent or the Lenders, but no discount, credit or allowance other than on normal trade terms in the ordinary course of business as presently conducted shall be granted to any customer or account debtor and no returns of merchandise or other goods shall be accepted by the Obligors without the Agent's consent. The Agent may, at all times during the existence of any Event of Default, settle or adjust disputes and claims directly with customers or account debtors for amounts and upon terms which the Agent considers advisable.

(d)

Consolidations and Mergers. It shall not merge, consolidate, amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any Person, except that any Obligor may merge, amalgamate with, or dissolve or liquidate into, any other Obligor (so long as it remains an Obligor), provided that in any such transaction, other than an amalgamation, the Obligor shall be the continuing or surviving corporation.

(e)

Limitation on Debt. It shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Debt (including Subordinated Debt) in excess of US$3,000,000 in the aggregate during the term of this Agreement, except: (i) Debt incurred pursuant to this Agreement; (ii) Debt consisting of Contingent Obligations described in clause (b) of the definition thereof and permitted pursuant to Section 9.2(h); (iii) Debt and Subordinated Debt existing on the date of the Closing Date as set forth in Schedule R and Schedule AA, respectively; (iv) Debt secured by or which could be secured by Permitted Liens; (v) Debt for amounts payable to suppliers, employees, Governmental Authorities and others in the ordinary course of business; (vi) unsecured Debt to an Obligor; and (vii) Banking Product Debt.

(f)

Transactions with Affiliates or Associates. It shall not enter into any transactions with any Affiliate or Associate of it, except: (i) as expressly permitted by this Agreement or listed on Schedule S hereto; or (ii) in the ordinary course of business and pursuant to the reasonable requirements of its business; and, in the case of clause (ii), upon fair and reasonable terms no less favourable to it than would obtain in a comparable arm's-length transaction with a Person which is not its Affiliate or Associate; or (iii) with another Obligor or other Obligors.

(g)

Management Fees and Compensation. It shall not pay any management, consulting or similar fees to any Affiliate (other than an Obligor or Obligors) or to any officer, director or employee of it or any Affiliate except (i) payment of reasonable compensation and expense reimbursement to officers and employees for actual services rendered to, and expenses incurred for, it in the ordinary course of business, and (ii) payment of directors' fees and reimbursement of actual out- of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate for the Obligors with respect to all such items US$500,000 in any Fiscal Year provided that no such payment shall be made if a Default or an Event of Default is outstanding or if the making of such payment will result in a Default or an Event of Default.

(h)

Contingent Obligations. It shall not create, incur, assume or suffer to exist any Contingent Obligations, other than in respect of the Obligations except: (i) endorsements for collection or deposit in the ordinary course of business; (ii) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; (iii) Contingent Obligations arising with respect to customary indemnification obligations in favour of purchasers in connection with dispositions permitted under Section 9.2(b) or sale of Inventory in the ordinary course; and (iv) Contingent Obligations relating to letters of credit and letters of guarantee issued at the request of an Obligor up to the aggregate outstanding amount of US$2,000,000. The foregoing permission to incur Contingent Obligations is not consent for any Obligor to honour those Contingent Obligations if otherwise restricted or prohibited by this Agreement.

(i)

Restricted Payments. It shall not (i) declare or make any payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its capital stock, partnership interests, membership interests or other equity securities (except that any Obligor may declare and pay dividends or make any other distributions or payments to another Obligor (so long as it remains an Obligor)), or (ii) purchase, redeem or otherwise acquire for value any of its, or any of its Affiliates', shares of capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such interests or securities now or hereafter outstanding.

(j)

Change in Business. It shall not engage in any material line of business substantially different from those lines of business carried on by it on the date hereof and it shall not change (to a new location outside of Canada or the United States) the location from which such line of business is carried on by it or the location (to a new location outside of Canada or the Untied States) of its chief executive office, all as described in Schedule C.

(k)

Change in Structure. It shall not make any changes in its equity capital structure (including a change in the terms of its outstanding equity securities), or amend its constating documents (including any shareholder agreement), except as necessary to effect transactions permitted under Section 9.2(d).

(l)	Accounting Changes. It shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year.

(m)

Material Contracts. It shall not (i) cancel or terminate any Material Contract; (ii) waive any default or breach under any Material Contract; (iii) amend or otherwise modify any Material Contract; or (iv) take any other action in connection with any Material Contract, that would, in each case, have a Material Adverse Effect.

(n)

Limitation on Sale and Leaseback Transactions. Unless in compliance with Section 5.2(b) hereof, it will not, directly or indirectly, enter into any sale and leaseback transaction with respect to any property or assets (whether now owned or hereafter acquired).

(o)

Loans and Investments. It will not, without the prior written approval of the Agent and the Majority Lenders, (i) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including, without limitation, the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation, amalgamation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate or make any payments in respect thereof (the items described in clauses (i), (ii), and (iii) are referred to as "Investments"), except for: (A) Investments in cash and Cash Equivalents; (B) extensions of credit by one Obligor to another Obligor (so long as it remains an Obligor), as the case may be and interest and other payments made in connection with such extensions of credit; (C) extensions of credit which constitute trade receivables in the ordinary course of business; and (D) Permitted Investments.

(p)	Use of Cash. Use any cash on deposit with BMO or the Agent which is subject to an offset agreement in breach of any term or covenant contained in this Agreement or any other Document.

(q)

Location of Assets in Other Jurisdictions. It will not, except for any property being delivered to a customer in the ordinary course of business of such Obligor as part of the performance of its obligations, or the provision of its services, to such customer under a contract or arrangement entered into with such customer in the ordinary course of business of such Obligor, acquire any property outside of the jurisdictions identified in Schedule I, move its chief executive office from the jurisdiction identified in Schedule I or move any property from one jurisdiction to another jurisdiction where the movement of such property or office would cause the Security over such property to cease to be perfected under Applicable Law, or knowingly suffer or permit in any other manner any of its property to not be subject to the Security or to be or become located in a jurisdiction as a result of which the Security over such property is not perfected, unless (x) the Obligor has first given 30 days prior written notice thereof to the Agent and (y) the applicable Obligor has first executed and delivered to the Agent all Security Documents and all financing or registration statements in form and substance satisfactory to the Agent which the Agent or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security Documents at all times constitute a perfected first priority Lien (subject only to Permitted Liens) over such property notwithstanding the movement or location of such property as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Agent may deem necessary or desirable in connection with such security and registrations.

(r)

Loans to Excluded Subsidiaries. It will not make loans or advance funds or make or increase, as the case may be, any equity investment in any Excluded Subsidiary including without limitation in any of Opta Minerals Inc., Bio Process, Temisca Inc., Opta Minerals (USA) Inc., Virginia Materials Inc., International Materials and Supplies Inc. MTI01-2006 Inc, Magnesium Technologies Corporation, OPM01-2006 Inc., BIMAC Inc. and The Organic Corporation B.V.

(s)	Capital Expenditures. It will not incur Capital Expenditures in excess of, in the aggregate:

	(i)	during the Fiscal Year ending December 31, 2009, the sum of US$17,500,000;

	(ii)	during the Fiscal Year ending December 31, 2010, the sum of US$20,000,000; and

	(iii)	during each subsequent Fiscal Year, the sum of US$10,000,000 or such greater amount as may be approved by the Lenders in writing in their sole discretion in respect of such Fiscal Year.

(t)

Maximum Class Action Payments. It will not use proceeds from Facility A or Facility B to pay more than US$2,000,000 to settle, or pay any judgment arising from Ontario court action (Court File No. 57453CP in the Ontario Superior Court of Justice) or United States court action (Master File No. 1:08-CV-00933-PAC, proceeding in the United States District Court for the Southern District of New York) involving John O'Neil as plaintiff, in excess of insurance proceeds relating to such actions(s) plus legal fees, disbursements, and taxes thereon with respect to such action(s).

9.3

Financial Covenants.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, the Borrowers covenant with the Agent and each Lender as follows:

(a)	Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the Consolidated Borrower shall be:

	(i)	greater than or equal to 0.60:1.00 on the Closing Date and at all times thereafter until March 30, 2010;

	(ii)	greater than or equal to 0.90:1.00 on March 31, 2010 and at all times thereafter until August 30, 2010; and

	(iii)	greater than or equal to 1.00:1.00 on August 31, 2010 and at all times thereafter.

(b)	Total Liabilities to Tangible Net Worth. The Consolidated Borrower shall at all times maintain a ratio of Total Liabilities at such time to Tangible Net Worth of not greater than 2.00:1.00.

(c)	Interest Coverage Ratio. The Interest Coverage Ratio of the Consolidated Borrower shall be:

	(i)	greater than or equal to 1.80:1.00 as of September 30, 2009 and at all times thereafter until June 29, 2010; and

	(ii)	greater than or equal to 2.00:1.00 as of June 30, 2010 and at all times thereafter.

(d)

Calculation of Ratios, etc. The Fixed Charge Coverage Ratio and the ratio of Total Liabilities to Tangible Net Worth shall each be calculated monthly as of the last day of each month based on the then most recent period of twelve fiscal months completed and ending on or immediately prior to such day. The Funded Debt to EBITDA Ratio (which, for greater certainty, shall be used for purposes of determining the Facility C Interest Premium applicable to Facility C pursuant to Section 4.4 of this Agreement) and the Interest Coverage Ratio shall each be calculated quarterly as at the last day of each Fiscal Quarter based on the then most recent period of four Fiscal Quarters ending on such day.

(e)

Changes to GAAP. Upon the occurrence of any change in GAAP, the Majority Lenders will adjust the ratios set out in this Section 9.3 as may be required in the circumstances; provided the Borrowers concur with such adjustments. If the Borrowers do not concur, the Borrowers shall provide the Agent with a reconciliation to GAAP before such change, the ratios shall not be adjusted and compliance or non-compliance shall be determined based on GAAP before such change.

9.4

Reporting Requirements.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, each Obligor shall maintain a standard system of accounting in accordance with GAAP and shall promptly furnish to the Agent and its duly authorized representatives such information respecting the business and financial condition of the Obligors as the Agent may request; and without any request, the Borrowers shall furnish to the Agent, in electronic format whenever and wherever possible:

(a)

Weekly Borrowing Base Certificates. As soon as available, and in any event no later than five Business Days after the last Business Day of each calendar week, a Borrowing Base Certificate showing the computation of each of the Facility A Borrowing Base and the Facility B Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding calendar week, together with such other information as is therein required, prepared by SunOpta in respect of the Facility A Borrowing Base and by SunOpta Food Group in respect of the Facility B Borrowing Base and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers;

(b)

Monthly Financial Statements and Compliance Certificates. As soon as available, and in any event within 30 Business Days after the end of each month (subject to what is stated below regarding the months of March, June, September and December each year), a copy of the unaudited consolidated balance sheet of the Consolidated Borrower as of the last day of such month and the consolidated statements of income, retained earnings and cash flows of the Consolidated Borrower for such month and for the fiscal year-to-date period then ended, together with schedules presenting the consolidated financial statements of the Borrowers as at the end of such month (including balance sheets and income statements) in respect of each Obligor's income and cash flows (and showing all adjustments made to prepare such balance sheets and statements), each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as showing in comparative form the year-to-date comparisons to the current Business Plan, prepared by the Borrowers in accordance with GAAP and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers, accompanied by a duly completed Compliance Certificate as of the last day of such month. For the months of March, June, September and December of each year, the financial information referred to above shall be provided in draft form within 30 Business Days after the end of each relevant month with the final financial information referred to above for such months to be provided within 45 Business Days after the end of each relevant month;

(c)

Monthly Reports of Accounts Receivable/Payable and Inventory. As soon as available, and in any event within 30 Business Days after the end of each month (or more frequently if requested by the Agent), (i) an accounts receivable aging report prepared on an invoice date basis (including reconciliation of cash and accounts receivable), an accounts payable aging report and an inventory report, each in such format and detail as is required by the Agent, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers;

(d)	Monthly Reconciliations of Accounts Receivable/Payable and Inventory.

Within 30 Business Days after the end of each month, monthly reconciliations of accounts receivable, inventory and accounts payable sub-ledgers to financial statements, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers;

(e)

Monthly Priority Claims Reports. Within 30 Business Days after the end of each month, a prior claims and statutory deductions report in such format and detail as is required by the Agent, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers;

(f)

Monthly Aggregate Net Hedging Position Reports. As soon as available, and in any event within 30 Business Days after the end of each month, a report of the aggregate net hedging position of the Borrowers with respect to their foreign exchange and commodity contracts in such format and detail as is required by the Agent, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers;

(g)

Quarterly Financial Statements and Compliance Certificates. As soon as available, and in any event within 30 Business Days after the last day of each Fiscal Quarter, a copy in draft form, and as soon as available, and in any event within 45 Business Days after the last day of each Fiscal Quarter, a copy, in final form, of the unaudited consolidated balance sheet of the Consolidated Borrower (which shall also include, for purposes of the disclosure contemplated hereby, any Subsidiary of SunOpta, other than an Excluded Subsidiary, which has assets or revenues of less than $100,000 whose financial statements are, in accordance with GAAP, consolidated with SunOpta's financial statements) as of the last day of such Fiscal Quarter and the consolidated statements of income, retained earnings and cash flows of the Consolidated Borrower (which shall also include, for purposes of the disclosure contemplated hereby, any Subsidiary of SunOpta, other than an Excluded Subsidiary, which has assets or revenues of less than $100,000 whose financial statements are, in accordance with GAAP, consolidated with SunOpta's financial statements) for the Fiscal Quarter and for the fiscal year-to-date period then ended, together with schedules presenting the balance sheet of the Obligors as at the end of such Fiscal Quarter (including balance sheets and income statements) in respect of each Obligor of income and cash flows (and showing all adjustments made to prepare such balance sheet and statement), each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as showing in comparative form the year-to-date comparisons to the current Business Plan, prepared by the Borrowers in accordance with GAAP and certified to, without personal liability, by the Chief Financial Officer (or an acceptable designate) of each of the Borrowers, accompanied by a duly completed Compliance Certificate as of the last day of such Fiscal Quarter, which such Compliance Certificate shall, for greater certainty and without limitation, provide a calculation of the Funded Debt to EBITDA Ratio;

(h)

Annual Audited Financial Statements. As soon as available, and in any event within 120 days after the last day of each Fiscal Year, a copy of (i) the audited consolidated balance sheet of SunOpta for such Fiscal Year and the consolidated and consolidating statements of income, retained earnings and cash flows of SunOpta for such Fiscal Year, and accompanying notes thereto, (ii) the audited unconsolidated balance of each Excluded Subsidiary for such Fiscal Year and the unconsolidated statements of income, retained earnings and cash flows of each such Excluded Subsidiary for such Fiscal Year, and accompanying notes thereto, and (iii) the compilation consolidated balance sheet of the Borrowers for such Fiscal Year and related statements of income, retained earnings and cash flows for such Fiscal Year, and accompanying notes thereto, in each case in reasonable detail showing in comparative form the figures for the previous Fiscal Year, and accompanied, in the case of the audited financial statements referred to above, by an unqualified opinion thereon of the Auditor to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of SunOpta and the Excluded Subsidiaries, as applicable, as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(i)

Annual Business Plan. Within 30 days after the end of each Fiscal Year, it will deliver to the Agent a Business Plan in form satisfactory to the Majority Lenders and consistent with past practice (including financial projections, Capital Expenditure budgets, budgeted statements of income and sources and uses of cash and balance sheets) prepared for (i) each calendar month of the then current Fiscal Year, and (ii) the then current Fiscal Year, in each case, prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such projections and budgets are based, accompanied by the statement of the chief financial officer of each Obligor and Subsidiary to the effect that, to the best of his or her knowledge, the projections and budget are a reasonable estimate for the period covered thereby.

(j)	Management Letters. Promptly after the receipt thereof by any Obligor, it will deliver to the Agent, a copy of any "management letter" received by any Obligor from the Auditors.

(k)

Other Information. Such other information as the Agent or the Majority Lenders may reasonably request, including, without limitation, providing prompt written notice to the Agent of the aggregate negative net hedging position of the Obligors if the outstanding hedge contracts (including commodity contracts), on an aggregate basis, entered into by the Obligors (or any one or more of them) have an aggregate negative net hedging position which is greater than US$1,000,000 "out of the money" at any time.

SECTION 10
DEFAULT AND ENFORCEMENT

10.1

Events of Default.

Upon the occurrence of an event described in Section 10.1(i) or 10.1(j), an Event of Default under the Credit Facility shall have occurred, and upon the occurrence of any one or more of the following events, other than an event described in Section 10.1(i) or 10.1(j), Agent may, or, if required by the Majority Lenders, the Agent shall, by written notice to the Borrowers, declare that an Event of Default has occurred and, upon delivery of such written notice to the Borrowers, an Event of Default shall occur:

(a)

Non-payment of Principal. Any Borrower fails to make when due, whether by acceleration or otherwise, any scheduled payment of principal required to be made under this Agreement or any other Document, or any Borrower fails to make when due any other non-scheduled payment or mandatory prepayment of principal and that failure to make when due any other non-scheduled payment or mandatory prepayment of principal continues for two Business Days after either the Borrower has become aware of such failure or the Agent has notified the Borrower of such failure.

(b)

Non-payment of Interest, Fees or Other Amounts. Any Obligor fails to make when due, whether by acceleration or otherwise, any payment of interest, fees, costs or any other payment under this Agreement or any other Document and that failure continues for three Business Days after either the Borrower has become aware of such failure or the Agent has notified the Borrower of such failure.

(c)	Breach of Covenants, etc. Any Obligor:

(i)

fails to perform or observe any term, condition, covenant or undertaking contained in Sections 7.2, 9.1, 9.2 or 9.4 and that failure, if capable of being remedied, is not remedied within 20 days after either the Borrower has become aware of its occurrence or the Agent has notified the Borrower of its occurrence;

	(ii)	fails to maintain any financial ratio set forth in Section 9.3(a), (b) and (c);

(iii)

fails to bring any of its non-compliant real property into material compliance with applicable Environmental Laws as contemplated by Section 9.1(s) within a reasonable period which, in no event, shall exceed six months from the date of receipt by the Obligor of written notice from applicable Governmental Authorities or the Agent to do so;

(iv)

fails to observe or perform any other term, condition, covenant or undertaking contained in any Document which is not otherwise specifically addressed in this Section 10.1(c) and which failure cannot be remedied; or

(v)

fails to observe or perform any other term, condition, covenant or undertaking contained in any Document which is not otherwise specifically addressed in this Section 10.1(c) and that failure, if capable of being remedied, is not remedied within 20 days after either the Borrower becoming aware of its occurrence or the Agent notifying the Borrower of its occurrence.

(d)	Cross-Default. With respect to any other Debt of any Obligor or Subsidiary:

(i)

demand is made of Debt in excess of US$1,000,000 (or the equivalent amount in any other currency) payable on demand, or default occurs in the payment thereof when due, whether by virtue acceleration or otherwise;

	(ii)	default occurs in the performance or observance of any obligation or condition with respect thereto and that default remains unremedied after any remedial period with respect thereto; or

	(iii)	any other event occurs with respect thereto;

and the effect of that default or other event is to accelerate the maturity of that Debt in excess of US$1,000,000 (or the equivalent amount in any other currency) or to permit the holder or holders thereof, or any trustee or agent for the holder or holders, to cause the Debt in excess of US$1,000,000 (or the equivalent amount in any other currency) to become due and payable prior to its expressed maturity and/or to realize on any security that may be held for such Debt in excess of US$1,000,000 (or the equivalent amount in any other currency).

(e)

Representations and Warranties. Any representation, warranty or statement which is made by any Obligor in any Document or which is contained in any certificate, written statement or written notice provided under or in connection with any Document or which is deemed to have been made is untrue or incorrect when made in any material respect, and that representation, warranty or statement, if capable of being corrected, is not corrected within 20 days of the date on which either the Borrower becomes aware of such breach or the Agent notifies the Borrower of such breach;

(f)

Execution. Judgments are made against the Obligors or any one of them in excess of US$500,000 (or the equivalent amount in any other currency) by any court of competent jurisdiction and (i) a writ, execution or attachment or similar process is levied against the property of any of them in respect of such judgment, or (ii) the judgment is not actively and diligently appealed and execution thereof stayed pending appeal within 30 days of the rendering of the judgment, or (iii) the judgment is not paid or otherwise satisfied within 30 days of the rendering of the judgment.

(g)

Invalidity and Contest. This Agreement or any of the other Documents, or any provision hereof or thereof, shall at any time after execution and delivery hereof or thereof, for any reason, cease to be a legal, valid and binding obligation of any Obligor, as applicable, or cease to be enforceable against any Obligor, as applicable, in accordance with its terms or shall be declared to be null and void, or the legality, validity, binding nature or enforceability of this Agreement or any other Document, or any provision hereof or thereof, shall be contested by any of the Obligors, as applicable, or any of the Obligors, as applicable, shall deny that it has any further liabilities or obligations hereunder or thereunder.

(h)

Government Approval. Any Government Approval required to enable any of the Obligors to conduct its business substantially as presently conducted or to perform its obligations under any Document is not obtained or is withdrawn or ceases to be in full force and effect and that required Government Approval cannot be acquired or reinstated within 30 days of the date on which the relevant Obligor knew or ought to have known the Government Approval was required or withdrawn and such failure has a Material Adverse Effect.

(i)	Voluntary Proceedings. Any Obligor:

(i)

institutes proceedings for substantive relief in any bankruptcy, insolvency, debt restructuring, insolvency reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies' Creditors Arrangement Act (Canada), the United States Bankruptcy Code, the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets;

(ii)

makes an assignment for the benefit of creditors;

(iii)

 is unable or admits in writing its inability to pay its debts as they become due or otherwise acknowledges its insolvency or commits any other act of bankruptcy or is taken to be insolvent under any applicable legislation;

(iv)

voluntarily suspends the conduct of its business or operations;

or acquiesces to, or takes any action in furtherance of, any of the foregoing.

(j)	Involuntary Proceedings. If any third party in respect of any Obligor:

	(i)	makes any application under the Companies' Creditors Arrangement Act

(Canada), the United States Bankruptcy Code or similar legislation in Canada or the United States of America;

	(ii)	files a proposal or notice of intention to file a proposal under the

Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or similar legislation in Canada or the United States of America;

(iii)

institutes a winding-up proceeding under the Winding-up and Restructuring Act (Canada), the United States Bankruptcy Code, any relevant incorporating statute or any similar legislation in Canada or the United States of America;

	(iv)	presents a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation in Canada or the United States of America; or

(v)

files, institutes or commences any other petition, proceeding or case under any other bankruptcy, insolvency, debt restructuring, insolvency reorganization, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of any of their respective assets or any similar relief in Canada or the United States of America;

and if the application, filing, proceeding, petition or case is not contested by bona fide action on the part of the relevant Obligor and is not dismissed, stayed or withdrawn within 30 days of commencement thereof or if relief is granted against the relevant Obligor.

(k)

Creditor Action. Any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of any Obligor or gives notice of its intention to do any of the foregoing.

(l)

Material Contracts. Any Obligor defaults in any material respect under any Material Contract and all applicable notice or cure periods under the Material Contract have expired and the default has not been cured or waived and such default has a Material Adverse Effect.

(m)

Change of Control Regarding Persons Other Than SunOpta. There occurs, directly or indirectly, a change after the Closing Date in the legal or beneficial ownership of any shares in the capital stock of any Obligor (other than SunOpta) such that SunOpta shall cease to own or control, directly or indirectly, shares or ownership interests of such Obligor or Subsidiary carrying voting rights sufficient to permit SunOpta to elect a majority of the members of the board of directors of such Obligor or Subsidiary.

(n)

Change of Control Regarding SunOpta. There occurs, directly or indirectly, a change after the Closing Date in the legal or beneficial ownership of any shares in the capital stock of SunOpta such that a Person or group of Persons acting in concert beneficially owns or controls 51% or more of the shares of SunOpta carrying voting rights.

(o)

Pension Plan. If any of the following events shall occur with respect to any Canadian Pension Plan or US Pension Plan: (i) the institution of any steps by any Obligor or any member of its Controlled Group or any applicable regulatory authority to terminate a Canadian Pension Plan or US Pension Plan (wholly or in part) if, as a result of such termination, any Obligor may be required to make an additional contribution to such Canadian Pension Plan or US Pension Plan, or to incur an additional liability or obligation to such Canadian Pension Plan or US Pension Plan, equal to or in excess of $1,000,000 or the equivalent thereof in another currency; or (ii) a contribution failure occurs with respect to any US Pension Plan sufficient to give rise to a lien or charge under Section 302(f) of ERISA or under any applicable pension benefits legislation in any other jurisdiction and such default has a Material Adverse Effect.

10.2

Rights upon Default and Event of Default.

Upon the occurrence of a Default, the Agent may, and the Agent shall upon the instructions of the Majority Lenders, on notice to the Borrower, declare that the ability of the Borrower to require any further Advances under the Credit Facilities shall be suspended pending the remedying of the Default. Upon the occurrence of an Event of Default pursuant to Sections 10.1(i) or 10.1(j), the Agent shall, and upon the occurrence of any other Event of Default and for so long as the other Event of Default shall continue, the Agent may, and the Agent shall upon the instructions of the Majority Lenders, without notice to the Borrower, do either or both of the following:

(a)	declare that the Total Commitment under each Credit Facility has expired and that the Lenders' obligations to make Advances have terminated; and

(b)

declare the entire principal amount of all Advances outstanding, all unpaid accrued interest and all fees and other amounts (including without limitation the Yield Maintenance Amount contemplated below and calculated as the date of acceleration) required to be paid by the Borrower hereunder to be immediately due and payable without the necessity of presentment for payment, notice of non-payment and of protest (all of which are hereby expressly waived) and proceed to exercise any and all rights and remedies hereunder and under any other Document.

From and after the issuance of any declaration referred to in this Section 10.2, no Lender shall be required to honour any cheque or other instrument presented to it by any Borrower regardless of the date of issue or presentation. Immediately upon receipt of a declaration under Section 10.2(b), the Borrowers shall pay to the Agent on behalf of the Lenders all amounts outstanding hereunder including, if applicable, the Hedge Contract Exposure owing under each Hedge Contract with a Lender. Without limiting the generality of the foregoing, SunOpta shall pay to the Agent on behalf of the Lenders the face amount of all Bankers' Acceptances which have not matured which amounts shall be held by the Agent as collateral security for SunOpta's obligations and with respect to those Bankers' Acceptances. The Hedge Contract Exposure under any Hedge Contract shall be determined in accordance with the applicable Hedge Agreement. Without limiting any of the foregoing, upon the Obligations or any of them being declared due and payable pursuant to this Section 10.2, LP shall (to the extent permitted by Applicable Law) pay, as compensation for (and instead of) foregone interest income resulting from a declaration of the Obligations being due and payable, an amount equal to the Yield Maintenance Amount, as determined by the calculations of the Facility C Lenders as set forth in a certificate to be furnished by the Agent or the Facility C Lenders to LP, which calculations shall be deemed prima facie to be correct absent manifest error. Notwithstanding any other provisions of this Agreement or the Documents (but subject to what is stated in this sentence), no interest shall accrue on Facility C Advances after the Yield Maintenance Amount in respect of such Advances is due on acceleration in accordance with this Section provided, however, that if the Yield Maintenance Amount is not permitted to be paid pursuant to Applicable Law, then interest in respect of the Facility C Advances shall continue to accrue from the date of acceleration and be payable by LP in accordance with the provisions of this Agreement as if no such acceleration or demand for payment of the Yield Maintenance Amount had occurred.

10.3

Waiver of Default.

No express or implied waiver by the Agent and the Lenders of any demand, Default or Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Default or Event of Default. For greater certainty, a Default or Event of Default declared by the Agent may only be waived by the Majority Lenders. To the extent permitted by Applicable Law, the Obligors hereby waive any rights now or thereafter conferred by statute or otherwise which may limit or modify any of the Agent's or the Lenders' rights or remedies under any Document. The Obligors acknowledge and agree that the exercise by the Agent or any Lender of any rights or remedies under any Document without having declared an acceleration shall not in any way alter, affect or prejudice the right of the Agent to make a declaration pursuant to Section 10.2 at any time and, without limiting the foregoing, shall not be construed as or deemed to constitute a waiver of any rights under Section 10.2.

SECTION 11
REMEDIES

11.1

Remedies Cumulative.

For greater certainty, the rights and remedies of the Agent and the Lenders under this Agreement and the other Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Agent or any Lender of any right or remedy upon the occurrence of a demand, Default or Event of Default shall not be deemed to be a waiver of, or to alter, affect or prejudice any other right or remedy to which the Agent or any Lender may be lawfully entitled as a result of the demand, Default or Event of Default, and any waiver by the Agent or any Lender of the strict observance of, performance of or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent demand, Default or Event of Default.

11.2

Remedies Not Limited.

The Agent on behalf of itself and the Lenders may, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise, for any available relief or purpose including, but not limited to: (a) the specific performance of any covenant or agreement contained in this Agreement or in any other Document; (b) an injunction against a violation of any of the terms of this Agreement or any other Document; (c) in aid of the exercise of any power granted by this Agreement or any other Document or by law; or (d) the recovery of any judgment for any and all amounts due in respect of the Obligations.

11.3

Set-Off, etc.

Upon the occurrence of an Event of Default which continues, the Agent, each Lender and each of their respective branches and offices are hereby authorized by each Obligor from time to time, with notice (which such notice may be provided to the Borrower after the occurrence of any of the following and provided that the Agent and the Lenders shall not be liable for any failure to provide such notice) to the Borrowers, to: (a) set off and apply any and all amounts owing by the Agent, any Lender or any of their respective branches or offices to any Obligor (whether payable in Canadian Dollars or any other currency and any amounts so owing in any other currency may be converted into one or more currencies in which the Obligations are denominated at such rate or rates as the party may be able to obtain, acting reasonably, whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced) against and on account of the Obligations (whether or not any declaration under Section 10.2 has been made and whether or not those Obligations are unmatured or contingent); (b) hold any amounts owing by the Agent or any Lender as collateral to secure payment of the Obligations owing to it to the extent that those amounts may be required to satisfy any contingent or unmatured Obligations owing to it; and (c) return as unpaid for insufficient funds any and all cheques and other items drawn against any deposits so held as the Agent or any Lender in its sole discretion may elect. For greater certainty, after the occurrence of an Event of Default which continues, and in addition to the rights, powers and remedies set out above, the Agent, each Lender and each of their respective branches and offices, may exercise at their discretion without notice to the Obligors any and all set-off and other rights and remedies afforded to each of them pursuant to Applicable Law. The amount of any set-off exercised by the Agent or a Lender shall be applied in accordance with the provisions of this Agreement.

11.4

Agent or Lender May Perform Covenants.

If any Obligor fails to perform any of its obligations under any covenant contained in this Agreement or any other Document, the Agent or any Lender may (but has no obligation to), upon notice to the Borrowers, perform any covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, it may make an Advance to fund that requirement, which Advance shall be repaid by the Borrowers on demand. That Advance shall bear interest at a rate calculated and paid in accordance with Section 4 for the type of Advance made.

SECTION 12
THE AGENTS AND THE LENDERS

12.1

Arrangements for Advances.

The Agent shall give notice to each Lender under each Credit Facility promptly in writing upon receipt by the Agent of any notice given under this Agreement which affects such a Lender. The Agent shall advise each applicable Lender of the amount, date and details of each relevant Advance (other than by way of Hedge Contract) and of each Lender's participation, as applicable, in each Advance. At or before 1:00 p.m. on the Drawdown Date, each Lender will make its participation available to the Borrower at such account or accounts as advised by the Agent to the Lenders from time to time. Unless the Agent has actual knowledge that a Lender has not made or will not make available to the Agent for value on the Drawdown Date requested for an Advance by the Borrower under a Credit Facility such Lender's Rateable Portion of such Advance requested, the Agent shall be entitled to assume that such amount has been or will be received from such Lender when so due and the Agent may (but shall not be obliged to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact received by the Agent from such Lender on such Drawdown Date and the Agent has made available a corresponding amount to the Borrower on such Drawdown Date as aforesaid, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the interest rate per annum applicable to the Advance multiplied by (ii) the amount that should have been paid to the Agent by such Lender on such Drawdown Date and was not, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including such Drawdown Date to but excluding the date on which the amount is received by the Agent from such Lender and the denominator of which is 365. A certificate of the Agent containing details of the amount owing by a Lender under this Section shall be deemed to be prima facie correct. If any such amount is not in fact received by the Agent from such Lender on such Drawdown Date, the Agent shall be entitled to recover from the Borrower, on demand, the related amount made available by the Agent to the Borrower as aforesaid together with interest thereon at the applicable rate per annum payable by the Borrower hereunder (but for greater certainty, without prejudice to any claim which the Borrower might have against such Lender as a result of such Lender not having made its Rateable Portion of such Advance).

12.2	Payments by Agents

(a)	The following provisions shall apply to any and all payments made or to be made by the Agent to the Lenders:

(i)

the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(ii)

if the Agent receives a payment of principal, interest, fees or other amount owing by the Borrower which is less than the full amount of any such payment due, the Agent shall have no obligation to remit to each Lender any amount other than such Lender's Rateable Portion of the amount actually received by the Agent;

(iii)

if any Lender has advanced more or less than its Rateable Portion of its Commitment, such Lender's entitlement to such payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(iv)

if a Lender's Rateable Portion of an Advance has been advanced for less than the full period to which any payment by the Borrower relates, such Lender's entitlement to receive a portion of any payment of interest or fees shall be reduced in proportion to the length of time such Lender's Rateable Portion has actually been outstanding (unless such Lender has paid all interest required to have been paid by it to the Agent pursuant to Section 12.1);

(v)

the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender under is entitled and such determination shall be deemed to be prima facie correct;

	(vi)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders under the relevant Credit Facility referred to herein;

(vii)

all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set out herein unless notice to the contrary is received by the Agent from such Lender; and

(viii)

if the Agent or has received a payment from the Borrower on a Business Day (not later than the time required for the receipt of such payment as set out in this Agreement) and fails to remit such payment to any Lender entitled to receive its Rateable Portion of such payment on such Business Day, the Agent agrees to pay interest on such late payment at the same rate and in the same manner as set out in Section 12.1 and, despite any other provision of any Document the Obligors shall not be required to reimburse the Agent therefor.

(b)

Unless the Agent has actual knowledge that the Borrower has not made or will not make a payment to the Agent in respect of the relevant Credit Facility for value on the date in respect of which the Borrower has notified the Agent in writing that the payment will be made, the Agent shall be entitled to assume that such payment has been or will be received from the Borrower when due and the Agent may (but shall not be obliged to), in reliance upon such assumption, pay to each Lender its Rateable Portion of the payment expected from the Borrower. If the Agent has made such payments to the Lenders and the expected payment from the Borrower is in fact not received by the Agent on the required date, then each Lender which has received any such payment agrees to refund such payment to the Agent immediately upon request, and the Borrower shall, without limiting its other obligations under this Agreement, indemnify the Agent against any and all liabilities, obligations, losses (other than loss of profit), damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Agent as a result of having made such payments to the Lenders, except for those arising from the Agent's negligence or wilful misconduct. A certificate of the Agent with respect to any amount owing by the Borrower under this section shall be deemed to be prima facie correct.

(c)

The Borrower hereby irrevocably authorizes the Agent to debit any account maintained by the Borrower with the Agent in order to make payments to the Lenders as contemplated herein. The Agent agrees to provide written notice to the Borrower of each such debit in reasonable detail. The Borrower shall be deemed to have agreed to each such debit unless the Borrower objects in writing to such debit within 30 days after receipt of such written notice from the Agent.

12.3	Decision-Making

(a)

Any amendment, waiver, discharge or termination with respect to this Agreement relating to the following matters shall be effective only if agreed between the relevant Borrower and the Unanimous Lenders (such amendment, waiver, discharge or termination, as applicable, having been approved by all of the Lenders pursuant to Section 12.7(j)):

(i)

a change the amount of any principal or any other amount payable by the Borrower, or a decrease in the interest rate or fee margin payable by the Borrowers hereunder (including the interest and fee margins set out in the Pricing Grid and the Facility C Interest Premium), or any alteration in the currency or mode of calculation or computation of any amount payable hereunder;

(ii)

an increase in the Total Commitment under any Credit Facility or in any Lender's Commitment;

(iii)

a change in the definition of "Unanimous Lenders";

(iv)

a change in the definition of "Majority Lenders";

(v)

the removal, in respect of Facility A, of the requirement that Advances not exceed the Facility A Borrowing Base as set out in Section 3.2(a);

(vi)

the removal, in respect of Facility B, of the requirement that Advances not exceed the Facility B Borrowing Base as set out in Section 3.2(b);

(vii)

a material change in the definition of "Facility A Borrowing Base", "Facility B Borrowing Base", "Eligible Accounts Receivable", "Insured Eligible Accounts Receivable", "Accounts Receivable", "Eligible Inventory" or "Inventory";

(viii)

any change to Section 10.1 or what constitutes an Event of Default;

(ix)

any extension or reduction of the time for any payments required to be made by the Borrower;

(x)

any change in the types of Advances available;

(xi)

any change in a Maturity Date or amortization of payments hereunder;

(xii)

an extension or reduction of the notice period required in connection with any Advance;

(xiii)

an assignment or transfer by the Borrower of any of its rights and obligations under this Agreement;

(xiv)

any material change in the nature and scope of the Security or any release or discharge of any material portion of the Security, except that the Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases or discharges of the Security from time to time in respect of any item of Collateral to the extent the sale or release of such item of Collateral is permitted in this Agreement, whether or not the Borrower may have an obligation to apply the net proceeds thereof as a repayment hereunder. For purposes of this sub-section (xiv), "material" means any change or discharge in respect of Collateral having a value of US$5,000,000 or more in any one Fiscal Year; or

(xv)

any provision of this Section 12.3(a).

(b)

Except for the matters described in paragraph (a) above, any amendment, waiver, discharge or termination with respect to this Agreement shall be effective only if agreed between the relevant Borrower and the Majority Lenders (such amendment having been approved by the Majority Lenders pursuant to Section 12.7(j)) and any such amendment, waiver, discharge or termination shall be final and binding upon all of the Lenders. For greater certainty, and subject to the matters described in paragraph (a) above, where the terms of the Agreement or any other Document refer to any action to be taken hereunder or thereunder by the Lenders or to any such action that requires the consent or other determination of the Lenders, the action taken by and the consent or other determination given or made by the Majority Lenders shall, except to the extent that this Agreement expressly provides to the contrary, constitute the action or consent or other determination of the Lenders herein or therein referred to, and the Agent may exercise its powers under Article 12 hereof and the Documents based upon such action, consent or other determination

12.4

Security Held by Agent

Except to the extent provided in Section 12.5, the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement. The Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain such Security, including: taking possession of the share certificates representing the shares required to be pledged hereunder; filing renewals and change notices in respect of such Security; and ensuring that the name of the Agent is noted as loss payee or mortgagee on all property insurance policies covering assets subject to the Security. If the Agent becomes aware of any matter concerning the Security which it considers to be material, it shall promptly inform the Lenders. The Agent agrees to permit each Lender to review and make photocopies of the original documents comprising the Security from time to time upon reasonable notice. Each of the Lenders acknowledges that to the extent permitted by Applicable Law, the Security and the remedies provided under the Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally, and further acknowledges that its rights hereunder and under the Security are to be exercised not severally, but by the Agent in accordance with this Agreement. Accordingly, notwithstanding any of the provisions contained herein or in the Security each Lender covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent in accordance with this Agreement.

12.5

Priorities of Security

Notwithstanding any other provision of this Agreement, the proceeds of realization of the Security or any portion thereof shall be distributed in accordance with the provisions of this Agreement.

12.6	Protection of Agent

(a)

Unless and until instructed by the Majority Lenders, the Agent shall not be bound to inquire as to: (i) whether any representation made by the Borrower in or in connection with any Document is true; (ii) the occurrence or otherwise of any Event of Default or Default; (iii) the performance by the Borrower of its obligations under any Document; (iv) any breach of or default by the Borrower or any Obligor under its obligations under any Document; or (v) the use or application by the Borrower of any of the proceeds of an Advance under the Credit Facilities. The Agent shall report the results of any such enquiry to the Lenders, but shall have no obligation to take any action in connection therewith unless otherwise instructed by the Majority Lenders as provided herein.

(b)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that: (i) any representation made by any Obligor in or in connection with any Document is true; (ii) no Event of Default or Default has occurred; and (iii) the Borrower is not in breach of or in default under, its obligations under any Document.

(c)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that each Lender's address is that set out herein until it has received from such Lender a notice designating some other office of such Lender as its address and act upon any such notice until the same is superseded by a further such notice.

(d)

The Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained.

(e)

Unless the Agent has actual knowledge or actual notice to the contrary, the Agent may rely as to matters of fact which might reasonably be expected to be within the knowledge of any Obligor upon a statement contained in any Document.

(f)	Unless the Agent has actual knowledge or actual notice to the contrary, the Agent may rely upon any communication or document believed by it to be genuine.

(g)

The Agent may refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by, as applicable, the Majority Lenders or the Unanimous Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised.

(h)

The Agent may refrain from exercising any right, power or discretion vested in it which would or might in its opinion in its sole discretion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such law or directive.

(i)

The Agent may delegate to such other Person, such duties and responsibilities of the Agent hereunder as it shall determine to be appropriate in respect of dealings with or relating to the Borrower or any other Person.

(j)

The Agent may refrain from acting in accordance with any instructions of, as applicable, the Majority Lenders or Unanimous Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement or take any steps to enforce or realize upon any Security, until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instruction.

(k)

The Agent shall not be bound to disclose to any Person any information relating to the Borrower or any Obligor if such disclosure would or might in its opinion in its sole discretion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person.

(l)

The Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any Document and the Agent shall not be under any liability to any Lender as a result of taking or omitting to take any action in relation to any Document save in the case of the Agent's negligence or wilful misconduct.

12.7

Duties of Agent

The Agent shall:

(a)

provide to each Lender copies (including, if available, electronic copies) of all financial information received from the Borrower promptly after receipt thereof, and copies of any notices in respect of a Drawdown, Conversion, Rollover, and other notices received by the Agent from the Borrower upon request by any Lender;

(b)	promptly advise each Lender thereunder of Advances required to be made by it hereunder and disburse all repayments to the Lenders thereunder in accordance with the terms of this Agreement;

(c)

promptly notify each Lender thereunder of the occurrence of any Event of Default or any Default by the Borrower in the due performance of its obligations under this Agreement or the Security and of which the Agent has actual knowledge or actual notice;

(d)

each time the Borrower requests the prior written consent of the Majority Lenders, use its best efforts to obtain and communicate to the Borrower the response of the Majority Lenders in a reasonably prompt and timely manner having due regard to the nature and circumstances of the request;

(e)

give written notice to the Borrower in respect of any other matter in respect of which notice is required in accordance with or pursuant to this Agreement, promptly or promptly after receiving the consent of the Majority Lenders or the Unanimous Lenders, if required under the terms of this Agreement;

(f)	except as otherwise provided in this Agreement, act in accordance with any instructions given to it by, as applicable, the Majority Lenders or the Unanimous Lenders;

(g)

at the time of engaging any agent, receiver, receiver-manager, consultant, monitor or other party in connection with the Security or the enforcement thereof, obtain the agreement of such party to comply with the applicable terms of this Agreement in carrying out any such enforcement activities and dealing with any proceeds of realization;

(h)

if so instructed by the Majority Lenders or the Unanimous Lenders, as applicable, refrain from exercising any right, power or discretion vested in it under this Agreement or any Document incidental hereto;

(i)	account for any monies received by it in connection with this Agreement, the Security and any other agreement delivered in connection herewith or therewith; and

(j)

call a meeting of the Lenders thereunder at any time not earlier than five (5) days and not later than thirty (30) days after receipt of a written request for a meeting provided by any Lender under any such Credit Facility; provided that the above notice requirements may be waived by the unanimous agreement of the Lenders thereunder; and provided further that any instrument executed by all of the Lenders thereunder (which may be in counterparts and delivered electronically) shall have the same effect as if passed by the Lenders thereunder at a duly called meeting.

12.8

Termination or Resignation of Agent

The Majority Lenders may terminate the Agent's appointment hereunder upon giving the Agent 90 days' prior written notice to such effect. The Agent may resign its appointment hereunder at any time upon giving 90 days' prior written notice to each Lender, without giving any reason therefor. In the event of any such termination or resignation, the Majority Lenders shall appoint a successor Agent acceptable to the Borrower (whose consent may not be unreasonably withheld). Within a reasonable time after the appointment of the successor Agent, the retiring Agent shall assign the Security to the successor Agent. Upon such assignment and/or upon the Agent's termination or resignation hereunder, the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Section 12; and the Agent's successor and each of the other parties hereto shall have the same rights and obligations among themselves as they would have had if such successor originally had been a party hereto as the Agent. If a Person ceases to be the Agent and a successor Agent is not appointed within such 90 day period, upon the expiry of such period such Person shall receive no further compensation for acting as Agent and shall be released from all obligations as Agent, except that until a successor Agent is appointed such Person shall passively hold the Security as Agent for the Lenders without taking any action to preserve, renew, maintain or enforce the Security; and its sole remaining obligation shall be to assign the Security to its successor if and when a successor Agent is appointed.

12.9

Lenders' Independent Investigation

Each of the Lenders represents and warrants to the Agent and BMO that it has made its own independent investigation of the financial condition and affairs of the Obligors in connection with the establishment of credit for the Borrower hereunder, and that it has not relied on any information provided to it by the Agent or BMO in connection therewith, and each represents and warrants to the Agent that it shall continue to make its own appraisal of the creditworthiness of the Obligor from time to time.

12.10

Legal Proceedings by Agent

The Agent shall not be obligated to take any legal proceedings against the Borrower or any other Person for the recovery of any amount due under this Agreement or the Security, unless instructed to do so by, as applicable, the Majority Lenders or the Unanimous Lenders. No Lender shall bring legal proceedings against the Borrower or any other Person hereunder under any Security or under any other Documents or in connection herewith or therewith, or exercise any right arising hereunder or thereunder or in connection herewith or therewith over the property and assets of the Borrower or any other Person, without the prior written consent of the Unanimous Lenders.

12.11

Lenders' Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

12.12

Acknowledgement by Borrower

The Borrower hereby acknowledges notice of the terms of the provisions of this Section 12 and agrees to be bound hereby to the extent of its obligations hereunder, and further agrees to not make any payments, take any action or omit to take any action which would result in the non-compliance by any Lender with its obligations hereunder.

12.13

Amendments to Section 12

The Agent and the Lenders may amend any provision in this Section 12 or Section 7 of the Provisions without prior notice to or the consent of the Borrower, and the Agent shall provide a copy of any such amendment to the Borrower reasonably promptly thereafter; provided however if any such amendment would adversely affect any rights, entitlements, obligations or liabilities of the Borrower (other than in a de minimus manner), such amendment shall not be effective until the Borrower provides its written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

12.14

Deliveries, etc.

As between the Obligors, the Agent and the Lenders: (a) all statements, certificates, consents and other documents which the Agent purports to deliver to an Obligor on behalf of the Lenders shall be binding on each of the Lenders, and none of the Obligors shall be required to ascertain or confirm the authority of the Agent in delivering such documents; (b) all certificates, statements, notices and other documents which are delivered by an Obligor to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and (c) all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders, as applicable.

12.15

Agency Fee

The Borrower agrees to pay the Agent an annual agency fee in such amount as may be agreed in writing from time to time between the Borrower and the Agent, payable on the Closing Date and on each anniversary thereof during the term of this Agreement.

12.16	Adjustments Among Lenders.

(a)

Adjustment After Exercise of Rights. Each Lender agrees that, after the exercise of any rights pursuant to Section 10.2 and 12.16, it will at any time or from time to time, upon the request of the Agent, as required by any other Lender, purchase portions of the amounts due and owing to the other Lenders and make any other adjustments which may be necessary or appropriate so that the amounts due and owing to each Lender (excluding any amounts received by the L/C Lender or the Swingline Lender to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder), as adjusted under this Section 12.16, will, as nearly as possible, reflect each Lender's Rateable Portion determined as at the date of the exercise of any such rights.

(b)

General Application. For greater certainty, the Lenders acknowledge and agree that, without limiting the generality of the provisions of Section 12.16(a), those provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set- off or otherwise) on account of any money owing or payable by a Borrower to it in excess of the amounts to which it would otherwise be entitled under Section 12.16(a).

(c)

Adjustments to Advances. Notwithstanding anything else herein contained, the Agent may, when determining amounts payable to or payable by or to be advanced by a Lender under the relevant Credit Facility in connection with Advances, which amounts are determined by or by reference to that Lender's Rateable Portion, make such adjustments to such amount as it deems appropriate in its sole discretion to account or adjust for any amounts advanced to the Borrower, if any, by way of Letter of Credit and Bankers' Acceptances.

(d)

Borrower Agreement. The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders under this Section 12.16(a) but shall incur no increased liabilities by reason thereof.

12.17

Agents May Debit Accounts.

The Borrower authorizes and directs the Agent in its discretion, to debit automatically, by mechanical, electronic or manual means, any bank account of a Borrower maintained with BMO (for so long as BMO is Agent) for all amounts payable by the Borrower under this Agreement or any other Document, including the repayment of principal and the payment of interest, fees and all charges for the keeping of that bank account. The Agent shall notify the Borrower as to the particulars of those debits in the normal course.

12.18

Field Examination Reports; Disclaimer by Lenders

By signing this Agreement, each Lender:

(a)

is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report (each a "Report" and collectively, "Reports") prepared by the Agent;

(b)	expressly agrees and acknowledges that the Agent (i) makes no representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c)

expressly agrees and acknowledges that the Reports are not comprehensive examinations, that the Agent or any other party performing any examination will inspect only specific information regarding the Obligors and will rely significantly upon the Obligors' books and records, as well as on representations of the Obligors' personnel;

(d)

agrees to keep all Reports confidential and strictly for its internal use, and not to distribute, except to its participants or as required by Applicable Law, or use any Report in any other manner; and

(e)

without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including counsel's costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19

Fonde de Pouvoir.

In addition to and without prejudice to Section 12.6 hereof, each Lender hereby irrevocably appoints and authorizes the Agent (and any successor acting as the Agent) to act as the person holding the power of attorney (in such capacity, the "Fondé de pouvoir") of each Lender as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, each hypothec granted by SunOpta Inc. as well as any other party that is or may in the future become a party hereto as a Borrower or Obligor and in respect of which a security is required to be taken under the Civil Code of Quebec (a "Hypothec"), and to exercise such powers and duties which are conferred upon the Fondé de pouvoir under each Hypothec. Moreover, each Lender hereby irrevocably appoints and authorizes the Agent (and any successor acting as the Agent) (in such capacity, the "Custodian") to act as agent and custodian for and on behalf of the Lenders to hold and to be the sole registered holder of any debenture or bond which may be issued under any Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other Applicable Law. In this respect, (i) records shall be kept indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture or bond and owing to each Lender, and (ii) each Lender will be entitled to the benefits of any collateral covered by any Hypothec and will participate in the proceeds of realization of any such collateral, the whole in accordance with the terms hereof.

Each of the Fondé de pouvoir and the Custodian shall (a) exercise, in accordance with the terms hereof, any rights and remedies given to the Fondé de pouvoir and the Custodian (as applicable) with respect to the collateral under any Hypothec, any debenture or bond or pledge thereof relating to any Hypothec, Applicable Laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any Hypothec, any debenture or bond or pledge thereof relating to any Hypothec, Applicable Laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Lender, for itself and on behalf of its Affiliates referred to above, shall be deemed to have consented to and confirmed: (i) the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified; and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Agent accepts the foregoing appointment as Fondé de pouvoir and Custodian and agrees to act in such capacities.

12.20

Other Provisions Concerning the Agent

The provisions of this Section 12 are in addition to the provisions contained in the Provisions regarding the Agent, including without limitation the provisions of Section 7 of the Provisions.

SECTION 13
MISCELLANEOUS

13.1

Amendments.

No amendment or waiver of any provision of this Agreement or consent to any departure by a party from any provision of this Agreement will be effective unless it is in writing and executed by the relevant Persons, and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given, provided however that notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

13.2

Notice.

Unless otherwise specified, any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing and may be delivered personally or sent by prepaid registered mail, e-mail, PDF or facsimile, to the address, e-mail address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, e-mail address, facsimile number or other Person's attention as the party may have specified by notice in writing given under this Section. Any notice or other communication shall be deemed to have been given (i) if delivered personally, when received; (ii) if mailed, subject to Section 13.3, on the fifth Business Day following the date of mailing; (iii) if sent by facsimile or e-mail, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and (iv) if sent by facsimile or e-mail on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received. All communication with any Obligor hereunder may be directed through SunOpta. For greater certainty, any notice or other document or instrument which is required to be given or delivered to any Obligor hereunder shall be deemed (unless notice to such Obligor is required by Applicable Law) to have been given to and received by such Obligor if given to SunOpta.

13.3

Disruption of Postal Service.

If a notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the notice cannot reasonably be expected to be delivered within five Business Days after the mailing, the notice will be deemed to have been given when it is actually received.

13.4

Environmental Indemnity.

Each Obligor shall, and does hereby, indemnify and hold each Indemnified Person harmless from and against any and all Claims and Losses incurred or suffered by, or asserted against, the Indemnified Person, with respect to or as a direct or indirect result of, (a) the presence on or under, or any Release or likely Release of any Hazardous Substance from any of the Collateral comprising real property or any other real properties owned or used by any of the Obligors or any Subsidiary or any of their successors and assigns; or (b) the breach of any Applicable Laws by any mortgagor, owner, lessee or occupant of such properties.

13.5

Further Assurances.

The Obligors shall from time to time promptly, upon the request of the Agent, take or cause to take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and the Documents.

13.6

Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert all or any part of the liabilities or any other amount due to a Lender or the Agent in respect of any of the Borrowers' obligations under this Agreement in any currency (the "Original Currency") into another currency (the "Other Currency"), each Borrower, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender or the Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied. The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Other Currency the Lender may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the Borrower.

13.7

Waivers.

No failure to exercise, and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

13.8

Reimbursement of Expenses.

The Obligors jointly and severally agree to: (a) pay or reimburse the Agent on demand, for all of its reasonable out-of-pocket costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement and the other Documents including any subsequent amendments, waivers or modifications of this Agreement or any other Document (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees and disbursements of counsel to the Agent; and (b) pay or reimburse, on demand after the occurrence of an Event of Default which is continuing, the Agent and each Lender for all of its costs and expenses (including legal fees) incurred in connection with the determination, preservation and enforcement of any responsibilities, rights and remedies under this Agreement and the other Documents, including the reasonable fees and disbursements of counsel to the Agent and of counsel to each Lender, if applicable, including all out-of-pocket expenses incurred during any work out, restructuring or negotiations in respect of the Credit Facilities. For greater certainty, the Obligors shall not, despite any other provision of this Agreement or any other Document, until the occurrence of an Event of Default which then continues, be required to reimburse a Lender (which for greater certainty does not include the Agent in its capacity as agent) for any out-of-pocket legal expenses incurred by such Lender. The obligations of the Obligors under this Section 13.8 shall survive the repayment of all Obligations and the termination of the Credit Facility.

13.9

Submission to Jurisdiction.

Each Borrower and Obligor irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to such Borrower at its address provided in accordance with Section 13.2.

13.10

Waiver of Trial by Jury.

The Borrowers and the Obligors hereby knowingly voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any other Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Agent, any Lender or any of the Borrowers or Obligors. The Borrowers and the Obligors acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other Document to which it is a party) and that this provision is a material inducement for the Lenders entering into this Agreement and each other Document.

13.11

Counterparts.

This Agreement and the Documents may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. This Agreement and the Documents may be executed and delivered by facsimile transmission or PDF and each of the parties hereto may rely on such facsimile signature or PDF as though that facsimile signature or PDF were an original hand-written signature.

13.12

Excluded Subsidiaries.

The parties hereto acknowledge and agree that each Excluded Subsidiary is not an Obligor for purposes of this Agreement or any of the Documents. For greater certainty and without limiting the generality of the foregoing, each Excluded Subsidiary and its assets shall not at any time be considered part of the Consolidated Borrower.

13.13

Acknowledgement.

Each Obligor hereby acknowledges, confirms and agrees that all Documents (including without limitation Security Documents) previously, now or hereafter delivered by such Obligor in favour of the Agent or any Lender, as applicable, remains in full force and effect in accordance with its terms, unless any such Document has been otherwise amended by written agreement. For greater certainty, each Obligor that has previously executed and delivered a Security Document hereby acknowledges and confirms that each such Security Document secures the obligations of such Obligor under and in connection with this Agreement and all other relevant Documents.

13.14

Canadian Bankers' Association Model Credit Agreement Provisions.

The model credit agreement provisions set forth in Schedule X (as amended herein) form part of this Agreement and are incorporated herein by reference subject to the variations set out on the first three (3) pages of Schedule X. For greater certainty, the amount referred to in Section 10.2(f) of the Provisions is Cdn.$3,500.00. To the extent that there is any inconsistency between a provision of this Agreement (other than the Provisions) and a provision of the Provisions, the provision of this Agreement (other than the Provisions) shall govern.

13.15

Exercise of Discretion

The Agent and the Lenders acknowledge and agree that, with respect to the exercise of any discretion provided to any one or more of them in this Agreement and the Documents, the Agent and each applicable Lender will at the relevant time exercise any such discretion afforded to it or them, as applicable, in a reasonable manner in the relevant circumstances.

13.16

Original Agreement

This Agreement replaces and supersedes the Original Agreement and no party hereto shall have any further right or liability under the Original Agreement.

[SIGNATURE PAGES FOLLOW]

The parties have executed this Agreement as of the day and year first written above.

SUNOPTA INC.	By: /s/ Paul Van Weelie
2838 Bovaird Drive West	Name: Paul Van Weelie
Brampton, Ontario L7A 0H2	Title: Vice President and Treasurer
Attention: Chief Financial Officer
Fax: (905) 455-2529

SUNOPTA LP	By: /s/ Eric Davis
By: 1510146 Ontario Inc., its General	Name: Eric Davis
Partner	Title: Vice President

SUNOPTA FOOD GROUP LLC	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

MARATHON NATURAL FOODS LTD.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

1510146 ONTARIO INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

3060385 NOVA SCOTIA COMPANY	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

DRIVE ORGANICS CORPORATION	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNRICH LLC	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA FRUIT GROUP INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA ASEPTIC, INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA LLC	By: /s/ Paul Van Weelie
Name: Paul Van Weelie
Title: Vice President and Treasurer

SUNOPTA GLOBAL ORGANIC	By: /s/ Eric Davis
INGREDIENTS INC.	Name: Eric Davis
Title: Vice President

SUNOPTA INGREDIENTS, INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA HOLDINGS INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA FINANCING INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA FINANCING 2007 INC.	By: /s/ Eric Davis
Name: Eric Davis
Title: Vice President

SUNOPTA DE MEXICO, S. DE R.L. DE	By: /s/ Paul Van Weelie
C.V.	Name: Paul Van Weelie
Title: Vice President and Treasurer

By:________________________________
Name:
Title:

SERVICIOS SUNOPTA, S. DE R.L. DE	By: /s/ Paul Van Weelie
C.V.	Name: Paul Van Weelie
Title: Vice President and Treasurer

By: ________________________________
Name:
Title:

BANK OF MONTREAL	By: /s/ James Di Giacomo
in its capacity as Agent	Name: James Di Giacomo
c/o Agent Bank Services	Title: Director, Syndications
234 Simcoe Street
Toronto, Ontario	By: ________________________________
M5T 1T4	Name:
(as Agent for the Lenders to	Title:
SunOpta)

Attention: Manager, Agent Bank
Services
Fax: (416) 598-6218

BANK OF MONTREAL	By: /s/ Gary Karges
in its capacity as Lender	Name: Gary Karges
Asset Based Lending	Title: Director
100 King Street West
11th Floor	By: /s/ Gary B. Still
Toronto, Ontario	Name: Gary B. Still
M5X 1A1	Title: Senior Manager

Attention: Director
Fax: (416) 643-4249

BANK OF MONTREAL	By: /s/ Larry Allan Swiniarski
(Chicago Branch)	Name: Larry Allan Swiniarski
in its capacity as Lender	Title: Vice President
12th Floor, West	Bank of Montreal, Chicago Branch
115 South Lasalle Street
Chicago, Illinois	By: ________________________________
60603	Name:
Title:

Attention: Account Manager
Fax: 312-750-6057

EXPORT DEVELOPMENT	By: /s/ Andrew Baechler
CANADA	Name: Andrew Baechler
in its capacity as Lender	Title: Financing Manager
151 O'Connor Street
Ottawa, Ontario	By: /s/ Trevor Kuhn
K1A 1K3	Name: Trevor Kuhn
Title: Financing Manager
Attention: Loans Services
Fax: 613-598-2514

SUN LIFE ASSURANCE	By: /s/ Steve Theofanis
COMPANY OF CANADA	Name: Steve Theofanis
in its capacity as Lender	Title: Managing Director
Private Fixed Income
150 King Street West
Private Fixed Income, 3rd Floor	By: /s/ Keith Cressman
Toronto, Ontario	Name: Keith Cressman
M5V 3C5	Title: Managing Director
Private Fixed Income
Attention: Steve Theofanis
Managing Director, Private Fixed Income
Fax: 416-595-0131

THE MANUFACTURERS LIFE	By: /s/ Laurie Harding
INSURANCE COMPANY	Name: Laurie Harding
in its capacity as Lender	Title: VP, CDN Private Placements
Canadian Private Placements
200 Bloor Street East, NT-4	By: ________________________________
Toronto, Ontario	Name:
M4W 1E5	Title:

Attention: Laurie Harding
Fax: 416-852-6333

JOHN HANCOCK LIFE	By: /s/ Todd E. Southerland
INSURANCE COMPANY	Name: Todd E. Southerland
in its capacity as Lender	Title: Director
Bond & Corporate Finance Group
3340 Peachtree Road NE, Suite 1800	By: ________________________________
Atlanta, Georgia	Name:
30326	Title:

Attention: Todd E. Southerland
Fax: 404-812-5384

JOHN HANCOCK LIFE	By: /s/ Todd E. Southerland
INSURANCE COMPANY	Name: Todd E. Southerland
(U.S.A.)	Title: Authorized Signatory
in its capacity as Lender
Bond & Corporate Finance Group	By: ________________________________
3340 Peachtree Road NE, Suite 1800	Name:
Atlanta, Georgia	Title:
30326

Attention: Todd E. Southerland
Fax: 404-812-5384

RABOBANK NEDERLAND	By: /s/ Raj Joshi
CANADIAN BRANCH	Name: Raj Joshi
in its capacity as Lender	Title: Vice President
95 Wellington Street West
Suite 1830, P.O. Box 38	By: /s/ Rommel J. Domingo
Toronto, Ontario	Name: Rommel J. Domingo
M5J 2N7	Title: Executive Director

Attention: Vice President
Fax: 416-941-9750

COOPERATIEVE CENTRALE	By: /s/ Brett Delfino______________________
RAIFFEISEN-	Name: Brett Delfino
BOERENLEENBANK B.A.,	Title: Executive Director
"RABOBANK NEDERLAND",
NEW YORK BANCH	By: /s/ Ian Reece
in its capacity as Lender	Name: Ian Reece
c/o	Title: Managing Director
95 Wellington Street West
Suite 1830, P.O. Box 38
Toronto, Ontario
M5J 2N7

Attention: Vice-President
Fax: 416-941-9750